     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1999


                                                      REGISTRATION NO. 333-74945
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  E-LOAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             6162                            77-0460084
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          5875 ARNOLD ROAD, SUITE 100
                                DUBLIN, CA 94568
                                 (925) 241-2400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                     CHRIS LARSEN, CHIEF EXECUTIVE OFFICER
                          JANINA PAWLOWSKI, PRESIDENT
                                  E-LOAN, INC.
                          5875 ARNOLD ROAD, SUITE 100
                                DUBLIN, CA 94568
                                 (925) 241-2400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

               MARIO M. ROSATI, ESQ.                            DONALD M. KELLER, JR., ESQ.
               ISSAC J. VAUGHN, ESQ.                               JON E. GAVENMAN, ESQ.
      WILSON SONSINI GOODRICH & ROSATI, P.C.                         VENTURE LAW GROUP
                650 PAGE MILL ROAD                              A PROFESSIONAL CORPORATION
                PALO ALTO, CA 94304                                 2800 SAND HILL ROAD
                  (650) 493-9300                                   MENLO PARK, CA 94025
                                                                      (650) 854-4488

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION. DATED JUNE 22, 1999.


                                3,500,000 Shares

                                  E-LOAN, INC.

                                  Common Stock
E-Loan Logo
                             ----------------------

     This is an initial public offering of shares of common stock of E-LOAN, Inc. Of the 3,500,000 shares of common stock being offered, 3,495,000 shares are being sold by E-LOAN and 5,000 shares are being sold by a selling stockholder, the E-LOAN Foundation, a charitable foundation established by E-LOAN and administered by the Community Foundation Silicon Valley. See "Principal and Selling Stockholders". E-LOAN will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

     Immediately following and conditioned upon the closing of the initial public offering, E-LOAN will sell to Forum Holdings, Inc. in a private placement additional shares of common stock valued at $12,500,000 based on the initial public offering price less the underwriting discount.

     At the request of E-LOAN, the underwriters have reserved, at the initial public offering price, up to 300,000 shares of common stock for sale to individuals designated by E-LOAN who have expressed an interest in purchasing shares in the offering.

     Prior to the offering, there has been no market for the common stock. It is currently estimated that the initial public offering price per share will be between $9.00 and $11.00 per share. The shares of common stock have been approved for quotation on the Nasdaq National Market under the symbol "EELN", subject to official notice of issuance.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                Per
                                                               Share      Total
                                                              --------   --------
Initial public offering price...............................  $          $
Underwriting discount.......................................  $          $
Proceeds, before expenses, to E-LOAN........................  $          $
Proceeds to selling stockholder.............................  $          $

     The underwriters may, under the terms of the underwriting agreement, purchase up to an additional 525,000 shares from E-LOAN at the initial public offering price less the underwriting discount.

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.
                             ----------------------

GOLDMAN, SACHS & CO.
                           DONALDSON, LUFKIN & JENRETTE

                                                    HAMBRECHT & QUIST


E*TRADE SECURITIES, INC.                                          DLJDIRECT INC.

                             ----------------------
                  Prospectus dated                     , 1999.

                             DESCRIPTION OF ARTWORK

     [Picture of three screen shots of E-LOAN's Internet home page and interior pages with the heading, "Changing the Mortgage Process."]

     Text at the bottom of the page:

     Traditionally, getting a mortgage has been a frustrating experience for many consumers. Now, E-LOAN envisions a better way. Founded by two mortgage brokers, E-LOAN uses the Internet to provide access to thousands of loan products and detailed comparisons, and to allow customers the convenience of applying for and tracking their loans online. And, E-LOAN eliminates the loan agent's commission to save customers money. E-LOAN believes that its technology and customer service add up to a better way to get a loan. [E-LOAN LOGO]

     E-LOAN is a registered trademark of E-LOAN. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     The gatefold includes a graphic illustrating the typical customer's path through the E-LOAN loan process, from the initial search for interest rates through analyzing and comparing loans, applying for a loan online, tracking the loan online, closing the loan, and monitoring the loan to determine the optimum time for refinancing. The graphic is overlaid on a screenshot of E-LOAN's home page.

     Heading for the graphic: [E-LOAN logo] Changing the mortgage process.

     Text: E-LOAN's vision is to offer customers the best loans at the lowest cost -- and to help them manage their mortgage as they do their investments. As the largest part of most consumers' balance sheets, the home mortgage can be leveraged to lower the overall cost of capital in an individual's portfolio. E-LOAN's online tools allow customers to compare different types of loans, forecast their performance in various interest rate scenarios, and create personalized financial profiles that all combine to help them choose the right loan. After the loan is closed, they can continue to track the market and receive automatic notification of savings opportunities through refinancing.

     [The graphical representation begins with a screenshot of E-LOAN's home page pointing to a screenshot of the Rate Watch function. Each specific function in the loan process is represented by a screen shot, with captions describing the functions, which flow around a counterclockwise circle representing the entire consumer loan process through E-LOAN. The functions and associated descriptions, aligned next to the screen shots around the circle, are as follows]:

     Rate Watch: Customers can set up a customized account and be automatically notified when the product they want is available. [Rate Watch then points to the next screenshot representing Search for Rates, which marks the customer's entry point into the circular loan process]:

     Search for Rates: Our rate search delivers the most competitive products from over 50,000 in our database, in seconds. Or, we can recommend a loan based on a customer's financial profile. [Search for rates then points to a set of screen shots moving counterclockwise around the loan process circle]:

     Search Results- Review Costs-Compare Loans: Our web site offers access to over 70 lenders through brokerage sourcing and direct loan sourcing from capital markets. Detailed analyses show which loan is right for an individual's situation [round the circle to Apply for Loan screenshot]:

     Apply for Loan: Customers complete our easy application entirely online [around the circle to Lock Through E-Track screenshot]:

     Lock Through E-Track: Through an E-Track account, customers can review all of their costs prior to closing [around the circle to Close Loan. In the interior of the circle, connecting the Apply for Loan and Closed Loan screen shots, is a curved line representing E-LOAN's internal processes. These are bulleted and labeled in order: Automated Underwriting, Decision Within 24 Hours, Document Collection/Verification, Appraisal, Funding.]

     [Also in the interior of the circle is a screen shot representing the E-Track function and a photograph captioned, Julie O., Loan Consultant. The caption text for this combined graphic reads as follows]: With a personal loan consultant and a password protected E-Track account, customers can get up-to-date status on their loan applications anytime.

     [The Close Loan screenshot leads around the circle to a Monitor Mortgage screenshot, which leads to the final screenshot in the circle, Refinance. The caption for Refinance is as follows]:

     To help manage a customer's mortgage, E-LOAN automatically notifies them of opportunities to save money on refinancing. [The circle forms into an arrow leading from the Refinance screenshot into the Search for Rates screenshot, indicating that when it is time to refinance, the customer begins a new rate search and starts around the circle again].

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding E-LOAN and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus. Except as described in the financial statements or as otherwise specified in this prospectus, all information in this prospectus: (1) assumes no exercise of the underwriters' over-allotment option; (2) reflects a three-for-one split of the outstanding shares of common stock completed in May 1999; (3) reflects the conversion of all of our outstanding preferred stock into common stock upon the effectiveness of the registration statement related to this offering; and (4) reflects the issuance of 1,250,000 shares of common stock in a private placement to close at the same time as this offering at an assumed public offering price of $10.00. See "Description of Capital Stock" and "Underwriting".

                                  E-LOAN, INC.

     E-LOAN is a leading online provider of mortgages, offering consumers the ability to obtain the most suitable mortgages from a wide array of lenders at substantial savings. E-LOAN's easy-to-use website enables borrowers to search through over 50,000 products provided by over 70 lending sources to find the most competitively priced loans that match the borrowers' criteria. Borrowers can analyze and compare loans online as well as receive unbiased loan recommendations based on their personal criteria and financial characteristics. E-LOAN offers origination cost savings of over 50% compared to obtaining a mortgage through traditional mortgage brokers or single source lenders. E-LOAN achieves these savings primarily by eliminating the commissioned loan agent, who typically charges an origination fee of 1.25% to 1.5% of the loan amount. By contrast, E-LOAN's origination fee is 0.625% of the loan amount. E-LOAN provides complete transaction fulfillment and a high level of service through customer service representatives assigned to each borrower and the proprietary E-Track loan monitoring service. E-LOAN is the exclusive mortgage provider for loan centers that E-LOAN has established with leading websites including Yahoo!, E*Trade, DLJdirect,Telebank and CBS MarketWatch. In 1998 and the first quarter of 1999, E-LOAN was the leader in the online mortgage market with approximately $1 billion and $490 million in closed loans originated, respectively, including E-LOAN's estimate of closed loan volume from referrals. During these periods, E-LOAN incurred losses of $11.2 million and $11.4 million, respectively.

                         THE E-LOAN MARKET OPPORTUNITY

     E-LOAN believes that the traditional mortgage origination process is highly inefficient, which is the result of a fragmented, broker-dominated industry, paper-intensive processes and a baffling array of mortgage products. This inefficient process has made obtaining a mortgage a time-consuming, expensive, inconvenient and unpleasant experience for many consumers. E-LOAN believes an Internet-based distribution model reduces or eliminates many of these shortcomings and provides a significant opportunity for an open, centralized and easy-to-use service with a compelling consumer value proposition. Forrester Research projects the market for online mortgage originations will grow from $18.7 billion in 1999 to over $91.2 billion in 2003, representing an increase in online penetration of the existing market from 1.5% in 1999 to 9.6% in 2003.

     E-LOAN's website enables customers to efficiently search, analyze and compare mortgage products offered by multiple lenders and apply for, qualify for and obtain the mortgage that is most compatible with their individual financial characteristics and borrowing requirements. By offering a large selection of products from leading lenders, eliminating agent commissions and passing those savings on to customers, and providing personalized customer service, E-LOAN provides customers a more streamlined and efficient way to get a home loan. E-LOAN plans to execute on its strategy of becoming the leading Internet-based provider of mortgages and debt management services for customers by continuing to build brand awareness, using technology to bring borrowers and capital markets closer together and helping customers monitor and manage their debt.

                               E-LOAN FOUNDATION

     In May 1999, E-LOAN established the E-LOAN Foundation, a charitable fund which is administered by the Community Foundation Silicon Valley. The Community Foundation Silicon Valley is a third party organization not affiliated with E-LOAN and no officers or directors of E-LOAN will be involved in the administration of the E-LOAN Foundation. To capitalize the E-LOAN Foundation, E-LOAN donated 75,000 shares of common stock to the Community Foundation Silicon Valley on behalf of the E-LOAN Foundation. All decisions with respect to the voting of these shares shall be made by the Community Foundation Silicon Valley. The estimated value of the shares at the time they were donated to the E-LOAN Foundation was $900,000. E-LOAN has made no other charitable donations. The E-LOAN Foundation is selling 5,000 shares of common stock in this offering. Through the Community Foundation Silicon Valley, the E-LOAN Foundation will make grants to charitable organizations.

                             CORPORATE INFORMATION

     We were incorporated in California in August 1996 and we reincorporated in Delaware in March 1999. Our principal executive offices are located at 5875 Arnold Road, Suite 100, Dublin, California 94568 and our phone number is (925) 241-2400. Our Internet address is www.eloan.com. The information on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by E-LOAN..........  3,495,000 shares
Common stock offered by the selling
  stockholder on behalf of the E-LOAN
  Foundation............................  5,000 shares
Common stock offered in a private
  placement to be closed at the same
  time as this offering.................  1,250,000 shares
Common stock to be outstanding after
  this offering.........................  38,482,403 shares
Use of proceeds.........................  Working capital and general corporate purposes, including capital expenditures. See "Use of
                                          Proceeds".
Proposed Nasdaq National Market
  symbol................................  "EELN"

     In addition to the 38,482,403 shares of common stock to be outstanding after the offering, as of the date of this prospectus, E-LOAN has authorized the issuance of 11,384,994 additional shares of common stock under its 1997 Stock Option Plan and 1999 Employee Stock Purchase Plan.

RECENT SALES OF SECURITIES

     Pursuant to a private transaction with 25 of our stockholders on March 23, 1999, Softbank America Inc. purchased an aggregate of 972,732 shares of common and preferred stock at a per share price of $16.00.

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         YEAR ENDED
                                        DECEMBER 31,                            THREE MONTHS ENDED (UNAUDITED)
                                  -------------------------   -------------------------------------------------------------------
                                                               MAR. 31,      JUNE 30,      SEPT. 30,     DEC. 31,      MAR. 31,
                                     1997          1998          1998          1998          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Revenues........................  $     1,043   $     6,832   $       527   $     1,233   $     2,051   $     3,021   $     4,802
Operating expenses(1):
  Operations....................        1,319         7,626           779         1,077         2,127         3,643         4,104
  Sales and marketing...........          470         5,642           513           874         2,174         2,081         3,657
  Technology....................          102         1,248           163           371           284           430           481
  General and
    administrative..............          524         2,410           379           436           711           884         1,423
  Amortization of unearned
    compensation................           --         1,251            44           211           296           700         6,554
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total operating expenses....        2,415        18,177         1,878         2,969         5,592         7,738        16,219
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss from operations............       (1,372)      (11,345)       (1,351)       (1,736)       (3,541)       (4,717)      (11,417)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Other income, net...............           (2)          173            20            29            26            98            36
Net loss........................  $    (1,374)  $   (11,172)  $    (1,331)  $    (1,707)  $    (3,515)  $    (4,619)  $   (11,381)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net loss per share(2):
  Basic and diluted.............  $     (0.12)  $     (0.98)  $     (0.12)  $     (0.15)  $     (0.30)  $     (0.41)  $     (0.94)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Weighted average number of
  shares outstanding -- basic
  and diluted...................   12,262,032    12,400,284    12,323,258    12,367,871    12,421,801    12,485,599    12,598,378
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Pro forma net loss per
  share(3)......................                $     (0.41)  $     (0.06)  $     (0.07)  $     (0.12)  $     (0.14)  $     (0.36)
Pro forma weighted average
  number of shares
  outstanding(3)................                 27,153,122    22,743,817    23,314,274    29,035,490    33,021,508    33,100,579



        OPERATING DATA:
Closed loan volume (dollars)
  E-LOAN closed..............................   $   835,318   $   104,943   $   172,108   $   219,232   $   339,035   $   469,817
  Referral closed(4).........................       146,880           135        37,530        56,565        52,650        19,710
                                                -----------   -----------   -----------   -----------   -----------   -----------
  Total......................................   $   982,198   $   105,078   $   209,638   $   275,797   $   391,685   $   489,527
                                                ===========   ===========   ===========   ===========   ===========   ===========
Closed loan volume (loans)
  E-LOAN closed..............................         3,865           447           779         1,004         1,635         2,371
  Referral closed(4).........................         1,086             1           278           418           389           146
                                                -----------   -----------   -----------   -----------   -----------   -----------
  Total......................................         4,951           448         1,057         1,422         2,024         2,517
                                                ===========   ===========   ===========   ===========   ===========   ===========


     The following table provides a summary of our balance sheet as of March 31, 1999. The pro forma column gives effect to the conversion of all outstanding shares of preferred stock into 20,493,921 shares of common stock and the exercise and conversion of a warrant for 53,996 shares of Series D preferred stock into 161,988 shares of common stock upon the closing of this offering. The as-adjusted column reflects the issuance of 75,000 shares of common stock to the selling stockholder, the issuance of 1,250,000 shares of common stock in a private placement to be closed at the same time as this offering, and the sale of 3,495,000 shares of common stock in this offering by E-LOAN at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses payable by E-LOAN. See "Use of Proceeds" and "Capitalization".

                                                                        MARCH 31, 1999 (UNAUDITED)
                                                                ------------------------------------------
                                                                                              PRO FORMA
                                                                 ACTUAL      PRO FORMA       AS ADJUSTED
                                                                --------    ------------    --------------
BALANCE SHEET DATA:
Mortgage loans held-for-sale (pledged)......................    $ 63,729      $63,729          $ 63,729
Cash and cash equivalents...................................       3,565        4,065            46,974
Total assets................................................      72,962       73,462           116,191
Warehouse lines payable.....................................      60,256       60,256            60,256
Long term obligations.......................................       1,301        1,301             1,301
Mandatorily redeemable preferred stock......................      22,760           --                --
Total stockholders' equity (deficit)........................     (16,505)       6,755            49,484

---------------

(1) For an alternative presentation of operating expenses, see Note 14 of Notes to Financial Statements.



(2) Net loss per share includes the accretion for the Series C and Series D mandatorily redeemable convertible preferred stock.



(3) Pro forma net loss per share has been computed by dividing net loss by the pro forma weighted average number of shares outstanding. The pro forma weighted average number of shares outstanding includes the pro forma effects of the automatic conversion on a weighted average basis of E-LOAN's preferred stock, and the exercise and conversion of a warrant for 53,996 shares of Series D preferred stock into 161,988 shares of common stock as if the conversion occurred on January 1, 1998 or at the date of issuance, if later.



(4) Computed based on E-LOAN's estimate of the percentage of referred loans closed.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

WE HAVE A HISTORY OF LOSSES, WE EXPECT LOSSES TO CONTINUE AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $11.2 million for the year ended December 31, 1998. As of March 31, 1999, our accumulated deficit was $24.0 million. Given that we expect to continue to incur significant sales and marketing expenses, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we may not achieve sufficient revenues for profitability. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE HAVE A LIMITED OPERATING HISTORY AND CONSEQUENTLY FACE SIGNIFICANT RISKS AND UNCERTAINTIES

     We were incorporated in August 1996 and initiated our online mortgage operations in June 1997. As a result of our limited operating history and our recent growth, it will be necessary to implement new and expanded operational, financial and administrative systems and control procedures to enable us to expand, train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing, and operations departments. In the past, we have experienced difficulties summarizing and preparing accurate financial information on a timely basis. If we experience these difficulties in the future, we may be unable to produce accurate and timely financial statements, which could limit our ability to conduct loan origination and sale operations and adversely affect the liquidity and price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

OUR QUARTERLY FINANCIAL RESULTS ARE VULNERABLE TO SIGNIFICANT FLUCTUATIONS AND SEASONALITY BECAUSE OF MANY FACTORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

     Due to rising interest rates and other factors, we expect our revenues in the quarter ended June 30, 1999 to be flat or below the prior quarter's revenue. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results. As a result, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

INTEREST RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR BUSINESS

     A high percentage of our customers use our services to refinance existing mortgages and are motivated to do so primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates significantly increase, consumers' incentive to refinance will be greatly reduced and the number of loans that we originate could significantly decline. For example, we believe our loan volume will decline in the quarter ended June 30, 1999 below the prior quarter's volume, partly based on a recent increase in interest rates. Our failure to successfully reduce this dependence on refinancings and increase the volume of our business derived from home purchases could have an adverse effect on our business.

     Our ability to engage in profitable secondary sales of loans may also be adversely affected by increases in interest rates. The mortgage loan purchase commitments we obtain are contingent upon our delivery of the relevant loans to the purchasers within specified periods. To the extent that we are unable to deliver the loans within the specified periods and interest rates increase, we may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining our warehouse and repurchase lines of credit which we depend on to fund the loans we originate. We currently do not use derivative financial instruments to hedge these risks and are therefore exposed to losses caused by fluctuations in interest rates.

     A sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through E-LOAN to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations.

UNCERTAINTY WITH RESPECT TO THE TIME IT TAKES TO CLOSE LOANS CAN LEAD TO UNPREDICTABLE REVENUE AND PROFITABILITY

     The time between the date an application is received from a customer on our website and the date the loan closes has typically been lengthy and unpredictable. For instance, in April 1999 approximately 9.5% of our loans were funded after the loan commitment period had expired. The loan application and approval process is often delayed due to factors over which we have little or no control, including the timing of the customer's decision to commit to an available interest rate, the close of escrow date for purchase loans, the timeliness of appraisals and the adequacy of the customer's own disclosure documentation. This uncertain timetable can have a direct impact on our revenue and profitability for any given period. We may expend substantial funds and management resources supporting the loan completion process and never generate revenue from closed loans. Therefore, our results of operations for a particular period may be adversely affected if the loans applied for during that period do not close in a timely manner or at all. For example, we have experienced a significant increase in purchase loan applications during the current quarter ending June 30, 1999. Purchase loan applications generally take longer to close than refinancing applications as they are tied to the close of escrow date. We expect our loan volumes will decline in the quarter ended June 30, 1999 below the prior quarter's volume, partly based on the extended time it takes to close a purchase loan.

WE HAVE ONLY OPERATED DURING PERIODS OF GROWTH IN THE HOME MORTGAGE MARKET AND CONSEQUENTLY FACE SIGNIFICANT RISKS AND UNCERTAINTIES

     All of our operations have occurred during a period in which the home mortgage market has experienced rapid growth. Since we began our online mortgage operations, we have never operated during a downturn in the mortgage business and we cannot assure you that we will be able to operate successfully if a downturn occurs. We have generated limited revenues and have never operated profitably.

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

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS, AND IF WE ARE UNABLE TO MANAGE THIS GROWTH, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     We have experienced periods of significant growth, which have placed a strain on our resources and will continue to do so in the future. If we do not manage this growth effectively, it could adversely affect our business. We may not be successful in managing or expanding our operations or maintaining adequate management, financial and operating systems and controls. Our headcount has grown substantially. At December 31, 1997, we had a total of 40 full-time employees and at March 31, 1999, we had a total of 237 full-time employees.

     Several members of our senior management joined us within the last eight months, including Frank Siskowski, Chief Financial Officer; Harold "Pete" Bonnikson, Senior Vice President of Operations; and Joseph Kennedy, Senior Vice President of Marketing and Business Development. These individuals have not previously worked together and they may not work together effectively.

IF ONLINE MORTGAGES AND OUR SERVICE OFFERINGS DO NOT ACHIEVE WIDESPREAD CONSUMER ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our success will depend in large part on widespread consumer acceptance of purchasing mortgages online. The development of an online market for mortgage loans has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. Our future growth, if any, will depend on the following critical factors:

     - the growth of the Internet as a commerce medium generally, and as a market for consumer financial products and services specifically;

     - our ability to successfully and cost-effectively market our services to a sufficiently large number of customers; and

     - our ability to overcome a perception among many real estate market participants that obtaining mortgages online is risky for consumers.

     There can be no assurance that the market for our services will develop, that our services will be adopted or that consumers will significantly increase their use of the Internet for obtaining mortgage loans. If the online market for mortgage loans fails to develop, or develops more slowly than expected, or if our services do not achieve widespread market acceptance, our business, results of operations and financial condition would be adversely affected.

BECAUSE A HIGH CONCENTRATION OF OUR BUSINESS IS IN CALIFORNIA, WE ARE PARTICULARLY VULNERABLE TO ECONOMIC AND OTHER FACTORS AFFECTING CALIFORNIA

     Approximately 84% and 69% of the loans we closed in the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively, were from borrowers located in California. No other state generated more than 10% of our closed loans during these periods. We are more likely to originate a significant amount of our loans in California for the foreseeable future because we are located there, we have advertised more heavily in California than in other states to date, and we believe that California consumers are more likely to be comfortable with using the Internet to purchase mortgages. There have been times in the past, most recently in 1991 - 1992, when the California economy has suffered a recession disproportionate with the rest of the country. Should a similar recession happen again in California, our business would be adversely affected.

     In addition, California historically has been vulnerable to natural disasters, including earthquakes and mudslides, which are not typically covered by standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay mortgage loans we originate and any sustained period of increased delinquencies or defaults could adversely affect the pricing of our future secondary loan sales and our overall

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

ability to sell loans. The occurrence of natural disasters in California could have an adverse effect on our business, results of operations and financial condition.

THE LOSS OF ONE OR MORE OF OUR SIGNIFICANT DISTRIBUTION PARTNERS WOULD ADVERSELY AFFECT OUR BUSINESS

     We rely on Internet distribution partners to direct a significant number of our prospective customers to our website. If we lose any of our significant distribution partners, we will likely fail to meet our growth objectives, both in terms of additional borrowers and increased brand awareness. We consider our distribution partnerships with Yahoo!, E*Trade and DLJdirect to be the most critical to our success. During the year ended December 1998, approximately 13% of our closed loans were derived from a website that we operate with Yahoo!, and during the first quarter of 1999, approximately 14%, 2% and 1% of our closed loans were derived from the websites we operate with Yahoo!, E*Trade and DLJdirect, respectively. In the aggregate, approximately 18% and 22% of our closed loans were derived from the websites of our distribution partners in 1998 and the first quarter of 1999. Our agreements with our distribution partners are typically short-term, from one to three years in length, and can be terminated for any reason upon 30 to 60 days prior written notice. We cannot assure you that any or all of these agreements will not be terminated or will be renewed or extended past their current expiration dates. If any of these agreements were to be terminated or were to lapse without extension, we could lose a considerable number of loan applications and our business would be adversely affected.

THE TERMINATION OF ONE OR MORE OF OUR FUNDING PARTNERSHIPS WOULD ADVERSELY AFFECT OUR BUSINESS

     We depend on GE Capital Mortgage Services, Inc. and Bank United to finance our internal loan funding activities through the warehouse credit facilities provided by each of these lenders. We also depend on Greenwich Capital Financial Products, Inc. to finance portions of our mortgage loan inventory pending ultimate sale to mortgage loan purchasers. If either of our warehouse credit facilities becomes unavailable or our relationship with Greenwich Capital is terminated, our business would be adversely affected. Under our agreements with each of these partners, we make extensive representations, warranties and various operating and financial covenants. A material breach of these representations, warranties or covenants could result in the termination of our agreements and an obligation to repay all amounts outstanding at the time of termination. In the past, we have had to obtain waivers from Greenwich Capital and GE Capital as a result of our failure to comply with covenants regarding the issuance of capital stock, excess asset purchases and the breach of financial ratios.

     Our agreement with Greenwich Capital expires in April 2000, our agreement with GE Capital expires in April 2000 and our agreement with Bank United expires in February 2000. Our agreement with GE Capital can be terminated at any time on 120 days prior written notice. We are continually seeking to obtain additional warehouse lending resources, but we may not be successful in this regard.

WE DEPEND ON THE TIMELY AND COMPETENT SERVICES OF VARIOUS COMPANIES INVOLVED IN THE MORTGAGE PROCESS; IF THESE COMPANIES FAIL TO TIMELY AND COMPETENTLY DELIVER THESE SERVICES, OUR BUSINESS AND REPUTATION WILL BE DIRECTLY AND ADVERSELY AFFECTED

     We rely on other companies to perform services related to the loan underwriting process, including appraisals, credit reporting and title searches. Any interruptions or delays in the provision of these services may cause delays in the processing and closing of loans for our customers. If we are unsuccessful in managing the timely delivery of these services we will likely experience increased customer dissatisfaction and our business could be adversely affected.

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

WE DEPEND ON OUR AGREEMENTS WITH THIRD PARTIES TO FUND MORTGAGE LOANS OR FULFILL LOAN TRANSACTION PROCESSING IN 16 STATES; IF THESE AGREEMENTS ARE TERMINATED, OUR BUSINESS COULD BE ADVERSELY AFFECTED

     E-LOAN licenses its mortgage loan origination systems and proprietary marks to NetB@nk to enable NetB@nk to fund mortgage loans under the E-LOAN brand in eleven states, and has agreements with PHH Mortgage Services Corporation and Prism Mortgage Company relating to the fulfillment of all aspects of loan transaction processing following origination in five states. Each of these agreements may be terminated by either party upon 30 days prior written notice. The termination of any or all of these agreements could have a material adverse effect on our business.

THE LOSS OF OUR RELATIONSHIP WITH FANNIE MAE OR ANY OTHER SIGNIFICANT PROVIDER OF AUTOMATED UNDERWRITING WOULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     We expect to depend on automated underwriting and other services offered by government sponsored and other mortgage investors, including Fannie Mae and Freddie Mac, to help ensure that our mortgage services can be offered efficiently and on a timely basis. We currently have an agreement with Fannie Mae that authorizes our use of their automated underwriting services and enables us to sell qualified first mortgages to Fannie Mae. We cannot assure you that we will remain in good standing with Fannie Mae or that Fannie Mae will not terminate our relationship. We expect to process a significant portion of our conforming loans using the Fannie Mae system until we are able to obtain automated underwriting services from other providers. Our agreement with Fannie Mae can be terminated by either party. The termination of our agreement with Fannie Mae would adversely impact our business by reducing our ability to streamline the mortgage origination process. Additionally, we may not be able to successfully implement the automated underwriting services of Fannie Mae or other automated underwriting providers in a manner that will lead to substantial processing efficiencies.

WE MAY INCUR LOSSES ON LOANS IF WE BREACH REPRESENTATIONS OR WARRANTIES TO MORTGAGE LOAN PURCHASERS

     In connection with the sale and exchange of loans, we make customary representations and warranties to mortgage loan purchasers relating to, among other things, compliance with laws and origination practices. In the event we breach any of these representations and warranties, we may be required to repurchase or substitute these mortgage loans and bear any subsequent losses on the repurchased loans. We may also be required to indemnify mortgage loan purchasers for these losses and claims with respect to mortgage loans for which there was a breach of representations and warranties. In addition, many of our agreements with mortgage loan purchasers prohibit our solicitation of borrowers with respect to the refinancing of loans we originate and sell. The mortgage loan purchasers under these agreements may construe our Mortgage Monitor service as violating these non-solicitation provisions, in which case they may elect to terminate their agreements with us or may seek recovery from us for damages sustained by them. Many of our agreements with mortgage loan purchasers prohibit us from refinancing mortgage loans for specified time periods, unless we pay penalties to the mortgage loan purchasers or obtain their consent. These agreements also require us to return any premiums paid by a mortgage loan purchaser if the mortgage loans purchased are prepaid in full during periods of up to 12 months following the date the mortgage loan is purchased.

THE MORTGAGE LENDING INDUSTRY IS INTENSELY COMPETITIVE, AND IF WE FAIL TO SUCCESSFULLY COMPETE IN THIS INDUSTRY, OUR MARKET SHARE AND BUSINESS WILL BE ADVERSELY AFFECTED

     To compete successfully, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance and expand our services, as well as our sales and marketing channels. Increased

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

competition, particularly online competition, could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. We may not be able to compete successfully in our market environment and our failure to do so could have an adverse effect on our business, results of operations and financial condition. See "Business -- Competition".

IF WE FAIL TO COMPLY WITH THE NUMEROUS LAWS AND REGULATIONS THAT GOVERN OUR INDUSTRY, OUR BUSINESS COULD BE ADVERSELY AFFECTED

     Our business must comply with extensive and complex rules and regulations of, and licensing and examination by, various federal, state and local government authorities. These rules impose obligations and restrictions on our residential loan brokering and lending activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, prohibit discrimination and impose on us multiple qualification and licensing obligations. We may not always have been and may not always be in compliance with these requirements. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, voiding of loan contracts or security interests, indemnification liability or the obligation to repurchase mortgage loans sold to mortgage loan purchasers, rescission of mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability. See "Business -- Regulation of Mortgage Brokers and Lenders".

ANY ACQUISITIONS THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS

     We may acquire or make investments in complementary businesses, technologies, services or products. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. We have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. If we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. We could also have difficulty in integrating the acquired products, services or technologies into our operations and we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL WOULD LIKELY HAVE AN ADVERSE EFFECT ON OUR BUSINESS

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly co-founders Chris Larsen, Chief Executive Officer, and Janina Pawlowski, President. Ms. Pawlowski, a licensed real estate broker, is responsible for all of our activities in California and several other states. If Ms. Pawlowski were to terminate her relationship with us for any reason we would not be able to conduct business in these states until a replacement is found. The loss of the services of Mr. Larsen, Ms. Pawlowski or other key employees, would also likely have an adverse effect on our business, results of operations and financial condition. We have not entered into employment agreements with any of our executives, except Joseph Kennedy, Senior Vice President, Marketing and Business Development, and do not maintain "key person" life insurance for any of our personnel. See "Management" for detailed information on our key personnel.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED

     Competition for personnel throughout our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. Our

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

future success depends on our continuing to attract, retain and motivate highly skilled employees, particularly with respect to our loan processing functions. We have in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

OUR BUSINESS WILL BE IMPAIRED IF CONSUMERS DO NOT CONTINUE TO USE THE INTERNET

     Our business will be adversely affected if Internet usage does not continue to grow, particularly by homebuyers. A number of factors may inhibit Internet usage by consumers, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, many websites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our website, could grow more slowly or decline.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO EXPAND AND PROMOTE OUR BRAND RECOGNITION

     Establishing and maintaining our brand is critical to attracting and expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We cannot assure you that our brand will be positively accepted by the market or that our reputation will be strong.

     Promotion and enhancement of our brand will also depend, in part, on our success in providing a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal. To date we are aware of numerous customer complaints regarding the quality of our service. If these complaints persist they may significantly damage our reputation and offset the efforts we make in promoting and enhancing our brand and could have an adverse effect on our business, results of operations and financial condition. If visitors to our website do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brand could be diluted, thereby decreasing the attractiveness of our service to potential customers.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGE THAT CHARACTERIZES OUR INDUSTRY

     Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We rely on third party software products and services, including software related to automated underwriting functions which will enable us to realize processing efficiencies that are central to our operations. If we are unable to integrate this software in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, enhancements of our products and services must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

ANY FAILURES OF, OR CAPACITY CONSTRAINTS IN, OUR SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS

     Our communications hardware and certain of our other computer hardware operations are located at the facilities of Exodus Communications, Inc. in Santa Clara, California and Jersey City, New Jersey. The hardware for our internal loan and product database, as well as our loan

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processing operations is maintained in our Dublin, California facility. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our website. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

ANY OUTGAGES, DELAYS OR OTHER DIFFICULTIES EXPERIENCED BY THE INTERNET SERVICE PROVIDERS, ONLINE SERVICE PROVIDERS OR OTHER WEBSITE OPERATORS ON WHICH OUR USERS DEPEND COULD ADVERSELY AFFECT OR BUSINESS

     Our website has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Additionally, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect our business.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF OUR CUSTOMERS' FINANCIAL DATA

     Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by any breaches that occur. We also retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive and if a third party were to misappropriate our customers' personal information, customers could possibly bring legal claims against us. We cannot assure you that our privacy policy will be deemed sufficient by our prospective customers or any federal or state laws governing privacy which may be adopted in the future.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES OR IF WE ARE INVOLVED IN LITIGATION


     Trademarks and other proprietary rights are important to our success and our competitive position. Although we seek to protect our trademarks and other proprietary rights through a variety of means, we cannot assure you that the actions we have taken are adequate to protect these rights. We may also license content from third parties in the future and it is possible that we could face infringement actions based upon the content licensed from these third parties. We have received notice from EduCap, Inc., a provider of educational loans, that it believes that our use of the name "E-LOAN" infringes EduCap's trademark "THE E-LOAN." EduCap has demanded that we cease and desist our use of the name E-LOAN and has threatened legal action if we are unable to reach an amicable solution. Any claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if any of these claims are proved valid, through litigation or otherwise, we may be required to change our trademarks and pay financial damages, which could adversely affect our business. In particular, if the claim by EduCap is upheld, we would no longer be permitted to use the name E-LOAN. See "Business -- Intellectual Property".


IF OUR INTERNAL SYSTEMS, OR THE INTERNAL SYSTEMS OF OUR SUPPLIERS, ARE NOT YEAR 2000 COMPLIANT, OUR BUSINESS COULD BE SERIOUSLY DISRUPTED

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures,

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delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

     We believe that each of our software systems on a stand-alone basis is currently Year 2000 compliant. However, we rely on software components acquired from third parties which may not be Year 2000 compliant. The Internet operations of many of our customers and suppliers may also be affected by Year 2000 complications. The failure of our customers or suppliers to ensure that their systems are Year 2000 compliant could have an adverse effect on our customers and suppliers, resulting in decreased Internet usage or our inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOLLOWING THIS OFFERING

     Before this offering, there has not been a public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting". In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL RETAIN SUBSTANTIAL CONTROL OVER OUR BUSINESS AFTER THE OFFERING AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS

     Upon completion of this offering, our executive officers, directors and greater than 5% stockholders, and related entities controlled by them, will, in the aggregate, own approximately 74.5% of our outstanding common stock. As a result, these persons, acting together, will have the ability to substantially influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if the transaction would be beneficial to other stockholders. See "Principal and Selling Stockholders".

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of May 18, 1999, upon completion of this offering we will have outstanding 38,482,403 shares of common stock, assuming no exercise of the underwriters' over-allotment

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

option. Of these shares, the 3,500,000 shares of common stock sold in this offering will be freely tradeable, without restriction, in the public market. After the agreements not to sell shares after this offering expire, 180 days from the date of this prospectus, an additional 32,235,684 shares will be eligible for sale in the public market.

     In addition, 5,784,432 shares under outstanding options and warrants and 5,909,082 shares reserved for future issuance under our stock option and purchase plans will be eligible for sale in the public market subject to vesting and the expiration of agreements not to sell shares after the offering.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use the words "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of e-commerce and mortgage loan markets. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

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                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 3,495,000 shares of common stock offered by us and from a private placement of 1,250,000 shares of common stock that will close at the same time as this offering are estimated to be approximately $42.7 million, at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discount, estimated offering expenses and assuming no exercise of the underwriters' over-allotment option to purchase 525,000 additional shares of common stock from us. We are conducting this offering primarily to increase our equity capital, create a public market for our common stock and to facilitate future access to public equity markets. We expect to use the majority of these proceeds for working capital and general corporate purposes. E-LOAN will not receive any proceeds from the sale of common stock by the selling stockholder. It is our intent to focus our operating efforts on increasing client satisfaction with the E-LOAN experience by further streamlining the mortgage process. This focused effort will include expenditures on technology and system upgrades, corporate training, and recruitment of key management and personnel to improve our operating and customer service practices. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. We intend to invest the net proceeds of this offering in interest-bearing, investment-grade securities pending their use.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The covenants made by us under our existing line of credit prohibit the payment of dividends.

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                                 CAPITALIZATION

     The following table sets forth the following information:

     - the actual capitalization of E-LOAN as of March 31, 1999;

     - the pro forma capitalization of E-LOAN after giving effect to the conversion of all outstanding shares of convertible preferred stock and a warrant to purchase Series D preferred stock into an aggregate of 20,655,909 shares of common stock upon the closing of this offering; and

     - the pro forma as-adjusted capitalization after giving effect to the issuance of 75,000 shares of common stock to the selling stockholder, the issuance of 1,250,000 shares of common stock in a private placement that will close at the same time as this offering and the sale of 3,495,000 shares of common stock in this offering by E-LOAN at an assumed initial public offering price of $10.00 per share, less underwriting discounts and commissions and estimated offering expenses payable by E-LOAN.

                                                                AS OF MARCH 31, 1999 (UNAUDITED)
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                  (IN THOUSANDS, EXCEPT SHARE
                                                                      AND PER SHARE DATA)
Lease obligations, long-term portion........................  $    686    $    686      $    686
Notes payable, long-term....................................       614         614           614
Mandatorily redeemable convertible preferred stock:
  Series C, 4,467,912 shares authorized; 4,269,936 shares
    issued and outstanding, actual (aggregate liquidation
    preference $5,245,702); no shares issued and
    outstanding, pro forma as adjusted......................     6,135          --            --
  Series C-1, 4,467,912 shares authorized; no shares issued
    and outstanding, actual (liquidation preference $1.22852
    per share); no shares issued and outstanding, pro forma
    as adjusted.............................................        --          --            --
  Series D, 1,950,000 shares authorized; 1,702,529 shares
    issued and outstanding, actual (aggregate liquidation
    preference $15,770,526); no shares issued and
    outstanding, pro forma as adjusted......................    16,625          --            --
                                                              --------    --------      --------
Stockholders' deficit:
  Convertible preferred stock:
    Series A, 428,635 shares authorized; 428,635 shares
      issued and outstanding, actual (aggregate liquidation
      preference $94,300) no shares issued and outstanding,
      pro forma and as adjusted.............................        91          --            --
    Series B, 450,708 shares authorized; 430,207 shares
      issued and outstanding, actual (aggregate liquidation
      preference $412,999); no shares issued and
      outstanding, pro forma as adjusted....................       411          --            --
  Preferred stock; no shares authorized, actual; 5,000,000
    shares authorized, pro forma as adjusted, no shares
    issued and outstanding, actual, pro forma as adjusted...        --          --            --
  Common stock; 50,000,000 shares authorized and 12,742,974
    shares issued and outstanding, actual; 70,000,000
    authorized, 33,398,883 shares issued and outstanding,
    pro forma, 38,218,883 shares issued and outstanding, pro
    forma as adjusted.......................................        50      23,812        66,542
  Less: subscription receivable.............................        (4)         (4)           (4)
  Unearned compensation.....................................   (34,488)    (34,488)      (34,488)
  Additional paid-in capital................................    41,414      41,414        42,314
  Accumulated deficit.......................................   (23,979)    (23,979)      (24,880)
                                                              --------    --------      --------
         Total stockholders' equity (deficit)...............  $(16,505)   $  6,755      $ 49,484
                                                              --------    --------      --------
         Total mandatorily redeemable convertible stock and
           stockholders' equity.............................  $  6,255    $  6,755      $ 49,484
                                                              --------    --------      --------
Total capitalization........................................  $  7,555    $  8,055      $ 50,784
                                                              ========    ========      ========

     This table excludes the following shares:

     - 10,148,514 shares issuable upon the exercise of options under E-LOAN's 1997 Stock Option Plan consisting of:

       - 5,739,432 shares underlying options outstanding at a weighted average exercise price of $1.17 per share, of which 237,195 are exercisable as of March 31, 1999;

       - 4,409,082 shares underlying options available for future grants;

     - 1,500,000 shares issuable under E-LOAN's 1999 Employee Stock Purchase Plan; and

     - 45,000 shares underlying a warrant that may be exercised and converted into these shares at a price of $0.67 per share.

     See "Management -- Stock Plans", "Description of Capital Stock" and Notes 11, 12 and 16 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of our common stock on March 31, 1999 was $6.8 million, or approximately $0.20 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 33,398,883 pro forma number of shares of common stock outstanding (assuming the conversion of all outstanding shares of convertible preferred stock and the exercise and conversion of a warrant to purchase Series D preferred stock into an aggregate of 20,655,909 shares of common stock upon the closing of this offering). Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after the offering. After giving effect to the issuance of 1,250,000 shares of common stock in a private placement that will close at the same time as this offering and our sale of 3,495,000 shares of common stock and after deducting the underwriting discounts and commissions and estimated offering expenses payable by E-LOAN, E-LOAN's net tangible book value would have been $49.5 million or approximately $1.30 per share. This represents an immediate increase in net tangible book value of $1.10 per share to existing stockholders and an immediate dilution in net tangible book value of $8.70 per share to new investors. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............           $10.00
  Pro forma net tangible book value per share as of March
     31, 1999...............................................  $0.20
  Increase per share attributable to new investors..........  $1.10
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................           $ 1.30
                                                                       ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $ 8.70
                                                                       ======

     The following table shows, as of March 31, 1999, the number of shares of common stock purchased from E-LOAN by existing stockholders and by the new investors together with the total price and average price per share paid by each of these groups. The information presented is based upon an assumed initial public offering price of $10.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by E-LOAN.

                                SHARES PURCHASED      TOTAL CONSIDERATION
                              --------------------   ---------------------   AVERAGE PRICE
                                NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                              ----------   -------   -----------   -------   -------------
Existing stockholders.......  33,398,883      88%    $22,240,403      32%       $ 0.67
New investors...............   4,745,000      12%     47,450,000      68%       $10.00
                              ----------     ---     -----------     ---
  Total.....................  38,143,883     100%    $69,690,403     100%
                              ==========     ===     ===========     ===

     The information set forth above is based upon the number of shares of common stock outstanding on March 31, 1999 and gives effect to the conversion of all outstanding shares of E-LOAN's convertible preferred stock, the exercise and conversion of a warrant to purchase Series D preferred stock into shares of common stock and the issuance of 1,250,000 shares of common stock in the private placement that will occur upon the closing of this offering. This information excludes:

     - 10,148,514 shares issuable upon the exercise of options under E-LOAN's 1997 Stock Option Plan consisting of:

       - 5,739,432 shares underlying options outstanding at a weighted average exercise price of $1.17 per share, of which 237,195 are exercisable as of March 31, 1999;

       - 4,409,082 shares underlying options available for future grants;

     - 1,500,000 shares issuable under E-LOAN's 1999 Employee Stock Purchase
       Plan;

     - 45,000 shares underlying a warrant that may be exercised and converted into these shares at a price of $0.67 per share.

     See "Management -- Stock Plans", "Description of Capital Stock" and Notes 11, 12 and 16 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified by reference to the Financial Statements and Notes thereto appearing elsewhere in this prospectus. The balance sheet data as of December 31, 1997 and 1998 and the income statement data for each of the three years in the period ended December 31, 1998 are derived from, and are qualified by reference to, the audited financial statements of E-LOAN included elsewhere in this prospectus. The balance sheet data as of March 31, 1999 and the income statement data for the three months ended March 31, 1999 are derived from the unaudited financial results included elsewhere in this prospectus. The balance sheet data as of December 31, 1995 and 1996 and the income statement data for the year ended December 31, 1995 are derived from the unaudited financial statements of E-LOAN not included herein. The balance sheet amounts for December 31, 1994 related to PAFG, the predecessor company, are de minimis and the income statement amounts for the year ended December 31, 1994 are not available. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                                                     THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,                    ENDED
                                                -------------------------------------------------     MARCH 31,
                                                   1995           1996         1997        1998          1999
                                                -----------    -----------    -------    --------    ------------
                                                (UNAUDITED)                                          (UNAUDITED)
INCOME STATEMENT DATA:
Revenues......................................   $  1,603       $    893      $ 1,043    $  6,832      $  4,802
Operating expenses:
  Operations..................................      1,368            903        1,319       7,626         4,104
  Sales and marketing.........................         --             --          470       5,642         3,657
  Technology..................................         --             --          102       1,248           481
  General and administrative..................        152             97          524       2,410         1,423
  Amortization of unearned compensation.......         --             --           --       1,251         6,554
                                                 --------       --------      -------    --------      --------
    Total operating expenses..................      1,520          1,000        2,415      18,177        16,219
                                                 --------       --------      -------    --------      --------
      Loss from operations....................         83           (107)      (1,372)    (11,345)      (11,417)
Other income, net.............................         --             (3)          (2)        173            36
                                                 --------       --------      -------    --------      --------
Net income (loss).............................   $     83       $   (110)     $(1,374)   $(11,172)     $(11,381)
                                                 ========       ========      =======    ========      ========
  Net loss per share:
    Basic and diluted.........................   $    .01       $  (0.01)     $ (0.12)   $  (0.98)     $  (0.94)
                                                 ========       ========      =======    ========      ========
BALANCE SHEET DATA (AT END OF PERIOD):          (UNAUDITED)    (UNAUDITED)                           (UNAUDITED)
  Mortgage loans held-for-sale (pledged)......   $     --       $     --      $    --    $ 42,154      $ 63,729
  Cash and cash equivalents...................         47              2        4,218       9,141         3,565
  Total assets................................         81             40        4,680      55,523        72,962
  Warehouse lines payable.....................         --             --           --      41,046        60,256
  Long term obligations.......................         --             --           --       1,290         1,301
  Mandatorily redeemable preferred stock......         --             --        5,049      21,393        22,760
  Total stockholders' equity (deficit)........         58            (52)        (966)    (11,184)      (16,505)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with E-LOAN's Financial Statements and Notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. E-LOAN's actual results could differ materially from those anticipated by the forward-looking information due to competitive factors, risks associated with E-LOAN's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     E-LOAN is a leading online provider of mortgages and is engaged in the brokerage, origination and sale of mortgage loans secured by residential real estate.

     E-LOAN was incorporated in August 1996 and began marketing its services and initiated online mortgage brokerage operations in June 1997. E-LOAN first derived revenues from the origination and sale of mortgage loans in June 1998.

     In December 1997, E-LOAN merged with Palo Alto Funding Group (PAFG), a traditional mortgage brokerage firm established in 1992, and suspended PAFG's operations. In compliance with applicable reporting requirements, the results of PAFG have been included in E-LOAN's financial statements as a predecessor company beginning in 1995. However, E-LOAN believes that reported results prior to 1998, which are primarily composed of PAFG results, are not indicative of E-LOAN's current business operations.

     E-LOAN's revenues are derived from the brokering of loans and the origination and sale of loans. Brokered loans are funded through lending partners and E-LOAN never takes title to the mortgage. Brokerage revenues are comprised of the mark-up to the lending partner's loan price, and processing and credit reporting fees. These revenues are recognized at the time a loan is closed. Originated and sold loans are loans that are funded through E-LOAN's own warehouse lines of credit and sold to mortgage loan purchasers. Loan origination and sale revenues consist of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, other processing fees and interest paid by borrowers on loans that E-LOAN holds for sale. These revenues are recognized at the time the loan is sold or, for interest income, as earned during the period from funding to sale. E-LOAN earns additional revenue from its loan origination and sale operations as compared to brokered loan operations because the sale of loans includes a service release premium.

     E-LOAN's loan origination and sale operations were initiated in June 1998 and represented 35% and 64% of total revenues for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively. E-LOAN expects revenues derived from its loan origination and sale operations to continue to increase as a percentage of total revenues.

     In generating revenues, E-LOAN relies on a number of strategic Internet distribution partners to direct a significant number of prospective customers to its website. E-LOAN considers its distribution partnerships with Yahoo!, E*Trade and DLJdirect to be the most critical to its ability to generate revenues. Both Yahoo! and E*Trade have made equity investments in E-LOAN. See "Certain Transactions" and "Risk Factors -- The loss of one or more of our significant distribution partners would adversely affect our business".

     As a result of our limited operating history and our recent growth, it will be necessary to implement new and expanded operational, financial and administrative systems and control procedures to enable us to expand, train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing, and operations departments. For example, we intend to implement both a new financial reporting system and a loan production system by the end of 1999.

     Historically, our efforts were focused primarily on developing and growing our online mortgage operations and less on implementing internal accounting controls, financial and operational reporting systems and expanding the size and capabilities of our financial staff.

     In the fourth quarter of 1998, we hired a Chief Financial Officer and in 1999, we hired a Director of Finance and two other accounting managers as well as additional full time and temporary financial personnel. We have also documented and are in the process of enhancing our procedures and controls to address the deficiencies in our financial reporting and loan production system. See "Risk Factors -- We have a limited operating history and consequently face significant risks and uncertainties".

E-LOAN FOUNDATION STOCK ISSUANCE

     In May 1999, E-LOAN donated 75,000 shares of common stock in connection with its establishment of a charitable foundation. The shares donated had an estimated fair value of $900,000, and E-LOAN expects to record this as a general and administrative expense in the three month period ending June 30, 1999.

AMORTIZATION OF UNEARNED COMPENSATION

     Certain stock options granted in the years ended December 31, 1997 and 1998, and in the three months ended March 31, 1999 have been considered to be compensatory. Additionally, an issuance of Series D preferred stock to an officer in the three months ended March 31, 1999 has been considered to be compensatory. Unearned compensation associated with stock options for the years ended December 31, 1997 and 1998 amounted to $0 and $5.7 million, respectively. Of these amounts $0 and $1.25 million have amortized for the years ended December 31, 1997 and 1998, respectively. The remainder will be amortized over the respective stock option vesting periods.

     Stock options granted in the three months ended March 31, 1999 resulted in unearned compensation of $35.0 million. Additionally, in February 1999 E-LOAN issued shares of Series D preferred stock to an officer which resulted in a one time compensation charge of $1.6 million. The total unearned compensation charge resulting from these transactions was $36.6 million. Of this amount $6.6 million was amortized during the three months ended March 31, 1999. The remainder will be amortized over the respective stock option vesting periods.

QUARTERLY RESULTS

     The following table sets forth the results of operations for E-LOAN on a quarterly basis and expressed as a percentage of total revenues:

                                                        THREE MONTHS ENDED
                                       -----------------------------------------------------
                                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                         1998       1998       1998        1998       1999
                                       --------   --------   ---------   --------   --------
                                                            (UNAUDITED)
Revenues.............................  $   527    $ 1,233     $ 2,051    $ 3,021    $  4,802
Operating expenses:
  Operations.........................      779      1,077       2,127      3,643       4,104
  Sales and marketing................      513        874       2,174      2,081       3,657
  Technology.........................      163        371         284        430         481
  General and administrative.........      379        436         711        884       1,423
  Amortization of unearned
     compensation....................       44        211         296        700       6,554
                                       -------    -------     -------    -------    --------
     Total operating expenses........    1,878      2,969       5,592      7,738      16,219
                                       -------    -------     -------    -------    --------
Loss from operations.................   (1,351)    (1,736)     (3,541)    (4,717)    (11,417)
Other income, net....................       20         29          26         98          36
                                       -------    -------     -------    -------    --------
Net loss.............................  $(1,331)   $(1,707)    $(3,515)   $(4,619)   $(11,381)
                                       =======    =======     =======    =======    ========
AS A PERCENTAGE OF REVENUES:
Revenues.............................      100%       100%        100%       100%        100%
Operating expenses:
  Operations.........................      148         87         104        121          85
  Sales and marketing................       97         71         106         69          76
  Technology.........................       31         30          14         14          10
  General and administrative.........       72         35          35         29          30
  Amortization of unearned
     compensation....................        8         17          14         23         136
     Total operating expenses........      356        241         273        256         338
Loss from operations.................     (256)      (141)       (173)      (156)       (238)
Other income, net....................        4          2           1          3           1
Net loss.............................     (253)%     (138)%      (171)%     (153)%      (237)%
                                       =======    =======     =======    =======    ========

REVENUES

     Revenues increased sequentially each quarter throughout 1998 from $0.5 million to $3.0 million and increased $1.8 million from the fourth quarter to $4.8 million for the three months ended March 31, 1999. Substantially all of these increases resulted from growth in the number of loans closed and the initiation of E-LOAN's loan origination and sale operations in June 1998. E-LOAN did not significantly change its pricing during 1998 or the first quarter of 1999. E-LOAN expects that the rate of its revenue growth in future periods will decline from the rates of revenue growth experienced in recent quarters. In particular, E-LOAN expects that its revenues for the quarter ending June 30, 1999 will be lower than or flat relative to the first quarter of 1999. Recent increases in interest rates have reduced the number of refinancing applications received by E-LOAN, which has reduced the number of loans E-LOAN expects to originate. In addition, a significant increase in the number of purchase loan applications, which take substantially longer to close relative to refinancing loan applications, also will contribute to lower loan volumes and, therefore, lower revenues in the quarter ending June 30, 1999, as compared to the first quarter of 1999. E-LOAN expects revenues derived from its loan origination and sale operations to continue to increase as a percentage of its total revenues.

OPERATING EXPENSES


     TOTAL OPERATING EXPENSES. Total operating expenses increased sequentially each quarter throughout 1998 from $1.9 million to $7.7 million and increased $8.5 million from the fourth quarter of 1998 to $16.2 million for the first quarter of 1999. The quarterly increases are due to significant increases in compensation and benefits as a result of increasing headcount, and sales and marketing increases due to the initiation of a major advertising campaign and third party distribution agreements.


     OPERATIONS. Operations expense is comprised of both fixed and variable expenses, including salaries, benefits and expenses associated with the brokering, and the origination and sale of mortgage loans, and interest expense paid by E-LOAN under the warehouse facilities it uses to fund loans held for sale. Operations expense increased sequentially from the first quarter to the fourth quarter of 1998 from $0.8 million to $3.6 million and increased $0.5 million from the fourth quarter of 1998 to $4.1 million for the three months ended March 31, 1999. Operations expense decreased as a percentage of revenues from 148% for the first quarter to 121% for the fourth quarter of 1998 and decreased from 121% for the fourth quarter of 1998 to 85% for the three months ended March 31, 1999. The increase in absolute dollars was primarily attributable to an operations headcount increase necessary to support the growth in E-LOAN's total closed loan volume. In addition, E-LOAN established its loan origination and sale business in the last two quarters, which resulted in additional headcount and an increase in interest expense due to an increase in the number of loans held for sale. The decrease in operations expense as a percentage of total revenue between the first and second quarter is due to revenue growth exceeding growth in operations expense with an increase in the third and fourth quarter from the establishment of the loan origination and sale business. E-LOAN expects operations expense to increase in absolute dollars over the next two years and intends to increase operations capacity in anticipation of an increase in the number of loans funded, particularly purchase loans. Purchase loan applications take longer to close and require greater interaction between the borrower, the Realtor and other parties performing services related to the transaction.

     SALES AND MARKETING. Sales and marketing expense is primarily comprised of salaries, benefits and other expenses related to advertising, promotion and distribution partnerships. Sales and marketing expense increased from the first quarter to the fourth quarter of 1998 from $0.5 million to $2.1 million and increased $1.6 million from the fourth quarter of 1998 to $3.7 million for the three months ended March 31, 1999. Sales and marketing expense decreased as a percentage of revenues from 97% for the first quarter to 69% for the fourth quarter of 1998 and increased from 69% for the fourth quarter of 1998 to 76% for the three months ended March 31, 1999. Sales and marketing expense increased in absolute dollars due to increases in compensation associated with additional headcount and a substantial increase in expenses for advertising, promotion and distribution partnerships beginning in the third quarter of 1998 and continuing through the first quarter of 1999. Sales and marketing decreased between the first and second quarters of 1998 as a percentage of revenues due to revenue growth exceeding growth in sales and marketing expense, with an increase in the third quarter of 1998 due to the initiation of a major advertising campaign. E-LOAN intends to significantly increase absolute dollar spending in sales and marketing activities over the next two years in an effort to drive origination volume and increase overall brand awareness.

     TECHNOLOGY. Technology expense includes salary, benefits and consulting fees related to website development, the introduction of new technologies and the support of E-LOAN's existing technological infrastructure. Technology expense increased from the first quarter of 1998 to the fourth quarter of 1998, from $0.2 million to $0.4 million and increased $0.1 million from the fourth quarter of 1998 to $0.5 million for the three months ended March 31, 1999. Technology expense decreased as a percentage of revenues from 31% to 14% from the first quarter of 1998 to the fourth quarter of 1998 and decreased from 14% in the fourth quarter of 1998 to 10% for the three months ended March 31, 1999. Aside from a decrease from the second to third quarters of 1998 as a result of higher recruitment costs in the second quarter of 1998, technology expense increased in absolute dollars sequentially in each quarter throughout 1998 into 1999. The absolute dollar increases were primarily the result of the growth in engineering and management information systems personnel to support the expansion of online operations. Technology expense decreased sequentially as a percentage of revenues due to revenue growth exceeding growth in technology expense. E-LOAN intends to significantly increase absolute dollar spending on technology over the next two years in an effort to further improve the online mortgage origination process.

     GENERAL AND ADMINISTRATIVE. General and administrative expense is primarily comprised of salary, benefits, rent and depreciation and amortization. General and administrative expense increased sequentially from the first quarter to the fourth quarter of 1998 from $0.4 million to $0.9 million and increased $0.5 million from the fourth quarter of 1998 to $1.4 million for the three months ended March 31, 1999. General and administrative expense decreased as a percentage of revenues from 72% in the first quarter of 1998 to 29% in the fourth quarter of 1998 and increased from 29% in the fourth quarter of 1998 to 30% for the three months ended March 31, 1999. On an absolute dollar basis, general and administrative expense increased sequentially throughout 1998 and the three months ended March 31, 1999 primarily as a result of:

     - the addition of general and administrative headcount;

     - increase in professional services fees;

     - increase in rent and building expense resulting from the fourth quarter move into a new facility; and

     - growth in depreciation and amortization expense on computer equipment and leasehold improvements.

     General and administrative expense increased significantly in the first quarter of 1999 due to the addition of accounting and finance personnel. General and administrative expenses are expected to increase in absolute dollars over the next two years. In particular, E-LOAN expects to record an expense of approximately $900,000 in the three months ending June 30, 1999 in connection with its donation of 75,000 shares of common stock to a charitable foundation in May 1999.

     AMORTIZATION OF UNEARNED COMPENSATION. Amortization of unearned compensation increased sequentially from $44,000 to $0.7 million from the first to the fourth quarter of 1998 and increased to $6.6 million for the three months ended March 31, 1999.

OTHER INCOME, NET

     Other income, net, is comprised of interest income on non-warehouse facility borrowings. Other income, net, increased sequentially from $20,000 to $0.1 million from the first to the fourth quarter of 1998 primarily due to an increase of cash from the sale of equity securities. Other income, net, decreased to $36,000 in the first quarter of 1999 due to a decrease in the amount of cash.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998 AND THREE MONTHS ENDED MARCH 31, 1998 AND 1999

     The following table sets forth the results of operations for E-LOAN and these results expressed as a percentage of total revenues:

                                                                           THREE MONTHS
                                                     YEARS ENDED               ENDED
                                                     DECEMBER 31,            MARCH 31,
                                                 --------------------   -------------------
                                                  1997         1998      1998        1999
                                                 -------     --------   -------    --------
                                                                            (UNAUDITED)
Revenues.......................................  $ 1,043     $  6,832   $   527    $  4,802
Operating expenses:
  Operations...................................    1,319        7,626       779       4,104
  Sales and marketing..........................      470        5,642       513       3,657
  Technology...................................      102        1,248       163         481
  General and administrative...................      524        2,410       379       1,423
  Amortization of unearned compensation........       --        1,251        44       6,554
                                                 -------     --------   -------    --------
     Total operating expenses..................    2,415       18,177     1,878      16,219

Loss from operations...........................   (1,372)     (11,345)   (1,351)    (11,417)
  Other income, net............................       (2)         173        20          36
                                                 -------     --------   -------    --------
Net loss.......................................  $(1,374)    $(11,172)  $(1,331)   $(11,381)
                                                 =======     ========   =======    ========

                                                                            THREE MONTHS
                                                          YEAR ENDED           ENDED
                                                         DECEMBER 31,        MARCH 31,
                                                         -------------     --------------
                                                         1997     1998     1998     1999
                                                         ----     ----     -----    -----
                                                                            (UNAUDITED)
AS A PERCENTAGE OF TOTAL REVENUES:

Revenues...............................................   100%     100%     100%     100%
Operating expenses:
  Operations...........................................   126      112      148       85
  Sales and marketing..................................    45       83       97       76
  Technology...........................................    10       18       31       10
  General and administrative...........................    50       35       72       30
  Amortization of unearned compensation................     0       18        8      136
     Total operating expenses..........................   232      266      356      338

Loss from operations...................................  (132)    (166)    (256)    (238)
  Other income, net....................................     0        3        4        1
Net loss...............................................  (132)%   (164)%   (253)%   (237)%
                                                         ====     ====     ====     ====

REVENUES

     Revenues for the year ended December 31, 1998 increased $5.8 million to $6.8 million as compared to $1.0 million for the same period in 1997 and from $0.5 million in the first three months of 1998 to $4.8 million in the first three months of 1999. This increase resulted primarily from growth in the number of loans closed and the initiation of E-LOAN's loan origination and sale operations in June 1998. E-LOAN expects that the rate of its revenue growth in future periods will decline from the rates of revenue growth experienced in recent quarters.

OPERATING EXPENSES


     TOTAL OPERATING EXPENSES. Total operating expenses increased $15.8 million to $18.2 million for the year ended December 31, 1998 as compared to $2.4 million in 1997. The increase is primarily due to a $6.5 million increase in compensation and benefits and a $4.8 million increase in sales and marketing expenses. Total headcount increased from 40 at December 31, 1997 to 224 at December 31, 1998. The sales and marketing increase is primarily related to the initiation of a major advertising campaign and increased costs related to third party distribution agreements. See Note 14 of Notes to Financial Statements.



     Total operating expenses increased $14.3 million to $16.2 million in the first quarter of 1999 as compared to $1.9 million in the first quarter of 1998. The increase is primarily due to a $2.9 million increase in compensation and benefits, a $2.8 million increase in advertising and marketing and a $6.5 million increase in amortization of unearned compensation. See Note 14 of Notes to Financial Statements.


     OPERATIONS. Operations expense increased $6.3 million to $7.6 million for the year ended December 31, 1998 as compared to $1.3 million in 1997 and decreased as a percentage of revenues from 126% to 112% for the same period. The absolute dollar increase was attributable to an operations headcount increase to 187 as of December 31, 1998 from 27 as of December 31, 1997. This increase was primarily necessary to support the growth in E-LOAN's origination volume and to establish its loan origination and sale operations. The decrease as a percentage of revenues was primarily due to revenues growing much faster than operations expense.

     Operations expense increased $3.3 million to $4.1 million in the first three months of 1999 as compared to $0.8 million in the first three months of 1998 and decreased as a percentage of revenues from 148% to 85% for the same period. The absolute dollar increase is primarily due to the increase in operations headcount, including the addition of a Senior Vice President of Operations. Operations expense as a percentage of revenues decreased from the first quarter of 1998 to the first quarter of 1999 due to increased revenues compared to the growth of expenses as well as efficiencies obtained from the implementation of new policies and procedures.

     SALES AND MARKETING. Sales and marketing expense increased $5.1 million to $5.6 million for 1998, as compared to $0.5 million for 1997 and increased as a percentage of revenues from 45% to 83% for the same period. These increases were primarily attributable to:

     - the initiation of a major advertising campaign in 1998;

     - increased costs related to third party distribution partnership agreements; and

     - the addition of sales and marketing personnel.

     Sales and marketing headcount increased to six as of December 31, 1998 from three as of December 31, 1997.

     Sales and marketing expense increased $3.2 million to $3.7 million in the first three months of 1999 as compared to $0.5 million in the first three months of 1998 and decreased as a percentage of revenues from 97% to 76% for the same period. The absolute dollar increase is primarily due to the increased costs related to third party distribution partnership agreements as well as the continued increase in advertising expenditures. Sales and marketing expense decreased as a percentage of revenues, from the first quarter of 1998 to the first quarter of 1999 due to a more rapid increase in revenue growth compared to the increase in expenses.

     TECHNOLOGY. Technology expense increased $1.1 million to $1.2 million for 1998, as compared to $0.1 million for 1997 and increased as a percentage of revenues from 10% to 18% for the same period. These increases were primarily the result of the growth in engineering and management information systems personnel to 14 as of December 31, 1998 from two as of December 31, 1997 to support the initiation of online operations in June 1997.

     Technology expense increased to $0.5 million in the first three months of 1999 as compared to $0.2 million in the first three months of 1998 and decreased as a percentage of revenues from 31% to 10% for the same period. Technology expenses increased in absolute dollars due to the addition of engineering headcount. Technology expenses decreased as a percentage of revenue from the first quarter of 1998 to the first quarter of 1999 due to a more rapid increase in revenues compared to the increase in expenses.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased $1.9 million to $2.4 million for 1998, as compared to $0.5 million for 1997 and decreased as a percentage of revenues from 50% to 35% for the same period. The absolute dollar increase is primarily attributable to:

     - the addition of general and administrative headcount;

     - increase in rent and building expense resulting from the move into a new facility; and

     - growth in depreciation and amortization expense on computer equipment and leasehold improvements.

     General and administrative headcount increased to 15 as of December 31, 1998 from eight as of December 31, 1997. The decrease as a percentage of revenues was primarily due to revenues growing much faster than general and administrative expense.

     General and administrative expense increased $1.0 million to $1.4 million in the first three months of 1999 as compared to $0.4 million in the first three months of 1998 and decreased as a percentage of revenues from 72% to 30% for the same period. The absolute dollar increase is primarily due to an increase in payroll and related expenses, increased facility costs and increased depreciation associated with the purchase of capital assets. General and administrative expense decreased as a percentage of revenues from the first quarter of 1999 to the first quarter of 1999 due to a more rapid increase in revenues compared to expenses.

     AMORTIZATION OF UNEARNED COMPENSATION. Amortization of unearned compensation increased from zero to $1.3 million for the year ended December 31, 1998. Amortization of unearned compensation increased from $44,000 to $6.6 million for the three months ended March 31, 1998 compared to the same period in 1999.

OTHER INCOME, NET

     Other income, net, increased from an expense of $2,000 in 1997 to income of $0.2 million for the year ended December 31, 1998. The increase is attributable to interest income on cash proceeds from sale of equity partially offset by interest expense on non-warehouse facility borrowings.

     Other income, net, increased from $20,000 in the first quarter of 1998 to $36,000 in the first quarter of 1999 due to interest income on cash and cash equivalents, partially offset by interest expense on non-warehouse facility borrowings.

INCOME TAXES

     As of December 31, 1998 and March 31, 1999, E-LOAN had approximately $10.5 million and $14.0 million, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. E-LOAN's federal net operating loss carryforwards begin to expire in 2011. Certain future changes in share ownership of E-LOAN, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset at December 31, 1999 and March 31, 1999 as a result of uncertainties regarding the realization of the asset due to the lack of E-LOAN's earnings history.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, E-LOAN has financed its operations primarily through private placements of convertible preferred stock and borrowings under warehouse lines of credit and other credit facilities. As of December 31, 1998 and March 31, 1999, E-LOAN had approximately $9.1 million and $3.6 million in cash and cash equivalents, respectively.

     E-LOAN's sources of cash flow include cash from the sale of mortgage loans, borrowings under warehouse lines of credit and other credit facilities, brokerage fees, interest income, and the sale of equity securities. E-LOAN's uses of cash include the funding of mortgage loans, repayment of amounts borrowed under warehouse lines of credit, operating expenses, payment of interest, and capital expenditures primarily comprised of furniture, fixtures, computer equipment, software and leasehold improvements. Net cash used in operating activities was ($1.2), ($50.4) and ($25.4) million in 1997, 1998 and the first three months of 1999, respectively. Net cash used in operating activities was primarily due to an increase in net losses and increase in mortgage loans held for sale.

     Net cash used in investing activities was $0.2, $1.6 and $.4 million in 1997, 1998, and the first three months of 1999, respectively. Net cash used in investing activities during these periods was primarily for the purchase of furniture and equipment.

     Net cash provided by financing activities was $5.5, $56.9 and $20.2 million in 1997, 1998 and the first three months of 1999, respectively. Net cash provided in these periods was primarily from the sale of preferred stock and borrowings under E-LOAN's warehouse lines of credit and other credit facilities, partially offset by repayments of warehouse lines of credit.

     At December 31, 1998, E-LOAN had a warehouse line of credit for borrowings up to approximately $18.8 million, including a temporary overdraft limit of approximately $3.8 million for interim financing of mortgage loans. The interest rate charged on borrowings against the warehouse line of credit was 2.0% over the 30 day commercial paper rate of the lender. Borrowings are collateralized by the mortgage loans held for sale. The warehouse line of credit expires on June 30, 1999. Upon expiration, management believes that it will either renew its existing line or obtain sufficient additional lines. At December 31, 1998 and March 31, 1999, approximately $15.0 million and $19.9 million was outstanding under this warehouse line of credit. On April 23, 1999, the amount of the warehouse line of credit was increased to $25.0 million and the expiration date was extended to April 20, 2000.

     At December 31, 1998, E-LOAN had a commitment from a third party to finance up to $35 million of E-LOAN's mortgage loan inventory. The funds borrowed pursuant to this commitment are secured by the related mortgage loans and accrue interest at LIBOR plus 1.25%. This agreement includes various non-financial negative and affirmative covenants. Either E-LOAN or the lender can terminate the agreement at any time. At December 31, 1998 and March 31, 1999, approximately $26.1 million and $17.1 million was outstanding under this financing commitment, respectively. In May 1999, the amount of the warehouse line of credit was increased to $100 million committed funds and an additional $100 million uncommitted funds after the closing of the initial public offering. The line expires May 20, 2000.

     As of December 31, 1998 and March 31, 1999 the principal source of liquidity for E-LOAN was $9.1 million and $3.6 million in cash and cash equivalents and $4.4 million and $9.2 million in unused credit facilities. In December 1998, E-LOAN entered into two credit facilities for working capital and equipment financing in the aggregate amount of $5.0 million. The first credit facility in the amount of $1.5 million has an interest rate of prime plus 0.5%. This facility expires in one year. The second credit facility is a $3.5 million term loan with an interest rate of prime plus 0.5%. As of December 31, 1998, $642,000 was outstanding under these two credit facilities. In January 1999, E-LOAN entered into a warehouse line of credit agreement for borrowings of up to $40 million for interim financing of mortgage loans. The interest rate charged on borrowings under the line of credit is equal to 1.85% per annum over the monthly average LIBOR rate. The line of credit expires in January 2000. At March 31, 1999, approximately $15 million was outstanding under this line. In March 1999, E-LOAN entered into an agreement for a revolving line of credit in the amount of $5.0 million with an interest rate based on the prime rate. The line expires at the earlier of March 2000 or the closing of E-LOAN's initial public offering and is guaranteed by two of our founding stockholders. There were no amounts outstanding on this line at March 31, 1999.

     E-LOAN has entered into several marketing service agreements with third parties. Under these agreements, the third parties display E-LOAN's logo and loan information on their websites and provide related marketing services. E-LOAN pays for these services in minimum monthly and quarterly installments plus, in some cases, a per view charge for each time the information is displayed. Future minimum payments under these agreements are $5.5 million in 1999, $2.3 million in 2000 and $212,000 in 2001.

     E-LOAN believes that its existing cash and cash equivalents, the net proceeds from this offering and existing and available credit facilities will be sufficient to fund its operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter E-LOAN is not successful in generating sufficient cash flow from operations, or in raising additional capital when required in sufficient amounts and on terms acceptable to E-LOAN, these failures could have a material adverse affect on E-LOAN's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current stockholders would be reduced.

DISCLOSURE ABOUT MARKET RISK

     Interest rate movements significantly impact E-LOAN's volume of closed loans and represent the primary component of market risk to E-LOAN. In a higher interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable, the value of mortgage loans held for sale and ultimately the gain on sale of mortgage loans. In addition, in an increasing interest rate environment, E-LOAN's mortgage loan brokerage volume is adversely affected.

     E-LOAN originates mortgage loans and manages the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated purchaser at the same time that E-LOAN establishes the borrowers' interest rates. If E-LOAN can process loans within the applicable purchasers' commitment timeframes E-LOAN has no interest rate risk exposure on the loans. However, if E-LOAN cannot process the loan within this timeframe and interest rates increase, E-LOAN may experience a reduced gain or may even incur a loss on the sale of the loan. See "Risk Factors -- Uncertainty with respect to the time it takes to close loans can lead to unpredictable revenue and profitability".

     With the exception of pre-selling loans through best-efforts commitments, E-LOAN currently does not engage in any hedging activities.

     E-LOAN currently does not maintain a trading portfolio. As a result, E-LOAN is not exposed to market risk as it relates to trading activities. The majority of E-LOAN's portfolio is held for sale which requires E-LOAN to perform market valuations of its pipeline, its mortgage portfolio held for sale and related forward sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, E-LOAN monitors the interest rates of its loan portfolio as compared to prevailing interest rates in the market.

     Because E-LOAN pre-sells its mortgage loan commitments forward, E-LOAN believes that a 100 basis point increase or decrease in long-term rates would not have a significant adverse effect on E-LOAN's earnings from its interest rate sensitive assets. E-LOAN pays off the warehouse lines payable when the loan is sold and consequently would not be expected to incur significant losses from an increase in interest rates on the line due to the short timeframe that the line is drawn down. However, since a high percentage of E-LOAN's closed loan volume is from refinancings, E-LOAN's future operating results are more sensitive to interest rate movements than a mortgage lender who has a lower proportion of refinancings.

     In the future, if E-LOAN does not pre-sell the mortgage commitments, its market risk could change significantly.

RECENT ACCOUNTING PRONOUNCEMENTS

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for E-LOAN). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. E-LOAN is in the process of evaluating the impact of SFAS No. 133 on its financial statements.

     In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 amends SFAS No. 65, Accounting for Certain Mortgage Backed Securities, to require that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998, with earlier application encouraged. At this time, E-LOAN does not anticipate any impact from the adoption of this standard.

     The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. SOP No. 98-1 did not have a material impact on E-LOAN's March 31, 1999 financial statements.

YEAR 2000

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

     We use multiple software systems and products developed by third party vendors, including systems and products used in operations and finance, and systems that operate our facilities. We are currently in the process of requesting compliance certificates from these vendors to certify their Year 2000 readiness. We have received compliance certificates from substantially all of these vendors.

     Our Year 2000 testing is complete and found to be compliant by an outside testing agency, Valencia Software Systems. We tested our computer systems, website and loan processing systems during March and April 1999. Our tests focused on date boundary crossing problems, in particular from December 31, 1999 through January 2, 2000. All systems operated as expected and without incident. Procedures are in place to review all future changes to ensure that Year 2000 problems are not introduced with system upgrades.

     The Internet operations of many of our customers and suppliers may be affected by Year 2000 complications. The failure of our customers or suppliers to ensure that their systems are Year 2000 compliant could have an adverse effect on our customers and suppliers, resulting in decreased Internet usage or our inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on our business, results of operations and financial condition.

     The potential worst case scenario includes:

     - slowdown in online applications due to a general failure of the Internet;

     - corruption of data in our internal information systems;

     - delays in our processing capabilities that depend on third-party systems;

     - financial losses associated with delays in closing loans; and

     - failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

     We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for this purpose in the foreseeable future. If we discover any Year 2000 errors or defects in our internal systems, we could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage our business.

                                    BUSINESS

     E-LOAN is a leading online provider of mortgages, offering consumers the ability to obtain the most suitable mortgages from a wide array of lenders at substantial savings. E-LOAN's easy-to-use website enables borrowers to search through over 50,000 products provided by over 70 lending sources to find the most competitively priced loans that match the borrowers' criteria. Borrowers can analyze and compare loans online as well as receive unbiased loan recommendations based on their personal criteria and financial characteristics. E-LOAN offers origination cost savings of over 50% compared to obtaining a mortgage through traditional mortgage brokers or single source lenders. E-LOAN provides complete transaction fulfillment and a high level of service through customer service representatives assigned to each borrower and the proprietary E-Track loan monitoring service. E-LOAN is the exclusive mortgage provider for co-branded loan centers that E-LOAN has established with leading websites, including Yahoo!, E*Trade, DLJdirect, Telebank and CBS MarketWatch. In 1998 and the first quarter of 1999, E-LOAN was the leader in the online mortgage market with approximately $1 billion and $490 million in closed loans originated, respectively, including E-LOAN's estimate of closed loan volume from referrals.

INDUSTRY BACKGROUND

     ELECTRONIC COMMERCE

     The Internet has emerged as a global medium for communication, information and commerce. International Data Corporation estimates that there were 97 million Internet users worldwide at the end of 1998 and anticipates this number will grow to approximately 320 million users by the end of 2002. The Internet possesses a number of unique characteristics that differentiate it from traditional media and methods of commerce, including:

     - users communicate or access information without geographic or temporal limitations;

     - companies can reach and serve a large and global group of customers electronically from a central location;

     - companies can provide personalized, low-cost and real-time customer interaction;

     - users enjoy greater privacy and face less sales pressure; and

     - users have an enormous diversity of easily accessible content and commerce offerings.

     As a result of these unique characteristics and the Internet's growing adoption rate, businesses have an enormous opportunity to conduct commerce over the Internet. International Data Corporation estimates that commerce over the Internet will increase from approximately $32 billion worldwide in 1998 to approximately $130 billion worldwide in 2000. While many companies initially focused on facilitating and conducting transactions between businesses over the Internet, more recently there has been a proliferation of companies focused on a wide variety of consumer transactions. These companies have typically offered products and services that do not necessarily require the customer's physical presence to purchase, including books, CDs, videocassettes, automobiles, mortgages, airline tickets and online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide without having to make the significant investments to build and manage a local market presence or develop the printing and mailing capabilities associated with traditional direct marketing activities.

     TRADITIONAL UNITED STATES MORTGAGE MARKET

     The Mortgage Bankers Association estimates the United States mortgage market to total over $4.3 trillion in terms of loans outstanding and projects mortgage originations of new mortgage loans to be $1.2 trillion in 1999.

     The mortgage industry is divided broadly into four major segments today:

     - mortgage origination -- sourcing, verification and documentation of mortgage loans, typically done by mortgage brokers and single-source lenders;

     - mortgage funding -- underwriting, funding and selling closed loans to mortgage loan purchasers;

     - securitization -- aggregating loans for sale into the secondary market;
       and

     - servicing -- ongoing billing, collection and foreclosure/collateral management.

     Over the past two decades, the mortgage industry has evolved dramatically. Until the late 1970s, retail banks and savings and loan institutions originated loans through their branches, underwrote and closed loans internally, funded loans from their own customer deposits and then serviced the loans themselves. This internal chain of production was broken by the emergence of the pure mortgage bank that could buy mortgages from mortgage brokers and sell to government sponsored mortgage investors, most significantly Fannie Mae and Freddie Mac, and the development of a large, liquid secondary funding and trading market for mortgage debt. This efficient new market for mortgage funding made it viable for the first time to uncouple from the large retail banks both the front-end functions of mortgage origination and mortgage funding and the back-end function of servicing.

     A significant transformation of the mortgage origination, banking and servicing businesses into specialized functions conducted primarily by independent companies has also occurred during the last two decades. This transformation has created both a large, concentrated and efficient secondary mortgage market and a large, fragmented and inefficient mortgage origination and banking market. There are approximately 20,000 mortgage brokerage operations in the United States, according to the National Association of Mortgage Brokers. However, there is no multi-lender originator that operates nationally and enjoys a widely recognized consumer brand. In 1997, no mortgage originator had over 7% market share. While increased competition at all levels of the industry has resulted in tremendous innovation in the mortgage choices available to consumers, the level of complexity associated with these loans has also increased. In addition, the underwriting and lending processes remain paper and time-intensive, with little visibility into the process for consumers. As a result, we believe that the traditional mortgage lending process causes many consumers to feel:

     - uncertain that their single source lenders and brokers are providing unbiased advice and recommending the most suitable mortgage products;

     - skeptical that rates initially quoted will ultimately be available;

     - intimidated by the number and variety of mortgage products available;

     - pressured to commit to a particular product before they have researched and compared products to their satisfaction;

     - frustrated with the amount and types of fees they are required to pay;
       and

     - overwhelmed by the substantial time and effort that it takes to get a mortgage loan.

     Many borrowers receive little ongoing assistance in managing their debt after the loan is closed. Many direct lenders who also engage in mortgage servicing are not committed to proactive monitoring of their customers' loans because they risk losing servicing fees if customers refinance with other lenders. Multi-lender brokers have the incentive to pursue refinancing opportunities, but typically lack the technological capability to proactively monitor for large customer bases the market changes of thousands of loan products in real time.

     MARKET OPPORTUNITY FOR ONLINE MORTGAGE ORIGINATION

     According to Forrester Research, the market for online mortgage originations is expected to grow from an estimated $18.7 billion in 1999 to over $91.2 billion in 2003, representing an increase in online penetration of the existing market from 1.5% in 1999 to 9.6% in 2003. Mortgage origination is well suited to an Internet-based distribution model for a number of reasons, including:

     - mortgages are information products that need no physical delivery or warehousing;

     - complex mortgage products can be made more understandable through the use of graphical and dynamic real-time presentations, including explanation of terminology and ready access to detailed supporting information;

     - borrower data can be efficiently captured through a website, allowing real time automated underwriting and streamlined overall processing; and

     - costly local offices or brokers and the expensive fee structure associated with the traditional distribution model are not required.

     Many companies have attempted to address this significant market opportunity. Existing mortgage banks have created websites to sell their loans directly online as an alternative front end to the traditional process. These sources, however, do not offer the consumer a multi-lender selection or comparison of products and may be reluctant to reduce fees due to the risk of cannibalizing their traditional distribution channels.

     A number of websites have been created that act as multi-lender distribution channels for mortgage banks. While many of these referral sites offer a selection of lenders, they do not offer complete transaction fulfillment for the consumer and, therefore, do not control the entire mortgage process. Because these websites do not eliminate the services of commissioned loan agents, they are unable to substantially reduce the cost to the consumer of securing a mortgage.

     As a result of the shortcomings inherent in these and other online approaches to mortgage origination, we believe there exists a significant market opportunity for a centralized, globally accessible and easy-to-use online service with a broad selection of lenders, a compelling value proposition based upon saving borrowers money, time and effort, and an open, integrated service that provides complete transaction fulfillment.

THE E-LOAN SOLUTION

     E-LOAN is a leading online provider of mortgages offering consumers the ability to obtain the most suitable mortgage from a wide array of lenders at substantial savings. Utilizing E-LOAN's website, borrowers can efficiently search, analyze and compare mortgage products offered by multiple lenders and apply for, qualify for and obtain the mortgage product that is most compatible with their individual financial characteristics and borrowing requirements. E-LOAN also enables borrowers to track online the status of their mortgage applications from submission through closing and to monitor their mortgages on an ongoing basis after closing. E-LOAN recognizes the importance to borrowers of selecting the right mortgage product and performing ongoing debt management given that mortgages typically represent the single largest debt component of an individual's financial portfolio. To assist borrowers in this regard, E-LOAN provides unbiased recommendations as well as an array of online analytical and product comparison tools. E-LOAN also provides a high level of customer service designed to make the mortgage process significantly more streamlined, transparent to the borrower and efficient. In 1998 and the first quarter of 1999, E-LOAN was the leader in the online mortgage market with approximately $1 billion and $490 million in closed loans originated, respectively, including E-LOAN's estimate of closed loan volume from referrals.

     The E-LOAN solution provides the following key advantages to its customers:

     LARGE SELECTION OF MORTGAGE PRODUCTS. E-LOAN offers mortgages from over 70 lending sources, including nationally-recognized institutions. Each customer inquiry triggers a proprietary rate search algorithm that sorts through over 50,000 products updated in real time. The result, delivered in seconds, is a set of the most competitively priced loans that best match the customer's criteria. E-LOAN believes this large selection of lenders and loans available in a single destination saves borrowers time and effort in searching for and obtaining the most suitable mortgage.

     SIGNIFICANT CUSTOMER SAVINGS. E-LOAN offers savings of over 50% on the origination costs of obtaining mortgages from traditional mortgage brokers or single source lenders. These savings are possible because of the elimination of the commissioned loan agent, who typically charges an origination fee of 1.25% to 1.5% of the loan. E-LOAN's origination fee, by contrast, is 0.625% of the loan, or just half of the lower end of the typical commission range. Because the origination fee is the single largest nonrecurring fee, accounting for approximately 40% of the total nonrecurring loan fees, a reduction of 50% or more in that fee provides substantial customer savings in the overall transaction. Other nonrecurring loan expenses include underwriting, appraisal, insurance and closing fees.

     UNBIASED LOAN RECOMMENDATIONS. E-LOAN provides the borrower with unbiased recommendations regarding available loan products. E-LOAN formulates its recommendations by using powerful, comparative and analytical tools designed to assist the borrower in determining the most suitable mortgage. These recommendations are based solely upon borrower-provided information and criteria. This approach differs substantially from that of traditional brokers, who often recommend and promote mortgage products based on associated commissions, which can vary by lender. By contrast, E-LOAN charges the same brokerage fee regardless of whether the loans are funded internally or through other lenders.

     EASY-TO-USE SERVICE WITH VALUE-ADDED FEATURES. E-LOAN's website enables borrowers to easily and efficiently search, analyze and compare mortgage products offered by multiple lenders in complete privacy, on their own time and free from the sales pressures typically experienced offline. Prospective borrowers can also determine online which mortgage products they qualify for based on their individual financial characteristics and borrowing requirements and ultimately apply for and obtain the selected mortgage product. E-LOAN offers a number of value-added features designed to further promote a more open and borrower-oriented loan process. For example, E-LOAN's unique E-Track service enables borrowers to monitor the status of their loans at every stage of the lending process in real time, removing much of the uncertainty and inconvenience that has tended to reduce borrowers' comfort in obtaining a loan.

     HIGH LEVEL OF CUSTOMER SERVICE. E-LOAN is committed to providing a high level of customer service, as evidenced by referrals received from satisfied customers. Because customer service is a strategic priority, E-LOAN bases the compensation of its loan production personnel in part on their contribution to improving customer satisfaction. E-LOAN implements its customer service objectives by:

     - providing consumer resources through its information rich website, which includes a comprehensive guide to every aspect of the mortgage process;

     - working with the customer throughout the entire transaction process, in contrast to many online websites which refer customers to third party lenders;

     - assigning a personal customer service representative to each borrower to serve as a single point of contact and support throughout the entire loan process;

     - providing borrowers with a real time window into every stage of the lending process through its proprietary E-Track service; and

     - maintaining a call center to respond promptly to phone and e-mail inquiries.

     ONGOING MORTGAGE MONITORING. E-LOAN enables customers to optimize refinance decisions by continuously comparing their existing loan to new products available in the market and alerting them to opportunities to save money over the life of their loan. E-LOAN's monitoring algorithm takes into account the borrower's investment objectives, prospective hold period, risk profile and marginal tax rate. E-LOAN's monitoring capability promotes long-term relationships with its customers.

THE E-LOAN STRATEGY

     The E-LOAN strategy is to be the leading Internet-based provider of mortgages and debt management services for consumers worldwide. Key elements of the E-LOAN strategy include:

     GROW CORE CONSUMER MORTGAGE BUSINESS. E-LOAN intends to become a leading originator of single family mortgage loans, capturing market share from traditional funding sources by delivering to its customers significant cost savings, unparalleled product choice and unbiased advice and assistance. E-LOAN believes that its Internet-based business model will continue to reduce the costs and inefficiencies in mortgage origination and increase the productivity of its mortgage operation through reduced brokerage commissions and ongoing process improvements. In addition, E-LOAN's ability to control the entire loan fulfillment process will provide a more efficient and consistent customer experience. Over time, E-LOAN expects to enhance its product offerings, capitalizing on its customer base, brand name and fulfillment capabilities by expanding into additional activities customers may need as part of their ongoing debt management efforts. As part of an alliance with Stater BV, E-LOAN has established an online mortgage origination subsidiary to serve the European market. Additionally, under a joint venture agreement with Softbank Corp., E-LOAN holds a minority interest in E-LOAN Japan, a Japanese corporation that will develop, market and provide an online mortgage marketplace to serve consumers in Japan and the Republic of Korea. E-LOAN intends to continue to expand into other key international markets in the future.

     EXPAND MULTI-SOURCE LENDING CAPABILITIES. E-LOAN believes that its ability to satisfy customers' specific borrowing requirements by offering the most comprehensive selection of mortgages available nationwide is one of its greatest competitive advantages. Accordingly, E-LOAN intends to continue to broaden the number and variety of its mortgage products and lending sources.

     USE TECHNOLOGY TO BRING BORROWERS AND CAPITAL MARKETS CLOSER
TOGETHER. E-LOAN intends to continue to streamline and automate mortgage origination and underwriting processes in order to enable borrowers to more directly benefit from the cost, speed and convenience of highly efficient secondary mortgage markets. By continually incorporating and upgrading automated underwriting techniques and technologies into our service, E-LOAN will increase its ability to match borrowers with lenders earlier in the process, resulting in reduced documentation requirements, faster approval and lower pricing. E-LOAN believes these techniques and technologies will enable it to provide the most cost-effective and tailored mortgage solutions for its customers.

     ENHANCE BRAND AWARENESS AND CUSTOMER LOYALTY. E-LOAN intends to become the first national multi-source lender with a widely recognized consumer brand name. E-LOAN uses both traditional and online marketing strategies to maximize customer awareness and enhance brand recognition. Through its advertising and promotional activities, E-LOAN targets prospective homebuyers, homeowners and Realtors interested in efficient, easy and economical mortgage origination. Traditional advertising efforts include a mix of radio, television, outdoor and print campaigns aimed at building brand awareness nationwide. E-LOAN also partners with many leading financial services-related online companies, including Yahoo!, E*Trade, DLJdirect, Telebank and CBS MarketWatch. Online partnering arrangements include placing a mortgage center on partners' websites, placing links and banner advertisements on those sites and establishing mortgage monitoring services for those partners' customers. In addition, E-LOAN will continue to focus on promoting customer loyalty and maximizing the lifetime value of its customer relationships through the implementation of superior personalization features and the continuous enhancement of its customer service offerings. E-LOAN also intends to extend its traditional and online marketing strategies to international markets to develop brand recognition abroad as it expands into foreign markets.

     HELP CONSUMERS MONITOR AND MANAGE THEIR DEBT. By assisting consumers in monitoring and managing their mortgages, E-LOAN intends to transform what have traditionally been single origination transactions into long-term, mutually beneficial relationships. Since mortgages typically comprise the single largest consumer liability, E-LOAN has a unique opportunity to build valuable ongoing relationships with its customers. E-LOAN's services include continuous loan monitoring that provide customers with unbiased assistance in refinancing decisions and promotes long-term customer relationships. Recognizing that mortgage and mortgage-related financing represent the lowest cost, most tax efficient capital for consumers, E-LOAN intends to further develop its services and product offerings to assist customers in managing their overall debt portfolio, with the objective of maintaining the lowest overall cost of debt.

PRODUCTS AND SERVICES

     E-LOAN is an online service that offers first mortgages to homebuyers and homeowners seeking to refinance, along with second mortgages and home equity lines of credit. E-LOAN handles all aspects of loan origination, including quoting rates, collecting and verifying borrower data, locking the rate, pre-underwriting the loan package, communicating with the lender and arranging for appraisal and settlement services for the borrower. In addition, E-LOAN can provide complete transaction fulfillment, including underwriting, funding and packaging loans for sale to the secondary markets. Through its easy to use website, E-LOAN offers:

     LOAN PRODUCTS. E-LOAN has relationships with over 70 lending sources who are eligible to quote product rates on E-LOAN's website. E-LOAN's website currently offers a wide array of loan products, including 30-year and 15-year fixed rate loans, a variety of adjustable rate mortgages (ARMs), fixed/adjustable products, products with balloon payments, second mortgages and home equity lines of credit.

     RATE SEARCH. E-LOAN's database contains rates for over 50,000 loan products at any given time and is updated multiple times daily. Prospective borrowers can quickly obtain customized rate quotes for multiple loan types and amounts in a single search by completing a brief questionnaire. E-LOAN's search function features an algorithm that identifies the most competitive products available based on individual borrower information and the total costs of the various products, including applicable interest rates, points and fees. Borrowers can click on a link to see even more loans of those types if they so choose.

     LOAN COMPARISON. Borrowers can compare loans returned from a rate search. A basic comparison shows how any two loans differ on rate, points, prepayment penalties, interest rate costs over time, and, for ARMs, life cap, index type, margin and periodic adjustments. An advanced comparison allows borrowers to forecast how the loans would perform based on various interest rate scenarios and taking into account debt objectives, hold periods, return on other investments and marginal tax rates.

     LOAN RECOMMENDATIONS. To help borrowers find the most suitable loan among the broad array of available products, E-LOAN provides a recommendation feature. This feature consists of a brief questionnaire that enables borrowers to describe their investment objectives and prospective hold period, select an interest rate scenario and indicate the loan amount sought. E-LOAN's proprietary algorithm uses this information to deliver a set of suitable loan products. Borrowers can then adjust various parameters, such as the hold period or interest-rate scenario, to see how that recommendation might change.

     E-TRACK. E-LOAN has developed a proprietary online tracking system, E-Track, in order to make the mortgage process more open and convenient for consumers. E-Track allows borrowers to track the progress of their loan application as well as the amount of anticipated closing costs from preliminary estimate to final settlement. E-LOAN establishes an E-Track account for each borrower at the time an application is completed online. Each E-Track account is personalized and password-protected, and contains:

     - a timeline of the loan application and approval process;

     - an updated list of estimated closing costs, including explanations of all disclosure terms;

     - a product details page explaining all of the terms of the loan;

     - a list of the documents required by the lender in order to approve the application;

     - an area where a borrower can request an interest rate commitment online;

     - contact information, status and results of appraisal; and

     - contact information for designated customer service representatives.


     All of these items are updated in real time as the loan application is processed, thereby enabling borrowers to keep close track of their progress anytime.



     RATE WATCH. The Rate Watch service allows prospective borrowers to input a target interest rate for the desired loan type. E-LOAN searches its database of over 50,000 loan products on a daily basis to determine if a product has become available that meets the borrower's criteria. If a suitable product is found, the borrower receives an e-mail alert inviting them to visit E-LOAN's website and apply for the loan.



     MORTGAGE MONITOR. The Mortgage Monitor service allows the prospective borrower to input the terms for an existing mortgage and immediately compare that loan to all other suitable products available through E-LOAN. In addition, the prospective borrower can choose to receive an e-mail alert whenever a product becomes available that can beat that rate. All E-LOAN customers are automatically enrolled in the Mortgage Monitor service once their loan closes.



     PRE-QUALIFICATION/PRE-APPROVAL SERVICES. E-LOAN assists prospective borrowers in making their home buying decisions by enabling them to determine the exact amount of the loan they are qualified to obtain through its online pre-qualification and pre-approval services.



     INFORMATION FOR BORROWERS. E-LOAN's website hosts a rich array of information on the home buying and refinancing processes, including articles about how to evaluate loan products, maximizing your home buying power, timing a refinance and a glossary of mortgage terms. Detailed explanations of the overall process of obtaining a loan is also available.



     REALTOR INFORMATION AND SERVICES. Realtors can use the E-LOAN website to help their clients calculate the loan amount they can afford, generate a pre-qualification letter or obtain a pre-approval before selecting a property, search for rates and educate them on the mortgage process and terms. In addition, E-LOAN's website offers Realtors a free service allowing them to generate custom flyers to advertise their listings.



     INTERNATIONAL MORTGAGES. Under E-LOAN's alliance with Stater BV, E-LOAN and Stater BV will cooperate to support E-LOAN's online mortgage origination subsidiary in establishing and operating a service that offers residential mortgage loans through the Internet directly to consumers in the European Union, other than the United Kingdom. The initial term of the alliance is five years. E-LOAN expects to begin launching European services in the third quarter of 1999.



     In addition, under a joint venture agreement with Softbank Corp., E-LOAN holds a minority interest in E-LOAN Japan, a Japanese corporation that will develop, market and provide an online mortgage marketplace to serve consumers in Japan and the Republic of Korea. E-LOAN intends to continue to expand into other key international markets in the future.


MORTGAGE OPERATIONS


     E-LOAN is engaged in the mortgage loan origination business as a multi-source lender. E-LOAN originates, underwrites, funds and sells mortgage loans. Originations are funded either through lending partners or through E-LOAN's own warehouse lines of credit. E-LOAN's loan originations are principally prime credit quality first-lien mortgage loans secured by single family residences. E-LOAN also offers second mortgages and home equity lines of credit in many states. All loans are underwritten pursuant to standards established by E-LOAN and conform to the underwriting standards of the ultimate purchasers of the loans.


     Principal sources of income are loan origination fees, gains from the sale of loans, if any, and interest earned on mortgage loans during the period that they are held pending sale, net of interest paid on borrowed funds. Since E-LOAN's policy is to sell all loans that it originates, E-LOAN does not perform loan servicing functions and therefore does not generate ongoing servicing revenues that are customarily earned by traditional mortgage lenders.



     In 34 states and the District of Columbia, E-LOAN is licensed as a mortgage broker and/or mortgage banker, or is exempt from licensing requirements, and can fund all of the loans that it originates. E-LOAN licenses its mortgage loan origination systems and proprietary marks to NetB@nk to enable NetB@nk to fund mortgage loans under the E-LOAN brand in eleven of the remaining 16 states, and has agreements with PHH Mortgage Services Corporation and Prism Mortgage Company relating to the fulfillment of all aspects of loan transaction processing following origination in the other five remaining states.



     OBTAINING AN E-LOAN LOAN. The loan origination process begins when the customer completes a loan application online through the E-LOAN website. Once the application is submitted, E-LOAN initiates a series of steps to efficiently underwrite and process the loan while providing a consistent level of customer service. Within two days of submitting an application, customers receive a welcome package from E-LOAN in the mail which is designed to further brand the E-LOAN experience and contains the necessary disclosure documents mandated by governmental authorities.



     An E-Track account is created at the time a loan application is received and serves as the customer's primary communication system with E-LOAN throughout the loan process. Customers are invited to visit their E-Track account frequently to review key steps in the loan process, receive updated information regarding their loan product, closing costs, and interest rate lock, and view the progress of their loan approval.



     Although the E-Track account is available 24 hours a day, seven days a week, E-LOAN believes that a more personalized touch from a customer service perspective is necessary to truly brand the E-LOAN experience and build customer loyalty. Therefore, assigned customer service representatives maintain telephone contact with borrowers throughout the loan process to communicate major events and answer questions. Customer service contact begins once the online application has been received, continues through approval and funding, and is available until loan monitoring account preferences have been established.



     Loan packages are pre-underwritten upon E-LOAN's receipt of completed paperwork along with a nominal check to cover the cost of obtaining credit reports and utilizing automated underwriting systems, if applicable. All conforming loans are underwritten utilizing an automated system such as Fannie Mae's Desktop Underwriter (DU). Loans that do not immediately qualify for automated underwriting are underwritten using standard manual processes.



     As additional loan documentation is received, data provided by the customer at the time of initial origination is validated. Appraisals, credit reports, and title and survey documents are ordered and reviewed by the designated underwriting teams.



     Once the underwriting process is completed, customers are invited to request interest rate commitments for their selected loan through their E-Track accounts. E-LOAN then confirms that this request can be obtained from mortgage loan purchasers or lending sources. Once the requested rate has been confirmed, customers are notified and provided with all relevant product and execution conditions.



     Final loan approval is secured once all critical data elements have been validated and have been confirmed to satisfy the guidelines of the lending program sought by the borrower. If a borrower's loan does not satisfy lender guidelines, the designated service team will research additional lenders for the customer. For more complex situations, customers will be referred to an E-LOAN loan specialist for special assistance. If a product cannot be secured for the customer, the customer will receive a denial letter stating the reasons that a loan could not be obtained.


     After loans have been approved and all relevant conditions have been met, E-LOAN will either prepare or request preparation of loan documents to be signed by the borrower. The assigned customer service representative will work with the borrower to obtain the necessary signatures for funding and schedule the closing of the loan. Once the borrower has signed all documentation, the loan file is reviewed to identify any missing requirements. The loan is then funded and recorded as closed.



     A quality control review of E-LOAN sourced and funded loans is performed prior to forwarding the loan documentation to the final mortgage loan purchaser or its designated custodian. An accounting audit is also performed to reconcile settlement information provided by escrow/attorney settlement agents with E-LOAN's internal information. Loan documentation relating to closed loans is then shipped to the mortgage loan purchaser or its designated custodian, and documentation is maintained to satisfy regulatory and company record retention requirements.



     E-LOAN then establishes ongoing loan monitoring accounts for all closed loans to ensure that its customers remain in the most suitable loan products based on their specified personal financial requirements. E-LOAN also solicits customer feedback regarding the loan process to measure overall E-LOAN customer loyalty and to utilize in developing future product and service enhancements that are responsive to customer concerns.



     LOAN PRODUCTION. E-LOAN originates conventional mortgage loans (conforming and jumbo loans) and home equity lines of credit, a high percentage of which were refinancings of existing mortgages in 1998. A majority of the conventional loans originated are conforming loans, which are eligible for sale in programs sponsored by Fannie Mae or Freddie Mac. While E-LOAN does not currently sell directly to Fannie Mae or Freddie Mac, the conforming loans E-LOAN originates are ultimately eligible for sale in the secondary markets supported by these organizations.



     The remainder of the conventional loans are non-conforming loans. These include loans with an original balance in excess of $240,000 that otherwise meet all other Fannie Mae or Freddie Mac guidelines (jumbo loans), and other loans that do not meet those guidelines. As part of E-LOAN's multi-source lending activities, E-LOAN originates loans with original balances of up to $2 million.



     E-LOAN offers the following categories of loan products:



     - long term adjustable rate mortgages;



     - intermediate term adjustable rate mortgages;



     - fixed rate mortgages;


     - balloons;

     - home equity lines of credit; and

     - no cost loans.

     Based on the best information available to E-LOAN, the following table sets forth the number and dollar amount of the various types of loan products sold to customers for the periods indicated.

                    TOTAL NUMBER OF CLOSED LOANS BY PRODUCT

                                                                       1998
                       -----------------------------------------------------------------------------------------------------
                                    Q1                             Q2                             Q3                   Q4
                       ----------------------------   ----------------------------   ----------------------------   --------
                                    LOAN      % OF                 LOAN      % OF                 LOAN      % OF
                                   DOLLAR    TOTAL                DOLLAR    TOTAL                DOLLAR    TOTAL
                        NUMBER     VOLUME    DOLLAR    NUMBER     VOLUME    DOLLAR    NUMBER     VOLUME    DOLLAR    NUMBER
    TYPE OF LOAN       OF LOANS   ($ MILL)   VOLUME   OF LOANS   ($ MILL)   VOLUME   OF LOANS   ($ MILL)   VOLUME   OF LOANS
    ------------       --------   --------   ------   --------   --------   ------   --------   --------   ------   --------
30 Year Fixed........     233      $ 53.4      51%       447      $ 93.7      54%       704      $153.0      70%     1,033
15 Year Fixed........     143      $ 29.1      28%       201      $ 41.8      24%       238      $ 47.1      21%       391
30 Year ARM..........      71      $ 22.4      21%       126      $ 36.2      21%        56      $ 17.1       8%       199
Other Products.......       0      $  0.0       0%         5      $  0.4       0%         6      $  1.9       1%        12
                        -----      ------     ---      -----      ------     ---      -----      ------     ---      -----
   Total.............     447      $104.9     100%       779      $172.1     100%     1,004      $219.1     100%     1,635

                             1998                      1999
                       -----------------   ----------------------------
                              Q4                        Q1
                       -----------------   ----------------------------
                         LOAN      % OF                 LOAN      % OF
                        DOLLAR    TOTAL                DOLLAR    TOTAL
                        VOLUME    DOLLAR    NUMBER     VOLUME    DOLLAR
    TYPE OF LOAN       ($ MILL)   VOLUME   OF LOANS   ($ MILL)   VOLUME
    ------------       --------   ------   --------   --------   ------
30 Year Fixed........   $188.3      56%     1,280      $254.5      54%
15 Year Fixed........   $ 77.9      23%       806      $130.7      28%
30 Year ARM..........   $ 69.9      21%       254      $ 78.3      17%
Other Products.......   $  2.9       1%        31      $  6.3       1%
                        ------     ---      -----      ------     ---
   Total.............   $339.0     100%     2,371      $469.8     100%

     AUTOMATED UNDERWRITING. Automated underwriting (AU) is expected to contribute significantly to E-LOAN's goal of increasing the efficiency of multi-source lending by providing customers faster, more cost-efficient credit reviews and decisions. AU may further offer efficiency enhancements through reduced costs in property appraisals. In addition, E-LOAN believes customers will also value the less onerous and time-consuming nature of AU relative to more traditional underwriting processes. E-LOAN will continue to seek to enhance its AU capabilities and incorporate as many techniques and technologies as are warranted by its business needs and the needs of its major business partners.

     E-LOAN has recently been approved by Fannie Mae to be an originator under Fannie Mae's Desktop Originator and Desktop Underwriter system (DU). DU is expected to help automate the lending process for all conforming loans and loans aimed at low-and moderate-income borrowers. The goal of DU is to reduce the time and expense of property appraisals. The DU system is expected to enable E-LOAN to implement a comprehensive, integrated point-of-sale solution providing expedited loan decisions. E-LOAN is the largest exclusive online originator approved to use the DU system. E-LOAN also expects to implement additional AU systems, including Freddie Mac's Loan Prospector and GECMC's Good Decisions.

     LOAN UNDERWRITING. E-LOAN's guidelines for underwriting conventional conforming loans comply with the underwriting criteria employed by Fannie Mae and/or Freddie Mac. E-LOAN's underwriting guidelines and property standards for all other conventional non-conforming loans are based on the underwriting standards employed by the secondary mortgage loan purchasers.

     E-LOAN considers the following general underwriting criteria in determining whether to approve a loan application:

     - employment and income;

     - credit history;

     - property value and characteristics;

     - borrower characteristics; and

     - available assets.

     GEOGRAPHIC DISTRIBUTION. Based on the best information available to E-LOAN, the following table sets forth the geographic distribution by state of E-LOAN's loan originations for the periods indicated.

              DISTRIBUTION BY STATE OF E-LOAN'S LOAN ORIGINATIONS

                                    1998                       FIRST QUARTER 1999
                       -------------------------------   -------------------------------
                        NUMBER OF     PERCENT OF TOTAL    NUMBER OF     PERCENT OF TOTAL
        STATE          CLOSED LOANS     CLOSED LOANS     CLOSED LOANS     CLOSED LOANS
        -----          ------------   ----------------   ------------   ----------------
California...........     3,223              83%            1,636              69%
Washington...........       218               6%              140               6%
Texas................        86               3%               94               4%
Colorado.............        64               2%               61               3%
All Others...........       274               6%              440              18%
                          -----             ---             -----             ---
          Total......     3,865             100%            2,371             100%

     We are more likely to originate a significant amount of our loans in California for the foreseeable future because we are located there, we have advertised more heavily in California than in other states to date, and we believe that California consumers are more likely to be comfortable with using the Internet to purchase mortgages. E-LOAN has initiated advertising campaigns in other major markets outside California in an effort to generate more loan applications from other states. Based on the best information available to E-LOAN, the following table sets forth the distribution by county of E-LOAN's California loan originations for the periods indicated.

        DISTRIBUTION BY COUNTY OF E-LOAN'S CALIFORNIA LOAN ORIGINATIONS

                                    1998                       FIRST QUARTER 1999
                       -------------------------------   -------------------------------
                        NUMBER OF     PERCENT OF TOTAL    NUMBER OF     PERCENT OF TOTAL
       COUNTY          CLOSED LOANS     CLOSED LOANS     CLOSED LOANS     CLOSED LOANS
       ------          ------------   ----------------   ------------   ----------------
Santa Clara..........       783              24%              311              19%
Alameda..............       481              15%              183              11%
San Mateo............       301               9%              122               7%
Contra Costa.........       313              10%              178              11%
Los Angeles..........       270               9%              216              13%
Orange...............       208               6%              130               8%
San Francisco........       122               4%               58               4%
Other................       745              23%              438              27%
                          -----             ---             -----             ---
          Total......     3,223             100%            1,636             100%

     SALE OF LOANS. E-LOAN sells all loans that it originates, on a loan by loan basis, along with the loan servicing rights. Substantially all prime credit quality first mortgage loans sold by E-LOAN are sold without recourse. Generally, E-LOAN sells its non-conforming conventional loan production to large buyers in the secondary market.

     E-LOAN minimizes its credit exposure on loans funded through its warehouse credit facilities by currently selling a majority of these loans within 14 days of funding. To facilitate the rapid sale of each loan, E-LOAN enters into a best-efforts commitment with the mortgage loan purchaser at the same time the customer's interest rate commitment is obtained. E-LOAN sells its loans on a best efforts basis, as opposed to a mandatory basis, in order to avoid the potential financial penalties associated with failing to deliver a loan to the mortgage loan purchaser under a mandatory commitment. With the interest rate risk limited by the commitments to sell originated loans, E-LOAN does not enter into any hedging transactions in order to offset the risk that a change in interest rates will result in a decrease in the value of E-LOAN's current mortgage loan inventory or its commitments to purchase or originate mortgage loans.

     FINANCING OF INTERNAL MORTGAGE FUNDING OPERATIONS. E-LOAN's principal financing requirements are associated with its internal loan funding activities. To satisfy these requirements, E-LOAN currently draws on warehouse credit facilities it has established with Bank United and GE Capital. E-LOAN has also secured an additional credit facility with Greenwich Capital. E-LOAN had committed and uncommitted funds available through its warehouse credit facilities and its agreement with Greenwich Capital aggregating approximately $165 million as of May 31, 1999. E-LOAN also has an agreement with Greenwich Capital to add an additional $100 million in uncommitted funds to finance E-LOAN's mortgage loan inventory effective upon the closing of this offering. As of May 31, 1999, the funding sources available to E-LOAN under each of its current warehouse credit facilities and its agreement with Greenwich Capital are as follows:

Greenwich Capital......................  $100 million
Bank United............................  $ 40 million
GE Capital.............................  $ 25 million

     If E-LOAN continues to sell a majority of its internally funded mortgage loans within 14 days, the existing warehouse credit facilities together with an increase in the Greenwich Capital commitment would enable E-LOAN to internally fund approximately $330 million in mortgage loans during each 30-day period, increasing to approximately $530 million upon the closing of this offering.

     Our agreements with GE Capital and Bank United require us to comply with various operating and financial covenants. These covenants restrict our ability to:

     - sell any of our material assets or merge or consolidate with another company;

     - issue additional shares of common stock without their consent;

     - pay dividends on our outstanding shares of common stock; and

     - amend our Certificate of Incorporation or Bylaws.

     These covenants also require us to:

     - maintain a minimum tangible net worth;

     - limit the amount of debt we incur relative to our net worth; and

     - ensure that our current assets are equal to or greater than our current liabilities.

     E-LOAN intends to increase and diversify further its short-term funding capabilities and continue to identify and pursue alternative and supplementary methods to finance its operations through the public and private capital markets.

CUSTOMER SERVICE

     E-LOAN devotes significant resources to providing personalized, timely customer service and support to minimize the potential uncertainty, anxiety and inconvenience of the loan process. By combining high-tech communications with highly personalized attention, E-LOAN believes it provides a level of customer service superior to that experienced in the traditional loan application process.

     To help prospective customers understand the mortgage process, E-LOAN's website provides a rich assortment of information on how to choose the most suitable mortgage, descriptions of the various types of loan products, articles about buying and refinancing a home, a glossary of mortgage terms, and answers to frequently asked questions. Prospective customers may call E-LOAN toll-free with general questions or click on one of the many "contact us" links throughout its website to send questions via e-mail. Call center staff respond to both phone calls and e-mail requests within 24 hours, and are available from 5 AM to 8 PM California time Monday through Saturday. To respond promptly to questions from Realtors, E-LOAN also maintains a toll-free Realtor hotline staffed during the same hours.

     Once a loan application is submitted online, E-LOAN assigns the customer a personal customer service representative (CSR). The CSR becomes the customer's primary point of contact with E-LOAN, ensuring prompt and personalized attention. The CSR maintains regular e-mail and phone communication with the borrower to answer questions, address any problems and generally facilitate closing the loan by coordinating with E-LOAN's underwriting and processing staff. After closing, E-LOAN asks each borrower to rate the level of customer service received from the CSR, as well as from appraisal and settlement personnel. The survey results are factored into the CSR's compensation, ensuring a strong commitment to continually improving the quality of customer service.

     Every online application also triggers the opening of a password-protected E-Track account. Using E-Track, customers can track the process of their loan applications online at any time. Each event that occurs throughout the various stages of the loan process, for instance the receipt of appraisal details or a lender's request for documentation from the borrower, generates an automated e-mail alert to the borrower. The information is also logged in E-Track so the borrower has a continuously updated record of all loan application developments. With a customer's permission, Realtors may also access the E-Track account to keep abreast of the progress of a loan.

TECHNOLOGY

     E-LOAN's technology systems use a combination of its own proprietary technologies and commercially available, licensed technologies from industry leading providers, including Sun Microsystems, Cisco Systems and Oracle. E-LOAN's systems were designed around industry standard architecture to reduce downtime in the event of outages or catastrophic occurrences. Our systems provide availability 24 hours a day, seven days a week, and have capacity for a tenfold increase in activity before requiring additional hardware or support. The system architecture and user interface were designed by E-LOAN's co-founders and engineering staff.

     USER INTERFACE. The E-LOAN website is designed for fast downloads and compatibility with the most basic browsers. Pages are built with minimal graphics and do not require client-side plug-ins or Java to view.

     RATE SEARCHES AND COMPARISONS. Many of the mortgage services that E-LOAN offers its customers are facilitated through its proprietary database. The database features a rate-loading mechanism that enables electronic data feeds from E-LOAN's lenders to be received and added to the database multiple times per day. This mechanism provides prospective borrowers searching E-LOAN's database with timely access to rates as the market changes. The database currently contains rates and other details for about 50,000 products on an average day and is designed to support a virtually limitless number of products or search parameters. The database supports the dynamic comparison of loans according to rate, term and points, and in the case of adjustable-rate mortgages, margin, index and life cap. The rate-loading and search capabilities of our database are the focus of significant development resources and we plan to continuously improve and enhance these features.

     LOAN APPLICATION AND TRACKING. When a customer applies for a loan online, the application data is stored in a file server. As additional information, including credit reports, appraisal details and financial documentation, is obtained throughout the loan process and added to the borrower's file, e-mails are automatically sent to the borrower and Realtor to inform them of the current status of the loan application. At the same time, the borrower's E-Track account is updated. Each day, E-LOAN sends thousands of automated e-mails and updates hundreds of E-Track accounts.

     SECURITY. In order to safeguard borrowers' sensitive financial data, E-LOAN's systems provide the most secure online transaction capability available. Customer information sent via the website is encrypted using a Secure Socket Layer. The server is protected with industry-leading firewall software. The website itself is locked down, with only two people authorized to change the content on the production server. E-Track is password-protected so that only the borrower may access the account. For an extra measure of protection, none of the borrower's credit or financial information is contained in the E-Track account. The file server containing borrower data is accessible only to authorized users within E-LOAN. There is no external access to this internal server via modem, even by E-LOAN employees.

     PARTNER TEMPLATES. E-LOAN's ability to develop and support mortgage loan centers in partnership with websites, including Yahoo!, E*Trade and DLJdirect is critical to driving applications and expanding the E-LOAN brand. E-LOAN has developed a unique template system that allows for the rapid development and deployment of mortgage loan centers within several hours of signing a distribution agreement. In addition, our partners' websites contain customized data and retain unique appearances. E-LOAN currently maintains over 40 mortgage loan centers on distribution partners' websites.

     SERVER HOSTING AND BACK-UP. E-LOAN's website system hardware is hosted at the Exodus facilities in Santa Clara, California and Jersey City, New Jersey, providing redundant communication lines and emergency power back-up. We have implemented load balancing systems and our own redundant servers to provide for fault tolerance. Scheduled maintenance takes place without taking the website offline.

MARKETING

     E-LOAN's marketing strategy is to attract loan applicants to its website by promoting the E-LOAN brand as a byword for choice, selection, competitive pricing and service in the mortgage industry. E-LOAN relies on a variety of methods to promote its brand. By providing superior customer service, E-LOAN promotes online referrals from satisfied borrowers. Strategic partnerships with online financial websites, including Yahoo!, E*Trade, DLJdirect, Telebank and CBS MarketWatch drive applications through mortgage loan centers on those websites. Offline marketing campaigns featuring radio, TV, print and outdoor advertising in key markets and nationwide target the demographic segments with the highest propensity to utilize an online mortgage provider. E-LOAN also engages in a number of marketing activities at trade shows and other events in the real estate industry in order to encourage Realtors to refer homebuyers directly to our website.

     E-LOAN entered into an agreement with Yahoo!, Inc. in September 1998, which was extended in March 1999 to run through February 2001. Pursuant to this agreement, E-LOAN is the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website.

REGULATION OF MORTGAGE BROKERS AND LENDERS

     The residential mortgage financing industry is highly regulated. E-LOAN's business must comply with extensive and complex rules and regulations of, and licensing and examination by, various federal, state and local government authorities. These rules impose obligations and restrictions on E-LOAN's residential loan brokering and lending activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees E-LOAN may assess, require extensive disclosure to E-LOAN's customers, prohibit discrimination and impose multiple qualification and licensing obligations on E-LOAN. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, voiding of the loan contracts or security interests, indemnification liability or the obligation to repurchase mortgage loans sold to mortgage loan purchasers, rescission of mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability. E-LOAN believes it is in substantial compliance with these rules and regulations.

     As a mortgage company doing business exclusively through the Internet, E-LOAN faces an additional level of regulatory risk given the fact that the statutes and regulations governing mortgage transactions have not been substantially revised or updated to fully accommodate electronic commerce. Most of the federal and state laws, rules and regulations governing mortgage loans contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures and other documents through electronic communications. Until the applicable laws, rules and regulations are revised to clarify their applicability to transactions through e-commerce, any company offering mortgage loans through the Internet or other means of e-commerce will face uncertainty as to compliance. In addition, there is no assurance that revisions to the laws, rules and regulations will be adopted and, if adopted, will be timely or adequate to eliminate this uncertainty. Nonetheless, E-LOAN believes that it has taken prudent steps to mitigate these risks in offering its mortgage loan services through the Internet.

     At the state level, E-LOAN must comply with licensing and regulation in most of the states where it acts as a mortgage broker or lender. In addition, any person who acquires 10% or more of E-LOAN's stock may be required to comply with state licensing regulations requiring the person to periodically file certain financial information and other personal and business information. If any person holding 10% or more of E-LOAN's stock refuses or fails to comply with these filing requirements, E-LOAN's existing licensing arrangements could be jeopardized. The loss of required licenses could have a material adverse effect on E-LOAN's results of operations and financial condition.

     State laws limit the broker fees, interest rates, finance charges and other fees E-LOAN may assess, including late charges, insufficient funds charges for returned checks and prepayment penalties, and may require payment of interest on escrow balances. State laws also require extensive disclosure to E-LOAN's customers concerning fees and charges, brokerage agreements, lock-in agreements and commitments, alternative mortgage transactions, escrows for taxes and insurance, choosing settlement attorneys and insurance agents and private mortgage insurance, among others. These laws regulate both the content and timing of disclosures. In addition, many state laws regulate advertising claims in connection with the solicitation of mortgage loan applications. State and federal laws also prohibit unfair and deceptive trade practices in the mortgage finance business. E-LOAN believes that it has obtained all licenses material to our business in the jurisdictions where it conducts business, and is operating substantially in compliance with the laws of these jurisdictions.

     At the federal level, E-LOAN's mortgage brokering and lending activities are regulated under a variety of laws, including, but not limited to, the Truth in Lending Act and Regulation Z (TILA), the Equal Credit Opportunity Act and Regulation B (ECOA), the Fair Housing Act, the Fair Credit Reporting Act (FCRA), the Real Estate Settlement Procedures Act and Regulation X (RESPA) and the Home Mortgage Disclosure Act of 1975 and Regulation C (HMDA). These statutes generally require detailed disclosure of information concerning mortgage loans, and they regulate the manner in which loans are made, including advertising, disclosure of consumer information, servicing (and transfer of servicing) of mortgage loans, payments for settlement services and reporting of consumer data. These laws regulate both the content and timing of disclosures. E-LOAN believes that it is operating substantially in compliance with the laws applicable to E-LOAN's business.

     Under TILA, lenders are required to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. Disclosures include providing the annual percentage rate, monthly payment amount and total amount financed, plus certain disclosures concerning alternative mortgage transactions. In addition, TILA gives borrowers, among other things, the right to rescind loan transactions if the lender fails to provide the requisite disclosure.

     Under ECOA, creditors are prohibited from discriminating against applicants on the basis of race, color, sex, age, religion, national origin or marital status. The regulations under ECOA also restrict creditors from requesting certain types of information from loan applicants. FCRA requires lenders to supply applicants with certain information (called an "adverse action notice") when the lender denies its applicants credit. The Fair Housing Act prohibits discrimination in mortgage lending on the basis of race, color, religion, sex, handicap, familial status or national origin. Finally, E-LOAN, when acting as a mortgage lender, must also file annual reports with HUD pursuant to HMDA, which requires the collection and reporting of statistical data concerning loan transactions.

     RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage companies to enter into advertising, marketing and distribution arrangements with other Internet companies and websites whereby the mortgage companies pay the Internet companies fees for advertising, marketing and distribution services and other goods and facilities based on the number of click-throughs, completed loan applications or closed loans derived from these arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although E-LOAN believes that it has structured its relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

     The laws, rules and regulations applicable to E-LOAN may undergo periodic modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact E-LOAN. There can be no assurance that these proposed laws, rules and regulations, or other applicable laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict E-LOAN's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by E-LOAN, or otherwise adversely affect the business or prospects of E-LOAN.

COMPETITION

     The market for the origination of mortgage loans is rapidly evolving, both online and through traditional channels, and competition for borrowers is intense and is expected to increase significantly in the future. E-LOAN faces competition from companies directly competing by offering mortgage loans or other home buying services over the Internet. Principal among these competitors are Microsoft HomeAdvisor, Intuit QuickenMortgage, iOwn.com, Keystroke and Mortgage.com. Traditional lenders, including Countrywide, Norwest, Wells Fargo and Bank America, also provide access to their mortgage loan offerings over the Internet. Increased competition, particularly online competition, could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. Further, there can be no assurance that E-LOAN's competitors and potential competitors will not develop services and products that are equal or superior to those of E-LOAN or that achieve greater market acceptance than its products and services.

     E-LOAN believes that the primary competitive factors in creating a financial services resource on the Internet are functionality, brand recognition, customer loyalty, ease-of-use, quality of service, reliability and critical mass. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

     - longer operating histories;

     - greater name recognition;

     - larger, established customer bases; and

     - substantially greater financial, marketing, technical and other resources.

LEGAL PROCEEDINGS

     E-LOAN is not currently a party to any material legal proceedings. E-LOAN may become a party to various legal proceedings arising in the ordinary course of its business.

INTELLECTUAL PROPERTY

     Trademarks and other proprietary rights are important to our success and our competitive position. E-LOAN currently has a number of trademarks and copyrights; however, it does not hold any patents. Although E-LOAN seeks to protect its trademarks and other proprietary rights through a variety of means, E-LOAN may not have taken adequate steps to protect these rights. E-LOAN may also license content from third parties in the future and it is possible that it could be subjected to infringement actions based upon the content licensed from these third parties. Any claims brought against E-LOAN, regardless of their merit, could result in costly litigation and the diversion of its financial resources and technical and management personnel. Further, if any claims are proved valid, through litigation or otherwise, E-LOAN may be required to change its trademarks and pay financial damages, which could adversely affect its business.

     E-LOAN typically enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its technologies, documentation and other proprietary information. Despite its efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use E-LOAN's rights. The steps E-LOAN has taken may not prevent misappropriation of its proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect E-LOAN's proprietary rights as fully as in the United States.


     E-LOAN expects it may be involved in legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by E-LOAN and its licensees. Any of these claims, even if without merit, could result in the expenditure of significant financial and managerial resources. If any of these claims are successful, E-LOAN may be required to change its trademarks, alter its content and pay financial damages, which could adversely affect its business.



     In particular, E-LOAN has received several communications over the last year from EduCap, Inc, a provider of educational loan services and financing for computer equipment for use in education. In the latest of these communications, a letter received in June 1999, EduCap contends that E-LOAN's use of the name and trademark "E-LOAN" is wrongful, likely to cause consumer confusion and infringes EduCap's trademark "THE E-LOAN." EduCap has demanded that E-LOAN cease and desist all use of the trademark and has indicated that it will seek damages if the parties are unable to reach an amicable solution. E-LOAN denies EduCap's allegations and if a lawsuit is initiated, intends to defend itself vigorously. However, litigation involves inherent uncertainties and if a lawsuit is filed there can be no assurance that E-LOAN will prevail or that an adverse judgment will not materially affect E-LOAN's business.


EMPLOYEES

     As of March 31, 1999, E-LOAN employed 237 full-time employees, of whom 185 were in operations, 26 were in administration, 12 were in marketing and business development and 14 were in engineering. As E-LOAN continues to grow and introduce more products, it expects to hire more personnel, particularly in the areas of mortgage operations and marketing. None of E-LOAN's current employees is represented by a labor union or is the subject of a collective bargaining agreement. E-LOAN believes that relations with its employees are good.

FACILITIES

     E-LOAN is headquartered in Dublin, California, where it leases approximately 68,000 square feet of space primarily in a single building. E-LOAN also occupies approximately 2,000 square feet of space in Palo Alto, California. The lease for E-LOAN's office space in Dublin expires in October 2003, and the lease for E-LOAN's office space in Palo Alto is month to month. E-LOAN currently anticipates that it will require additional space as more personnel are hired.

THE E-LOAN FOUNDATION

     The E-LOAN Foundation was established to support charitable causes in the San Francisco Bay Area. E-LOAN's reasons for establishing the foundation were to improve conditions in the local community and build goodwill for E-LOAN.

     The E-LOAN Foundation will primarily focus on alleviating homelessness and improving the quality of life and education for disadvantaged members of the community. Supported programs will be selected by a grant committee comprised of E-LOAN employees, with final authorization to be given by our executive officers Chris Larsen, Janina Pawlowski and Frank Siskowski. The Community Foundation Silicon Valley will conduct all administration and management of the grants. Other than some involvement in the nature of the charitable contributions, no officers or directors of E-LOAN are affiliated with the Community Foundation Silicon Valley or the E-LOAN Foundation. There are no agreements in place between E-LOAN and the Community Foundation Silicon Valley with respect to voting of the shares being donated to the E-LOAN Foundation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of E-LOAN as of March 31, 1999:

                  NAME                      AGE                    POSITION
                  ----                      ---                    --------
Chris Larsen............................    38     Chief Executive Officer and Director
Janina Pawlowski........................    38     President and Director
Frank Siskowski.........................    51     Chief Financial Officer
Harold "Pete" Bonnikson.................    44     Senior Vice President, Operations
William Crane...........................    37     Vice President, Engineering
Doug Galen..............................    37     Vice President, Business Development &
                                                   Sales
Janet Hammond...........................    41     Vice President, Underwriting
Joseph Kennedy..........................    39     Senior Vice President, Marketing and
                                                   Business Development
Steve Majerus...........................    35     Vice President, Secondary Markets
Sara Myers Bisler.......................    39     Vice President, Operations
Sharon Ruwart...........................    36     Vice President, Marketing
Ira M. Ehrenpreis(1)(2).................    30     Director
Robert C. Kagle(1)(2)...................    43     Director
Tim Koogle(1)(2)........................    47     Director
Wade Randlett...........................    34     Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     CHRIS LARSEN co-founded E-LOAN in August 1996 and has served as its Chief Executive Officer since June 1998. From August 1996 to June 1998, Mr. Larsen served as the President of E-LOAN. Mr. Larsen has been a Director of E-LOAN since its incorporation in August 1996. From October 1992 to August 1996, Mr. Larsen was the President of the Palo Alto Funding Group, the mortgage brokerage he co-founded in 1992 and E-LOAN's predecessor company. Mr. Larsen holds an M.B.A. degree from Stanford University and a B.S. degree from San Francisco State University.

     JANINA PAWLOWSKI co-founded E-LOAN in August 1996 and has served as its President since June 1998. From August 1996 to June 1998, Ms. Pawlowski served as the Chief Executive Officer of E-LOAN. Ms. Pawlowski has been a Director of E-LOAN since its incorporation in August 1996. From October 1992 to August 1996, Ms. Pawlowski was the Chief Executive Officer of the Palo Alto Funding Group, the mortgage brokerage she co-founded in 1992 and E-LOAN's predecessor company. Ms. Pawlowski holds an M.B.A. degree from the University of Rochester and a B.S. degree from Cornell University.

     FRANK SISKOWSKI has served as the Chief Financial Officer of E-LOAN since October 1998. Prior to joining E-LOAN, Mr. Siskowski was the Senior Vice President and Chief Financial Officer of The Indus Group, Inc. from September 1996 to August 1998. From July 1991 to September 1996, Mr. Siskowski served as Senior Vice President and Controller of VISA International. From January 1985 to July 1991, Mr. Siskowski served as the Vice President and Chief Financial Officer of the MCI Pacific Division of MCI Communications Corporation. Mr. Siskowski holds an M.B.A. degree from Fordham University and a B.A. degree from Manhattan College.

     HAROLD "PETE" BONNIKSON has served as the Senior Vice President of Operations of E-LOAN since January 1999. Prior to joining E-LOAN, Mr. Bonnikson was with North American Mortgage and its predecessor companies since 1981. Mr. Bonnikson was the Executive Vice President of North American Mortgage from 1993 to 1999. Mr. Bonnikson holds a B.S. degree from California State University at Sacramento.

     WILLIAM CRANE has served as the Vice President of Engineering of E-LOAN since April 1998. Prior to joining E-LOAN, Mr. Crane was the Vice President of Engineering of FrontOffice Technologies from January 1996 to April 1998. From November 1992 to January 1996, Mr. Crane was the Vice President of Engineering of Network Computing Devices. Mr. Crane holds a B.S. degree from Texas A&M University.

     DOUG GALEN has served as the Vice President of Business Development and Sales of E-LOAN since September 1997. Prior to joining E-LOAN, Mr. Galen was the Vice President of Business Development of Owners.com from August 1996 to August 1997. From January 1996 to August 1996, Mr. Galen was the Vice President of Limar Realty. From June 1988 to January 1996, Mr. Galen was the Vice President of The Shilder Group. Mr. Galen holds an M.B.A. degree and a B.A. degree from the University of California, Berkeley.

     JANET HAMMOND has served as the Vice President of Underwriting of E-LOAN since March 1999. From June 1998 to March 1999, Ms. Hammond served as the Director of Operations of E-LOAN. From December 1997 to June 1998, Ms. Hammond served as a manager of Customer Service and then as the Director of Customer Service of E-LOAN. Prior to joining E-LOAN, from May 1997 to December 1997, Ms. Hammond was a project manager with PMI Mortgage Insurance, Inc. From September 1990 to May 1997, Ms. Hammond was a Loan Manager for Rockwell Federal Credit Union. Ms. Hammond attended California State University, Fresno.

     JOSEPH KENNEDY has served as the Senior Vice President of Marketing and Business Development of E-LOAN since February 1999. Mr. Kennedy was the Vice President of Sales, Service and Marketing of Saturn Corporation from October 1995 to February 1999. From December 1993 to September 1995, Mr. Kennedy was the General Director of Marketing and Product Planning for the Cadillac Motor Car Division of General Motors Corporation. From September 1992 to December 1993, Mr. Kennedy was the Director of Product Portfolio Planning for the North American Operations of General Motors Corporation. Mr. Kennedy holds an M.B.A. degree from Harvard Business School and a B.S. degree from Princeton University.

     STEVE MAJERUS has served as the Vice President of Secondary Markets of E-LOAN since January 1999. From April 1998 to January 1999, Mr. Majerus served as the Director of Mortgage Banking of E-LOAN. Prior to joining E-LOAN, Mr. Majerus was the Director of Mortgage Lending for of CMG Mortgage from January 1996 to March 1998. From February 1993 to November 1995, Mr. Majerus was the President of Trans Capital Mortgage, a company which he co-founded.

     SARA MYERS BISLER has served as the Vice President of Operations of E-LOAN since May 1999. From November 1993 to May 1999, Ms. Bisler held various positions with North American Mortgage Company, most recently as Senior Vice President of Inventory Management. Ms. Bisler holds a B.A. degree from California State University, Sacramento.

     SHARON RUWART has served as the Vice President of Marketing of E-LOAN since December 1998. From April 1998 to December 1998, Ms. Ruwart served as Director of Marketing of E-LOAN. Prior to joining E-LOAN, Ms. Ruwart held a variety of positions at the San Jose Mercury News, a division of Knight-Ridder, Inc., including Brand Group Manager and Recruitment Advertising Manager from January 1995 to April 1998. Ms. Ruwart holds an M.B.A. degree from Stanford University and a B.A. degree from Yale University.

     IRA M. EHRENPREIS has served as a Director of E-LOAN since January 1998. Since 1996 Mr. Ehrenpreis has been a General Partner of TPW Management V, L.P. the General Partner of Technology Partners Fund V, L.P. and Managing Director of TP Management VI, L.L.C., the General Partner of Technology Partners Fund VI, L.P. Mr. Ehrenpreis holds J.D. and M.B.A.

degrees from Stanford University and a B.A. degree from the University of California, Los Angeles.

     ROBERT C. KAGLE has served as a Director of E-LOAN since January 1998. Mr. Kagle has been a member of Benchmark Capital Management Co., L.L.C., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle is also a director of eBay Inc., a leading online trading community. Mr. Kagle holds a B.S. degree from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from Stanford University.

     TIM KOOGLE has served as a Director of E-LOAN since September 1998. Mr. Koogle has been the Chief Executive Officer of Yahoo!, Inc. and a member of Yahoo!'s Board of Directors since August 1995. He has also been Yahoo!'s Chairman since January 1999 and was its President from August 1995 until January 1999. Prior to joining Yahoo!, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. Mr. Koogle holds a B.S. degree from the University of Virginia and an M.S. degree from Stanford University.

     WADE RANDLETT has served as a Director of E-LOAN since June 1997. Mr. Randlett has been the Political Director of TechNet since February 1997. From November 1992 until February 1997, Mr. Randlett was self-employed as a Policy Consultant. Mr. Randlett holds a B.S. degree from Princeton University.

BOARD COMPOSITION


     E-LOAN currently has authorized six directors. E-LOAN's Restated Certificate of Incorporation will provide that, effective upon the closing of this offering, the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Messrs. Ehrenpreis and Randlett, the Class II directors are Messrs. Kagle and Koogle and the Class III directors are Mr. Larsen and Ms. Pawlowski. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of E-LOAN.


     Each officer is elected by, and serves at the discretion of, the Board of Directors. Each of E-LOAN's officers and directors, other than nonemployee directors, devotes full time to the affairs of E-LOAN. E-LOAN's nonemployee directors devote time to the affairs of E-LOAN as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of E-LOAN.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors reviews the internal accounting procedures of E-LOAN and consults with and reviews the services provided by E-LOAN's independent accountants. The Audit Committee currently consists of Messrs. Ehrenpreis, Kagle and Koogle.

     The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of E-LOAN, administers E-LOAN's stock option plan and establishes and reviews general policies relating to compensation and benefits of employees of E-LOAN. The Compensation Committee currently consists of Messrs. Ehrenpreis, Kagle and Koogle. No interlocking relationships exist between E-LOAN's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     Our directors do not currently receive cash compensation from E-LOAN for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. E-LOAN does not provide additional compensation for committee participation or special assignments of the Board of Directors. From time to time, certain directors of E-LOAN have received grants of options to purchase shares of E-LOAN's common stock pursuant to the 1997 Stock Option Plan. See
"-- Stock Plans" and "Certain Transactions".

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received for services rendered to E-LOAN during the fiscal year ended December 31, 1998 by our Chief Executive Officer and other executive officers who received salary and bonus in that fiscal year in excess of $100,000. The executive officers listed in the table below are sometimes referred to as Named Executive Officers.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                        ---------------------
                                                ANNUAL COMPENSATION           NUMBER OF
                                               ----------------------   SECURITIES UNDERLYING
         NAME AND PRINCIPAL POSITION             SALARY       BONUS            OPTIONS
         ---------------------------           ----------   ---------   ---------------------
Chris Larsen
  Chief Executive Officer....................   $129,807     $    --               --
Janina Pawlowski
  President..................................    129,808          --               --
Doug Galen
  Vice President, Business Development &
     Sales...................................    114,496          --          150,000
Steve Majerus
  Vice President, Secondary Marketing........    115,773      47,336          225,000

     Mr. Bonnikson joined E-LOAN in January 1999 as its Senior Vice President of Operations and will be compensated at an annual base salary of $150,000 during the fiscal year ended December 31, 1999. Mr. Crane joined E-LOAN in April 1998 as its Vice President of Engineering and will be compensated at an annual base salary of $130,000 during the fiscal year ended December 31, 1999. Mr. Kennedy joined E-LOAN in February 1999 as its Senior Vice President of Marketing and Business Development will be compensated at an annual base salary of $200,000 during the fiscal year ended December 31, 1999. Mr. Siskowski joined E-LOAN in October 1998 as its Chief Financial Officer and will be compensated at an annual base salary of $170,000 during the fiscal year ended December 31, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for the year ended December 31, 1998. E-LOAN has never granted any stock appreciation rights.

                                            INDIVIDUAL GRANTS
                        ---------------------------------------------------------        POTENTIAL REALIZABLE VALUE
                        NUMBER OF      PERCENT OF                                         AT ASSUMED ANNUAL RATES
                        SECURITIES   TOTAL OPTIONS                                      OF STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO                                            FOR OPTION TERM(3)
                         OPTIONS      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ------------------------------------
       NAME(1)           GRANTED     FISCAL YEAR(2)       ($/SH)          DATE          0%           5%          10%
       -------          ----------   --------------   --------------   ----------   ----------   ----------   ----------
Chris Larsen..........        --            --               --               --                         --           --
Janina Pawlowski......        --            --               --               --                         --           --
Doug Galen............   120,000           3.9%           $0.22         03/12/08    $1,173,600   $1,928,400   $3,086,400
                          30,000           1.0%           $1.00         08/11/08    $  270,000   $  458,700   $  748,200
Steve Majerus.........   225,000           7.3%           $0.22         05/07/08    $2,200,500   $3,615,750   $5,787,000

---------------
(1) In January 1999, E-LOAN granted to Mr. Bonnikson an option to purchase 654,261 shares of common stock at an exercise price of $2.00 per share, which expires on January 13, 2009. In May 1998, E-LOAN granted to Mr. Crane an option to purchase 495,000 shares of common stock at an exercise price of $0.22 per share, which expires on May 7, 2008. In February 1999, E-LOAN granted to Mr. Kennedy an option to purchase 747,519 shares of common stock at an exercise price of $2.00 per share, which expires on February 22, 2009. In November 1998, E-LOAN granted to Mr. Siskowski an option to purchase 385,377 shares of common stock at an exercise price of $1.33 per share, which expires November 25, 2008.

(2) In 1998, E-LOAN granted options to purchase an aggregate of 3,084,627 shares of common stock, of which 3,011,877 were granted to employees and 72,750 were granted to consultants.

(3) The 0%, 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent E-LOAN's estimate or projection of future common stock prices. The potential realizable value is calculated by assuming that the assumed initial public offering price of $10.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price. The potential realizable value is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.

FISCAL YEAR END OPTION VALUES

     The following table provides certain summary information concerning stock options held as of December 31, 1998 by each of the Named Executive Officers. None of the Named Executive Officers exercised options in fiscal 1998.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS               IN-THE-MONEY OPTIONS AT
                                                       AT DECEMBER 31, 1998            DECEMBER 31, 1998
                                                    ---------------------------   ---------------------------
                       NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       ----                         -----------   -------------   -----------   -------------
Chris Larsen......................................        --              --             --              --
Janina Pawlowski..................................        --              --             --              --
Doug Galen........................................    90,000         330,000       $895,500      $3,234,600
Steve Majerus.....................................        --         225,000       $     --      $2,200,500

     There was no public trading market for E-LOAN's common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options as of that date was calculated on the basis of an assumed initial public offering price of $10.00 per share.

STOCK PLANS

1997 Stock Plan

     E-LOAN's 1997 Stock Plan (1997 Plan) provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (Code), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (SPRs). The 1997 Plan was approved by the Board of Directors in August 1997 and by the stockholders in November 1997. The Board approved amendments to the 1997 Plan to increase the number of shares reserved under the 1997 Plan in May 1998 and January 1999, and the stockholders also approved these amendments to the 1997 Plan in May 1998 and January 1999. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. A total of 10,500,000 shares of common stock is currently reserved for issuance pursuant to the 1997 Plan, plus annual increases equal to the lesser of 4,500,000 shares, 4% of the then outstanding shares, or a lesser amount determined by the Board.

     The 1997 Plan may be administered by the board of directors or a committee of the board (as applicable, the "Administrator"), which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares, the exercisability thereof, and the form of consideration payable upon exercise. The board has the authority to amend, suspend or terminate the 1997 Plan, provided that the action may not adversely affect any share of common stock previously issued and sold or any option previously granted under the 1997 Plan.

     Options and SPRs granted under the 1997 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1997 Plan must generally be exercised within three months of the Optionee's separation of service from E-LOAN, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant E-LOAN a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service for E-LOAN for any reason, including death or disability. The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to E-LOAN. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of E-LOAN's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of any incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

     The 1997 Plan provides that in the event of a merger of E-LOAN with or into another corporation or a sale of substantially all of E-LOAN's assets, each option or SPR shall be assumed or an equivalent option or SPR substituted by the successor corporation. If each outstanding option or SPR is not assumed or substituted as described in the preceding sentence, the Administrator shall notify the Optionees that each option or SPR shall be fully vested and exercisable, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of notice, and the option or SPR will terminate upon the expiration of the period.

1999 Employee Stock Purchase Plan

     E-LOAN's 1999 Employee Stock Purchase Plan (1999 Purchase Plan) was adopted by the Board of Directors in March 1999 and approved by the stockholders in April 1999. A total of 1,500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus annual increases on the first day of E-LOAN's fiscal year beginning in or after 2000 equal to the lesser of 1,500,000 shares, 2% of the then outstanding shares or a lesser amount determined by the Board. As of the date of this Prospectus, no shares have been issued under the 1999 Purchase Plan.

     The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains consecutive overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before April 30, 2001.

     Employees are eligible to participate if they are customarily employed by E-LOAN or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, to the extent any employee (a) immediately after a grant would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of E-LOAN or (b) would have rights to purchase stock under all employee stock purchase plans of E-LOAN which exceed $25,000 worth of stock for each calendar year in which the options are outstanding, the employee may be not be granted an option to purchase stock under the 1999 Purchase Plan. The 1999 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation". Compensation is defined as the participant's base straight time gross earnings, commissions, cash incentive payments and bonuses, but exclusive of payments for overtime, profit sharing payments, shift premium payments, non-cash compensation and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 3,750 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 Purchase Plan is generally 85% of the lower of the fair market value of the common stock (i) at the beginning of the offering period or
(ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with E-LOAN.

     Rights granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of a merger of E-LOAN with or into another corporation or a sale of substantially all of E-LOAN's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. After shares have been purchased on the New Exercise Date, the 1999 Purchase Plan will terminate. Unless terminated earlier, the 1999 Purchase Plan will terminate in 2009. The Board of Directors has the authority to amend or terminate the 1999 Purchase Plan, except that no action may adversely affect any outstanding rights to purchase stock under the 1999 Purchase Plan.

401(K) PLAN

     E-LOAN maintains an employee savings and retirement plan (401(k) Plan) which covers all eligible employees of E-LOAN (Participants). Pursuant to the 401(k) Plan, Participants may elect to reduce their current compensation, on a pre-tax basis, up to 15%, or the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) Plan. Participants' salary reduction contributions are fully vested at all times. E-LOAN, in its sole discretion, may make discretionary employer contributions, qualified discretionary employer contributions and matching contributions to the 401(k) Plan. Each Participants' interest in their employer discretionary contributions and matching contributions generally vest in accordance with a four-year graduated vesting schedule. Participants may receive loans and hardship distributions while in service and are eligible for a distribution from the 401(k) Plan upon separation from service with E-LOAN. The 401(k) Plan is intended to qualify under Section 401(a) of the Code, and its accompanying trust is intended to be a tax-exempt trust under Section 501(a) of the Code. Contributions made on behalf of Participants, on a pre-tax basis, to the 401(k) Plan, and income earned on the contributions, are not currently taxable to Participants until distributed to them. All contributions are tax deductible by E-LOAN. The trustee under the 401(k) Plan, at the direction of Participants, invests the assets of the 401(k) Plan in any of seven designated investment options.

EMPLOYMENT AGREEMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Under the terms of E-LOAN's offer of employment to Mr. Kennedy, if Mr. Kennedy's employment is terminated by E-LOAN or a successor company to E-LOAN within six months prior to or 12 months following a change of control, E-LOAN has agreed to pay Mr. Kennedy three years of salary, accelerate vesting of all shares under Mr. Kennedy's option and pay a gross-up for any taxation Mr. Kennedy incurs in connection with the payment and acceleration above standard individual taxes for ordinary income. Alternatively, if Mr. Kennedy's employment is terminated by E-LOAN at any time, E-LOAN has agreed to give Mr. Kennedy three months notice of termination, pay Mr. Kennedy 12 months of salary and accelerate vesting of that number of shares under Mr. Kennedy's option that would have been exercisable on the date 12 months following the date of termination. E-LOAN is not required to perform any of these obligations if Mr. Kennedy's termination from E-LOAN is due to a criminal act or gross violation of E-LOAN policy. E-LOAN has also agreed to reimburse Mr. Kennedy for relocation expenses he incurred in relocating to the Bay Area.

     In accordance with the terms of their option agreements under E-LOAN's 1997 Stock Plan, whether or not the options are assumed or substituted in a merger, acquisition or asset sale, each Named Executive Officer's outstanding options vest and become exercisable as to an additional 50% of the unvested shares at the time of the merger, acquisition or sale of assets.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     E-LOAN's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, including injunctive relief or rescission.

     E-LOAN's Bylaws provide that E-LOAN shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. E-LOAN believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. E-LOAN's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit indemnification.

     E-LOAN has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its Bylaws. These agreements, among other things, indemnify E-LOAN's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of E-LOAN arising out of that person's services as a director, officer, employee, agent or fiduciary of E-LOAN, any subsidiary of E-LOAN or any other company or enterprise to which the person provides services at the request of E-LOAN. E-LOAN believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending litigation or proceeding involving a director or officer of E-LOAN in which indemnification is required or permitted, and E-LOAN is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

     In December 1997, E-LOAN issued shares of Series B preferred stock to certain investors at a purchase price of $0.96 per share, which shares will automatically convert into 1,290,621 shares of common stock upon the completion of this offering. Also in December 1997, E-LOAN issued shares of Series C preferred stock to certain investors at a purchase price of $1.23 per share, which shares will automatically convert into 12,809,808 shares of common stock upon completion of this offering. In September 1998 and February 1999, E-LOAN issued shares of Series D preferred stock to certain investors at a purchase price of $9.26 per share, which shares will automatically convert into 5,107,587 shares of common stock upon the completion of this offering. The investors in the Series B preferred stock, Series C preferred stock and Series D preferred stock include the following affiliates of E-LOAN:

                                                          SHARES OF   SHARES OF    SHARES OF
                                                          SERIES B    SERIES C     SERIES D
                                                          PREFERRED   PREFERRED    PREFERRED
                        INVESTOR                            STOCK       STOCK        STOCK
                        --------                          ---------   ---------    ---------
Doug Galen..............................................   15,625           --           --
Benchmark Capital Partners II L.P.(1)...................       --     2,589,959      97,161
Entities Affiliated with Technology Partners(2).........       --     1,479,977      75,570
Entities Affiliated With STV IV, LLC(3).................       --           --      777,286
Yahoo!, Inc.(4).........................................       --           --      323,869
Harold "Pete" Bonnikson.................................       --           --       40,000

-------------------------
(1) Mr. Kagle, a director of E-LOAN, is a member of Benchmark Capital Management Co., L.L.C., the general partner of Benchmark Capital Partners II L.P.

(2) Technology Partners Fund V, L.P. purchased 739,989 shares of Series C preferred stock and 16,361 shares of Series D preferred stock. Technology Partners Fund VI, L.P. purchased 739,988 shares of Series C preferred stock and 59,209 shares of Series D preferred stock. Mr. Ehrenpreis, a director of E-LOAN, is a general partner of TPW Management V, L.P., the general partner of Technology Partners Fund V, L.P. and is a managing member of TP Management VI, L.L.C., the general partner of Technology Partners Fund VI, L.P.

(3) Softbank Holdings, Inc., L.P. purchased 388,643 shares of Series D preferred stock, Softbank Technology Advisors Fund, L.P. purchased 7,306 shares of Series D preferred stock, and Softbank Technology Ventures IV, L.P. purchased 381,337 shares of Series D preferred stock.

(4) Mr. Koogle, a director of E-LOAN, is the Chief Executive Officer of Yahoo!

     In December 1997, E-LOAN entered into an agreement with Yahoo!, Inc., under which E-LOAN became the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website and E-LOAN and Yahoo! will conduct joint marketing activities. In September 1998, E-LOAN entered into a subsequent agreement with Yahoo!, which became effective in March 1999 upon the expiration of the December 1997 agreement, under which E-LOAN would continue to be the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website and E-LOAN and Yahoo! would continue to conduct joint marketing activities through February 2000. In March 1999, the parties extended this agreement through February 2001. Pursuant to the agreement, E-LOAN is required to pay a slotting fee plus click-through fees to Yahoo! Tim Koogle, a director of E-LOAN, is the Chief Executive Officer of Yahoo!

     In October 1997, March 1998 and August 1998, E-LOAN granted to Doug Galen, its Vice President of Business Development and Sales, options to purchase 270,000, 120,000 and 30,000 shares of common stock, respectively, at $0.05, $0.22 and $1.00 per share, respectively. These options vest according to the following schedules: 1/4(th) of the total number of shares under each option vests on August 26, 1998, March 12, 1999 and August 11, 1999, respectively, and 1/48(th) of the total number of shares under each option vests at the end of each full month thereafter.

     In December 1997 and August 1998, E-LOAN granted to Janet Hammond, its Vice President of Underwriting, an option to purchase 45,000 shares and two separate options to purchase 30,000 shares of common stock each, respectively, at $0.22 and $1.00 per share, respectively. These options vest according to the following schedules: 1/4(th) of the total number of shares subject to each option vests on December 10, 1998, May 1, 1999 and August 11, 1999, respectively, and 1/48(th) of the total number of shares subject to each option vests at the end of each full month thereafter.

     In May 1998, E-LOAN granted to Bill Crane, its Vice President of Engineering, an option to purchase 495,000 shares of common stock at $0.22 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on April 20, 1999 and 1/48(th) of the total number of shares vests at the end of each full month thereafter.

     In May 1998, January 1999 and February 1999, E-LOAN granted to Sharon Ruwart, its Vice President of Marketing, options to purchase 180,000, 30,000 and 15,000 shares of common stock, respectively, at $0.22, $2.00 and $2.00 per share, respectively. These options vest according to the following schedules:
 1/4(th) of the total number of shares under each option vests on May 1, 1999, January 1, 2000 and February 22, 2000, respectively, and 1/48(th) of the total number of shares under each option vests at the end of each full month thereafter.

     In May 1998 and February 1999, E-LOAN granted to Steve Majerus, its Vice President of Secondary Markets, options to purchase 225,000 and 75,000 shares of common stock, respectively, at $0.22 and $2.00 per share, respectively. These options vest according to the following schedules: 1/4(th) of the total number of shares under each option vests on April 27, 1999 and February 22, 2000, respectively, and 1/48(th) of the total number of shares under each option vests at the end of each full month thereafter.

     In November 1998, E-LOAN granted to Frank Siskowski, its Chief Financial Officer, an option to purchase 385,377 shares of common stock at $1.33 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on October 26, 1999 and 1/48(th) of the total number of shares vests at the end of each full month thereafter.

     In January 1999, E-LOAN granted to Harold "Pete" Bonnikson, its Senior Vice President of Operations, an option to purchase 654,261 shares of common stock at $2.00 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on January 13, 2000 and 1/48(th) of the total number of shares vests at the end of each full month thereafter.

     In February, 1999, E-LOAN granted to Joseph Kennedy, its Senior Vice President of Marketing and Business Development, an option to purchase 747,519 shares of common stock at $2.00 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on February 22, 2000 and 1/48(th) of the total number of shares vests at the end of each full month thereafter. For a description of the terms of the employment arrangement between E-LOAN and Mr. Kennedy, see "Management -- Employment Agreement and Change of Control Arrangements".

     In March 1999, E-LOAN entered into a joint venture agreement with Softbank Corp., under which E-LOAN will hold a minority interest in E-LOAN Japan, a Japanese corporation. E-LOAN Japan will develop, market and provide an online mortgage marketplace to serve consumers in Japan and the Republic of Korea.

     E-LOAN has entered into indemnification agreements with its officers and directors containing provisions that require E-LOAN, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In May 1999, E-LOAN established the E-LOAN Foundation, a charitable fund which is administered by the Community Foundation Silicon Valley. To capitalize the E-LOAN Foundation, E-LOAN donated 75,000 shares of common stock to the Community Foundation Silicon Valley on behalf of the E-LOAN Foundation. The E-LOAN Foundation is selling 5,000 shares of common stock in this offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of E-LOAN's common stock as of May 18, 1999 and as adjusted to reflect the sale of common stock offered by this prospectus and in the private placement to be closed at the same time as this offering, in each case reflecting the common stock beneficially held by the following individuals or groups:

     - each person known by E-LOAN to beneficially own more than 5% of its outstanding common stock;

     - each director of E-LOAN;

     - each Named Executive Officer listed in the Summary Compensation Table;

     - all directors and executive officers of E-LOAN as a group; and

     - the E-LOAN Foundation, the selling stockholder.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o E-LOAN, Inc., 5875 Arnold Road, Suite 100, Dublin, California 94568. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by that person that are exercisable within 60 days of May 18, 1999, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership prior to this offering is based on 33,737,403 shares of common stock outstanding as of May 18, 1999, after giving effect to the conversion of the outstanding preferred stock and the exercise and conversion of a warrant to purchase Series D preferred stock. Percentage of beneficial ownership after this offering is based on 38,482,403 shares of common stock to be outstanding after completion of this offering and the private placement that will close at the same time as this offering.

                                                                               PERCENTAGE OF
                                                                                  SHARES
                                                                               BENEFICIALLY
                                                                                   OWNED
                                                SHARES         NUMBER       -------------------
                                             BENEFICIALLY     OF SHARES     PRIOR TO    AFTER
         NAME OF BENEFICIAL OWNER               OWNED       BEING OFFERED   OFFERING   OFFERING
         ------------------------            ------------   -------------   --------   --------
Benchmark Capital Partners II L.P.(1)......    8,061,360           --         23.9%      20.9%
  Robert C. Kagle
Entities affiliated with Technology
  Partners(2)..............................    4,666,641           --         13.8%      12.1%
  Ira M. Ehrenpreis
Entities affiliated with STV IV, LLC(3)....    3,304,590           --          9.8%       8.6%
Chris Larsen(4)............................    5,555,121           --         16.5%      14.4%
Janina Pawlowski(5)........................    5,511,927           --         16.3%      14.3%
Doug Galen(6)..............................      185,625           --            *          *
Steve Majerus(7)...........................       65,625           --            *          *
Tim Koogle(8)..............................      971,607           --          2.9%       2.5%
Wade Randlett..............................        1,500           --            *          *
The E-LOAN Foundation(9)...................       75,000        5,000            *          *
All directors and executive officers as a
  group (15 persons)(10)...................   25,345,531           --         75.1%      65.9%

-------------------------
  * Represents beneficial ownership of less than one percent of E-LOAN's common stock.


 (1) Excludes 483,132 shares beneficially owned by Chris Larsen and pledged to Benchmark Capital Partners II L.P. pursuant to Loan and Pledge Agreements between Benchmark Capital Partners II L.P. and Mr. Larsen. Also excludes 483,132 shares beneficially owned by Janina Pawlowski and pledged to Benchmark Capital Partners II L.P. pursuant to Loan and Pledge Agreements between Benchmark Capital Partners II L.P. and Ms. Pawlowski. Mr. Kagle, a director of E-LOAN, is a member of Benchmark Capital Management Co., L.L.C., the general partner of Benchmark Capital Partners II, L.P. and disclaims beneficial ownership of the shares held by Benchmark Capital Partners II, L.P. except to the extent of his proportionate partnership interest therein.


 (2) Consists of 2,397,591 shares held of record by Technology Partners Fund VI, L.P. and 2,269,050 shares held of record by Technology Partners Fund V, L.P. Excludes 237,933 and 57,672 shares beneficially owned by Chris Larsen and pledged to Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P., respectively, pursuant to Loan and Pledge Agreements between these entities and Mr. Larsen. Also excludes 237,933 and 57,672 shares beneficially owned by Janina Pawlowski and pledged to Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P., respectively, pursuant to Loan and Pledge Agreements between these entities and Ms. Pawlowski. Mr. Ehrenpreis, a director of E-LOAN, is a general partner of TPW Management V, L.P., the general partner of Technology Partners Fund V, L.P. and is a managing member of TP Management VI, L.L.C., the general partner of Technology Partners Fund VI, L.P. and disclaims beneficial ownership of the shares held by Technology Partners Fund VI, L.P. and Technology Partners Fund V, L.P. except to the extent of his proportionate partnership interest therein.

 (3) Consists of 1,165,929 shares held of record by Softbank Holdings, Inc. L.P., 1,144,011 shares held of record by Softbank Technology Ventures IV, L.P., 21,918 shares held of record by Softbank Technology Advisors Fund, L.P., and 972,732 shares held of record by Softbank America Inc. Excludes 378,549, 370,527, 8,025 and 346,731 shares beneficially owned by Chris Larsen and pledged to Softbank Holdings, Inc., Softbank Technology Ventures IV, L.P., Softbank Technology Advisors Fund, L.P., and Softbank

     America Inc., respectively, pursuant to Loan and Pledge Agreements between these entities and Mr. Larsen. Also excludes 378,549, 370,527, 8,025 and 303,387 shares beneficially owned by Janina Pawlowski and pledged to Softbank Holdings, Inc., Softbank Technology Ventures IV, L.P., Softbank Technology Advisors Fund, L.P., and Softbank America Inc., respectively, pursuant to Loan and Pledge Agreements between these entities and Ms. Pawlowski.

 (4) Includes 150,000 shares held of record by the Larsen Trust. Also includes 2,576,577 shares that are pledged to certain investors to secure $10.8 million in full recourse loans made to Mr. Larsen by these investors. All of Mr. Larsen's pledged shares are also subject to put and call options pursuant to agreements between Mr. Larsen and these investors. See "Description of Capital Stock -- Put/Call Options on Common Stock".

 (5) Includes 150,000 shares held of record by the Pawlowski Trust. Also includes 2,533,233 shares that are pledged to certain investors to secure $10.1 million in full recourse loans made to Ms. Pawlowski by these investors. All of Ms. Pawlowski's pledged shares are also subject to put and call options pursuant to agreements between Ms. Pawlowski and these investors. See "Description of Capital Stock -- Put/Call Options on Common Stock".

 (6) Includes 21,876 stock options that are exercisable within 60 days of May 18, 1999.

 (7) Includes 9,375 stock options that are exercisable within 60 days of May 18, 1999.


 (8) Consists of 971,607 shares held of record by Yahoo!, Inc. Excludes 315,459 shares beneficially owned by Chris Larsen and pledged to Yahoo!, Inc. pursuant to a Loan and Pledge Agreement between Yahoo!, Inc. and Mr. Larsen. Also excludes 315,459 shares beneficially owned by Janina Pawlowski and pledged to Yahoo!, Inc. pursuant to a Loan and Pledge Agreement between Yahoo!, Inc. and Ms. Pawlowski. Mr. Koogle, a director of E-LOAN, is Chief Executive Officer of Yahoo! and disclaims beneficial ownership of the shares held by Yahoo!


 (9) In May 1999, E-LOAN established a fund known as the E-LOAN Foundation, which is administered by the Community Foundation Silicon Valley, and to capitalize this foundation, donated 75,000 shares of common stock to the E-LOAN Foundation.

(10) Includes 237,376 stock options that are exercisable within 60 days of May 18, 1999.

                      THE FORUM HOLDINGS PRIVATE PLACEMENT

     In May 1999, E-LOAN entered into a stock purchase agreement with Forum Holdings, Inc. (Forum) in which E-LOAN agreed to sell shares of common stock to Forum equal to $12,500,000 divided by the initial public offering price less the underwriting discount, for a per share price equal to the initial public offering price less the underwriting discount. E-LOAN entered into this transaction with Forum in order to support E-LOAN's branding efforts in Europe. Forum, through its affiliation with the European consumer groups conglomerate LVMH, has offered to assist E-LOAN with its anticipated European expansion. There is no affiliation between E-LOAN and Forum. The stock purchase agreement further provides that Forum will not sell, transfer, encumber or otherwise dispose of any of the common stock acquired in the private placement in a public or private sale for a period of one year following the closing of the private placement.

     In addition, Forum has agreed that it will notify E-LOAN of any sale by it of E-LOAN common stock. Finally, at any time after it owns in excess of 9.5% of E-LOAN's outstanding common stock and E-LOAN's Board of Directors approves a sale of substantially all of E-LOAN's assets or a merger in which E-LOAN is not the surviving entity, Forum has agreed to vote its shares of E-LOAN common stock in the same proportion as the other stockholders of E-LOAN.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     E-LOAN's Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 70 million shares of common stock, par value $0.001 per share, and five million shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established by E-LOAN's Board of Directors. As of March 31, 1999, 12,742,974 shares of common stock were issued and outstanding and 6,831,307 shares of preferred stock convertible into 20,493,921 shares of common stock upon the completion of this offering were issued and outstanding. As of March 31, 1999, E-LOAN had 72 stockholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. After taking into account preferences to which holders of preferred stock issued after the sale of the common stock in this offering may be entitled, holders of common stock are entitled to receive dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of E-LOAN, holders of common stock would be entitled to share in E-LOAN's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by E-LOAN in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which E-LOAN may designate in the future.

PREFERRED STOCK

     Upon the closing of this offering, the Board of Directors will be authorized, absent any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of five million shares of preferred stock, in one or more series, each of the series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of E-LOAN. E-LOAN has no present plans to issue any shares of preferred stock.

WARRANTS

     As of March 31, 1999, E-LOAN had outstanding a warrant to purchase 15,000 shares of Series C preferred stock at an exercise price of $2.00 per share, convertible into 45,000 shares of common stock upon the effectiveness of this offering, and a warrant to purchase 53,996 shares of Series D preferred stock at an exercise price of $9.26 per share, convertible into 161,988 shares of common stock upon the effectiveness of this offering. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of E-LOAN's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrant for 53,996 shares of Series D preferred stock will expire upon the closing of this offering. The warrant for 15,000 shares of Series C preferred stock shall expire three years from the effective date of this offering.

     In May 1999, E-LOAN issued a warrant to purchase 75,000 shares of common stock at an exercise price equal to the lesser of $13.33 per share and the per share offering price of the common stock to be issued in this offering. The warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of E-LOAN's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrant expires May 21, 2000.

REGISTRATION RIGHTS

     Pursuant to the terms of an Investor Rights Agreement among E-LOAN and certain holders of E-LOAN's securities, after the closing of this offering, the holders of 17,842,395 shares of the outstanding common stock or their permitted transferees, including shares issuable upon the exercise of warrants to purchase common stock, are entitled to certain rights with respect to the registration of the shares under the Securities Act. The holders of at least 66 2/3% of the shares entitled to registration rights may require E-LOAN to file a registration statement covering shares entitled to registration rights with an aggregate gross offering price of at least $1.5 million. E-LOAN is not required to effect
(i) more than two registrations pursuant to demand registration rights; (ii) a registration within 60 days following the determination by the Board of Directors of E-LOAN to file a registration statement; (iii) a registration during the period in which any other registration statement has been filed or has been declared effective within the prior 120 days; or (iv) a registration for a period not to exceed 120 days, if the Board of Directors of E-LOAN has made a good faith determination that a registration would be seriously detrimental to E-LOAN or to its stockholders. Pursuant to the terms of the Investor Rights Agreement, the holders of the shares entitled to registration rights are entitled to certain piggyback registration rights in connection with any registration by E-LOAN of its securities for its own account or the account of other security holders. In the event that E-LOAN proposes to register any shares of common stock under the Securities Act, the holders of piggyback registration rights are entitled to receive notice of the registration and are entitled to include their shares in the registration.

     At any time after E-LOAN becomes eligible to file a registration statement on Form S-3, holders of 20% or more of the Registrable Securities may require E-LOAN to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock.

     Each of the foregoing registration rights is qualified by certain conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares to be included in a registration. The registration rights with respect to any holder thereof terminate upon the earlier of (i) seven years from the effective date of this offering or (ii) when the shares held by the holder may be sold under Rule 144 during any three-month period. E-LOAN is generally required to bear all of the expenses of all registrations, except underwriting discounts and commissions. Registration of any of the shares entitled to registration rights would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration. The Investor Rights Agreement also contains a commitment of E-LOAN to indemnify the holders of registration rights.

PUT/CALL OPTIONS ON COMMON STOCK

     In December 1997, Chris Larsen, E-LOAN's Chief Executive Officer, and Janina Pawlowski, E-LOAN's President, each entered into a separate Loan and Pledge Agreement with some of E-LOAN's investors under which each of these officers were loaned $250,000 on a full recourse basis. Each officer secured his or her loan with a pledge of 610,491 shares of common stock and a security interest in the officer's rights under a Put Option Agreement and Call Option Agreement among the investors and each officer. The loans are due December 19, 2002 and bear interest, compounded annually, at a rate of 7% per annum. Under the Call Option Agreements, each officer granted the investors an option to call the 610,491 shares covered by the option at any time from the date of the agreement up to December 19, 2001 at an exercise price equal to an aggregate of $500,000. Under the Put Option Agreements, the investors granted to each officer an option to put the 610,491 shares covered by the option to the investors at an exercise price equal to an aggregate of $500,000 together with interest at the rate of 7% per annum, compounded annually, at any time during the eleven-month period beginning January 20, 2002 and ending November 19, 2002.

     In August 1998, each of these officers entered into a separate Loan and Pledge Agreement with the investors under which each officer was loaned $5.0 million on a full recourse basis. Each officer secured his or her loan with a pledge of 1,619,355 shares of common stock and a security interest in the officer's rights under a Put Option Agreement and Call Option Agreement among the investors and each officer. The loans are due August 31, 2003 and bear interest, compounded annually, at a rate of 6% per annum. Under the Call Option Agreement, each officer granted the investors an option to call the 1,619,355 shares covered by the option at any time from the date of the agreement up to August 31, 2002 at an exercise price equal to an aggregate of $10.0 million. Under the Put Option Agreements, the investors granted to each officer an option to put the 1,619,355 shares covered by the option to the investors at an exercise price equal to an aggregate $10.0 million together with interest of the rate of 6% per annum, compounded annually, at any time during the eleven-month period beginning January 1, 2003 and ending November 30, 2003.

     In March 1999, Softbank America Inc. purchased an aggregate of 972,732 shares of common stock and preferred stock from 25 stockholders of E-LOAN, including 253,269 and 221,613 shares of common stock from Mr. Larsen and Ms. Pawlowski, respectively, at a purchase price of $16.00 per share. The stockholders agreement with Softbank America provides that Softbank America will not dispose of the acquired shares prior to March 23, 2000.

     At the time of these purchases, Mr. Larsen and Ms. Pawlowski each entered into a separate Loan and Pledge Agreement with Softbank America under which Mr. Larsen was loaned

$5.5 million on a full recourse basis and Ms. Pawlowski was loaned $4.8 million on a full recourse basis. Mr. Larsen secured his loan with a pledge of 346,731 shares of common stock and Ms. Pawlowski secured her loan with a pledge of 303,387 shares of common stock and both granted Softbank America a security interest in the officer's rights under a Put Option Agreement and a Call Option Agreement. The loans are due March 23, 2004 and bear interest, compounded annually, at a rate of 7% per annum. Under the Call Option Agreements, both Mr. Larsen and Ms. Pawlowski granted Softbank America an option to call all of the shares covered by the option at any time from the date of the agreement up to March 23, 2003 at an exercise price equal to $5.5 million and $4.8 million, respectively. Under the Put Option Agreements, Softbank America granted to both Mr. Larsen and Ms. Pawlowski an option to put all of the shares covered by the option at an exercise price equal to an aggregate of $5.5 million and $4.8 million, respectively, together with interest at the rate of 7% per annum, compounded annually, at any time during the eleven-month period beginning in March 2003 and ending February 2004.

EFFECT OF CERTAIN PROVISIONS OF E-LOAN'S RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTITAKEOVER STATUE

     Certain provisions of E-LOAN's Restated Certificate of Incorporation and Bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of E-LOAN. These provisions could limit the price that certain investors might be willing to pay in the future for shares of E-LOAN's common stock. Certain of these provisions allow E-LOAN to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of E-LOAN. In addition, E-LOAN is bound by Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

     - the Board of Directors of the corporation previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares under the plan will be tendered in a tender or exchange offer; or

     - on that date or subsequently, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     E-LOAN's Restated Certificate of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of E-LOAN and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. E-LOAN's Bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of E-LOAN. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of E-LOAN. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services.

                        SHARES AVAILABLE FOR FUTURE SALE

     Prior to this offering there has been no public market for E-LOAN's common stock. Future sales of substantial amounts of E-LOAN's common stock in the public market or the availability of such shares for sale, could adversely affect the prevailing market price and the ability of E-LOAN to raise equity capital in the future.

     Upon the closing of this offering, E-LOAN will have an aggregate of 38,482,403 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock.

     Of the 38,482,403 shares of common stock to be outstanding upon the closing of this offering, the 3,500,000 shares offered hereby will be eligible for immediate sale in the public market without restriction, unless the shares are purchased by "affiliates" of E-LOAN within the meaning of Rule 144 promulgated under the Securities Act of 1933. The remaining 34,982,403 shares of common stock held by existing stockholders upon the closing of this offering will be "restricted securities", as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. All of the holders of these "restricted securities," including officers and directors of E-LOAN, have entered into "lock-up agreements" providing that they will not sell, directly or indirectly, any common stock without the prior consent of the representatives of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Subject to the provisions of Rules 144, 144(k) and 701, 32,235,684 shares will be available for sale in the public market, subject in the case of shares held by affiliates to compliance with certain volume restrictions, upon expiration of this 180-day period.

     In general, under Rule 144, a person or persons whose shares are aggregated, including an affiliate who has beneficially owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of E-LOAN at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were purchased from an affiliate of E-LOAN, the purchasers' holding period for the purpose of effecting a sale under Rule 144 commences on the date of purchase from the affiliate. As of March 31, 1999, there were outstanding options to purchase 5,739,432 shares of common stock which will be eligible for sale in the public market from time to time subject to vesting and the expiration of lock-up agreements. As of March 31, 1999, there was outstanding a warrant to purchase 15,000 shares of Series C preferred stock convertible into 45,000 shares of common stock upon the effectiveness of this offering and a warrant to purchase 53,996 shares of Series D preferred stock convertible into 161,988 shares of common stock upon the effectiveness of this offering. The 206,988 shares of common stock that will be issuable upon exercise of these warrants will be eligible for sale in the public market from time to time subject to the expiration of lock-up agreements and Rule 144. The possible sale of a significant number of shares by the holders thereof may have an adverse effect on the price of the common stock.

     E-LOAN is unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for the common stock of E-LOAN, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Any future sale of substantial amounts of common stock in the open market may adversely affect the market price of the common stock offered hereby.

     E-LOAN will file a registration statement on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance under its 1997 Stock Option Plan and 1999

Employee Stock Purchase Plan. As a result, shares issued upon exercise of stock options granted under the Stock Option Plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement. See "Management -- Stock Plans".

     Pursuant to an Investor Rights Agreement among E-LOAN and certain holders of E-LOAN's securities, after the closing of this offering, subject to certain conditions, the holders of 17,842,395 shares of outstanding common stock, including shares issuable upon the exercise of certain warrants to purchase common stock, will be entitled to certain demand and piggyback registration rights. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by Affiliates. Please see "Description of Capital Stock -- Registration Rights".

                                 LEGAL MATTERS

     The validity of the common stock to be issued in this offering will be passed upon for E-LOAN by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this prospectus, WS Investment Company 96B and WS Investment Company 97B, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C., and Mario M. Rosati, a member of Wilson Sonsini Goodrich & Rosati, P.C., beneficially own an aggregate of 166,878 shares of E-LOAN's common stock.

                                    EXPERTS

     The financial statements of E-LOAN as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     E-LOAN has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to E-LOAN and the shares to be sold in this offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the Registration Statement or any reports, statements or other information E-LOAN files with the Commission at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. E-LOAN's Commission filings, including the Registration Statement will also be available to you on the Commission's Internet site. The address of this site is http://www.sec.gov.

     E-LOAN intends to send to its stockholders annual reports containing audited financial statements for each fiscal year and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
  Report of Independent Accountants.........................  F-2
  Balance Sheets at December 31, 1997, 1998 and March 31,
     1999 (unaudited).......................................  F-3
  Statements of Operations for the years ended December 31,
     1996, 1997 and 1998 and the three months ended March
     31, 1998 and 1999 (unaudited)..........................  F-4
  Statements of Stockholders' Deficit for the years ended
     December 31, 1996, 1997 and 1998 and the three months
     ended March 31, 1999 (unaudited).......................  F-5
  Statements of Cash Flows for the years ended December 31,
     1996, 1997 and 1998 and the three months ended March
     31, 1998 and 1999 (unaudited)..........................  F-6
  Notes to Financial Statements.............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 24, 1999

To the Stockholders and Board of Directors of E-Loan, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of E-Loan, Inc. (the Company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California

                                  E-LOAN, INC.

                                 BALANCE SHEETS

                                                                                                          PRO FORMA
                                                                                                        STOCKHOLDERS'
                                                                   DECEMBER 31,                           EQUITY AT
                                                            --------------------------    MARCH 31,       MARCH 31,
                                                               1997           1998           1999           1999
ASSETS                                                      -----------   ------------   ------------   -------------
                                                                                         (UNAUDITED)     (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents.................................  $ 4,217,687   $  9,141,367   $  3,565,219   $  4,065,219
Mortgage loans held-for-sale..............................           --     42,153,648     63,729,190
Accounts receivable, net..................................       33,924        411,058        241,186
Prepaids and other current assets.........................      168,577        720,681      2,247,370
                                                            -----------   ------------   ------------   ------------
      Total current assets................................    4,420,188     52,426,754     69,782,965     70,282,965
Furniture and equipment, net..............................      146,207      2,365,564      2,543,980
Deposits and other assets.................................      113,480        730,938        635,264
                                                            -----------   ------------   ------------   ------------
      Total assets........................................  $ 4,679,875   $ 55,523,256   $ 72,962,209   $ 73,462,209
                                                            ===========   ============   ============   ============
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Warehouse lines payable...................................  $        --   $ 41,046,122   $ 60,255,860
Accounts payable, accrued expenses and other..............      518,186      2,654,623      4,755,336
Capital lease obligation..................................           --        252,475        252,475
Notes payable.............................................       78,868         71,299        142,889
                                                            -----------   ------------   ------------   ------------
      Total current liabilities...........................      597,054     44,024,519     65,406,560
Capital lease obligations.................................           --        719,294        686,215
Notes payable.............................................           --        570,393        614,295
                                                            -----------   ------------   ------------   ------------
                                                                597,054     45,314,206     66,707,070
                                                            -----------   ------------   ------------   ------------
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series C, 4,467,912 shares authorized; 4,069,936,
    4,069,936 and 4,269,936 (unaudited) shares issued and
    outstanding at December 31, 1997, 1998 and March 31,
    1999 (unaudited) (aggregate liquidation preference
    $4,997,998 and $5,245,702 at December 31, 1997 and
    1998 and March 31, 1999 (unaudited))..................    5,048,716      5,525,904      6,134,996
  Series C-1, 4,467,912 shares authorized; 0 shares issued
    and outstanding (liquidation preference $1.22852 per
    share)................................................           --             --
  Series D, 1,950,000 shares authorized; 1,662,529 and
    1,702,529 (unaudited) shares issued and outstanding at
    December 31, 1998 and March 31, 1999 (unaudited)
    (aggregate liquidation preference $15,400,006 and
    $15,770,526 at December 31, 1998 and March 31, 1999
    (unaudited))..........................................           --     15,867,098     16,625,127             --
                                                            -----------   ------------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' DEFICIT:
Convertible preferred stock:
  Series A, 428,635 shares authorized; 428,635 shares
    issued and outstanding (aggregate liquidation
    preference $94,300)...................................       90,901         90,901         90,901             --
  Series B, 450,708 shares authorized; 430,207 shares
    issued and outstanding (aggregate liquidation
    preference $412,999)..................................      411,482        411,482        411,482             --
Common stock, 20,000,000 and 50,000,000 (unaudited) shares
  authorized at December 31, 1997 and 1998, and March 31,
  1999; 12,255,000, 12,524,010 and 12,742,974 (unaudited)
  shares issued and outstanding at December 31, 1997 and
  1998 and March 31, 1999; 70,000,000 shares authorized;
  33,398,883 shares issued and outstanding on a pro forma
  basis (unaudited).......................................        4,085         26,867         50,108     23,812,614
Less: subscription receivable.............................       (4,085)        (4,085)        (4,085)        (4,085)
Unearned compensation.....................................           --     (4,477,000)   (34,488,000)   (34,488,000)
Additional paid-in capital................................      (41,667)     5,366,548     41,414,356     41,414,356
Accumulated deficit.......................................   (1,426,611)   (12,598,665)   (23,979,746)   (23,979,746)
                                                            -----------   ------------   ------------   ------------
      Total stockholders' equity (deficit)................     (965,895)   (11,183,952)   (16,504,984)     6,755,139
                                                            -----------   ------------   ------------   ------------
      Total liabilities, mandatorily redeemable
        convertible preferred stock and stockholders'
        deficit...........................................  $ 4,679,875   $ 55,523,256   $ 72,962,209   $ 73,462,209
                                                            ===========   ============   ============   ============

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.

                            STATEMENTS OF OPERATIONS

                                                                                   THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                   MARCH 31,
                                    ----------------------------------------   --------------------------
                                       1996          1997           1998          1998           1999
                                    -----------   -----------   ------------   -----------   ------------
                                                                                      (UNAUDITED)
Revenues (Note 13)................  $   892,995   $ 1,042,729   $  6,831,546   $   526,597   $  4,801,641
Operating expenses:
  Operations......................      902,736     1,318,342      7,626,413       779,167      4,103,795
  Sales and marketing.............           --       470,323      5,642,394       513,044      3,656,761
  Technology......................           --       102,074      1,247,528       163,080        481,363
  General and administrative......       96,865       524,076      2,409,591       378,795      1,422,916
  Amortization of unearned
    compensation..................           --            --      1,251,000        44,000      6,554,000
                                    -----------   -----------   ------------   -----------   ------------
         Total operating
           expenses...............      999,601     2,414,815     18,176,926     1,878,086     16,218,835
                                    -----------   -----------   ------------   -----------   ------------
    Loss from operations..........     (106,606)   (1,372,086)   (11,345,380)   (1,351,489)   (11,417,194)
Other income, net.................       (3,438)       (2,407)       173,326        20,536         36,113
                                    -----------   -----------   ------------   -----------   ------------
         Net loss.................  $  (110,044)  $(1,374,493)  $(11,172,054)  $(1,330,953)  $(11,381,081)
                                    ===========   ===========   ============   ===========   ============
Net loss per share:
  Basic and diluted...............  $     (0.01)  $     (0.12)  $      (0.98)  $     (0.12)  $      (0.94)
                                    ===========   ===========   ============   ===========   ============
  Weighted-average shares --
    basic.........................   12,255,000    12,262,032     12,400,284    12,323,258     12,598,378
                                    ===========   ===========   ============   ===========   ============
Pro forma net loss per share
  (unaudited):
  Basic and diluted...............                              $      (0.41)  $     (0.06)  $      (0.34)
                                                                ============   ===========   ============
  Weighted-average shares --
    basic.........................                                27,153,122    22,743,817     33,100,579
                                                                ============   ===========   ============

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                        SERIES A             SERIES B
                                     PREFERRED STOCK     PREFERRED STOCK        COMMON STOCK
                                    -----------------   ------------------   -------------------   SUBSCRIPTION     UNEARNED
                                    SHARES    AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE    COMPENSATION
                                    -------   -------   -------   --------   ---------   -------   ------------   ------------
Balance at December 31, 1995......       --   $    --        --   $     --   12,255,000  $ 4,085   $     (4,085)  $         --
Net loss..........................
                                    -------   -------   -------   --------   ---------   -------   ------------   ------------
Balance at December 31, 1996......       --   $    --        --   $     --   12,255,000  $ 4,085   $     (4,085)  $         --
Series A preferred stock issued
 for cash, net of issuance costs
 of $3,399 at $0.22 per share in
 June 1997........................  428,635   $90,901
Series B preferred stock issued
 for cash, net of issuance costs
 of $1,517 at $0.96 per share in
 December 1997....................                      430,207    411,482
Accretion for preferred stock
 Series C.........................
Net loss..........................
                                    -------   -------   -------   --------   ---------   -------   ------------   ------------
Balance at December 31, 1997......  428,635   $90,901   430,207   $411,482   12,255,000  $ 4,085   $     (4,085)  $
Common Stock issued for cash......                                             136,488    20,027
Common Stock issued for cash upon
 exercise of stock options........                                             132,522     2,755
Accretion for preferred stock
 Series C.........................
Accretion for preferred stock
 Series D.........................
Issuance of warrants for capital
 lease............................
Issuance of warrants in relation
 to marketing agreements..........
Issuance of stock options for
 services rendered................
Unearned Compensation.............                                                                                  (4,477,000)
Net Loss..........................
                                    -------   -------   -------   --------   ---------   -------   ------------   ------------
Balance at December 31, 1998......  428,635   $90,901   430,207   $411,482   12,524,010  $26,867   $     (4,085)  $ (4,477,000)
Common stock issued for cash upon
 exercise of stock options
 (unaudited)......................                                             218,964    23,241
Accretion for preferred stock
 Series C (unaudited).............
Accretion for preferred stock
 Series D (unaudited).............
Unearned Compensation
 (unaudited)......................                                                                                 (30,011,000)
Net Loss (unaudited)..............
                                    -------   -------   -------   --------   ---------   -------   ------------   ------------
Balance at March 31, 1999
 (unaudited)......................  428,635   $90,901   430,207   $411,482   12,742,974  $50,108   $     (4,085)  $(34,488,000)
The accompanying notes are an integral part of these financial statements.


                                    ADDITIONAL                       TOTAL
                                       PAID       ACCUMULATED    STOCKHOLDERS'
                                    IN CAPITAL      DEFICIT         DEFICIT
                                    -----------   ------------   -------------
Balance at December 31, 1995......  $        --   $     57,926   $     57,926
Net loss..........................                    (110,044)      (110,044)
                                    -----------   ------------   ------------
Balance at December 31, 1996......  $        --   $    (52,118)  $    (52,118)
Series A preferred stock issued
 for cash, net of issuance costs
 of $3,399 at $0.22 per share in
 June 1997........................                                     90,901
Series B preferred stock issued
 for cash, net of issuance costs
 of $1,517 at $0.96 per share in
 December 1997....................                                    411,482
Accretion for preferred stock
 Series C.........................      (41,667)                      (41,667)
Net loss..........................                  (1,374,493)    (1,374,493)
                                    -----------   ------------   ------------
Balance at December 31, 1997......  $   (41,667)  $ (1,426,611)  $   (965,895)
Common Stock issued for cash......                                     20,027
Common Stock issued for cash upon
 exercise of stock options........                                      2,755
Accretion for preferred stock
 Series C.........................     (500,000)                     (500,000)
Accretion for preferred stock
 Series D.........................     (513,352)                     (513,352)
Issuance of warrants for capital
 lease............................       29,575                        29,575
Issuance of warrants in relation
 to marketing agreements..........      640,150                       640,150
Issuance of stock options for
 services rendered................       23,842                        23,842
Unearned Compensation.............    5,728,000                     1,251,000
Net Loss..........................                 (11,172,054)   (11,172,054)
                                    -----------   ------------   ------------
Balance at December 31, 1998......  $ 5,366,548   $(12,598,665)  $(11,183,952)
Common stock issued for cash upon
 exercise of stock options
 (unaudited)......................                                     23,241
Accretion for preferred stock
 Series C (unaudited).............     (129,095)                     (129,095)
Accretion for preferred stock
 Series D (unaudited).............     (388,097)                     (388,097)
Unearned Compensation
 (unaudited)......................   36,565,000                     6,554,000
Net Loss (unaudited)..............                 (11,381,081)   (11,381,081)
                                    -----------   ------------   ------------
Balance at March 31, 1999
 (unaudited)......................  $41,414,356   $(23,979,746)  $(16,504,984)
The accompanying notes are an inte

                                  E-LOAN, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                 THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                  ---------------------------------------    ---------------------------
                                                    1996         1997           1998            1998           1999
                                                  ---------   -----------   -------------    -----------   -------------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................  $(110,044)  $(1,374,493)  $ (11,172,054)   $(1,330,953)  $ (11,381,081)
Adjustments to reconcile net loss to cash used
  in operating activities:
  Amortization of unearned compensation.........         --            --       1,251,000         44,000       6,554,000
  Depreciation and amortization.................         --         6,860         512,998         29,417         210,900
  Loss on disposal of furniture and equipment...         --        37,361          41,092             --              --
  Changes in operating assets and liabilities:
    Accounts receivable.........................     (3,300)      (30,624)       (377,134)        (1,501)        169,872
    Net change in mortgage loans
      held-for-sale.............................         --            --     (42,153,648)            --     (21,575,542)
    Prepaids, deposits and other assets.........      2,862      (276,960)       (641,899)        46,572      (1,431,259)
    Accounts payable, accrued expenses and
      other.....................................     33,668       474,583       2,136,437       (265,626)      2,101,472
                                                  ---------   -----------   -------------    -----------   -------------
        Net cash used in operating activities...    (76,814)   (1,163,273)    (50,403,208)    (1,478,091)    (25,351,638)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment..........     (4,557)     (160,775)     (1,608,899)      (156,334)       (389,316)
                                                  ---------   -----------   -------------    -----------   -------------
        Net cash used in investing activities...     (4,557)     (160,775)     (1,608,899)      (156,334)       (389,316)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock........         --            --          22,782         21,606          23,241
  Payments on obligations under capital
    leases......................................         --            --         (26,875)            --         (33,078)
  Proceeds from notes payable...................     33,565        32,303         641,692             --         115,493
  Repayments of notes payable...................                                  (78,868)       (78,868)             --
  Proceeds from warehouse lines payable.........         --            --     241,242,483             --     270,045,646
  Repayments of warehouse lines payable.........         --            --    (200,196,361)            --    (250,835,908)
  Proceeds from issuance of preferred stock,
    net.........................................         --     5,509,432      15,330,934             --         849,412
                                                  ---------   -----------   -------------    -----------   -------------
        Net cash provided by financing
          activities............................     33,565     5,541,735      56,935,787        (57,262)     20,164,806
                                                  ---------   -----------   -------------    -----------   -------------
  Net increase (decrease) in cash...............    (47,806)    4,217,687       4,923,680     (1,691,687)     (5,576,148)
  Cash and cash equivalents at beginning of
    period......................................     47,806            --       4,217,687      4,217,687       9,141,367
                                                  ---------   -----------   -------------    -----------   -------------
  Cash and cash equivalents at end of period....  $      --   $ 4,217,687   $   9,141,367    $ 2,526,000   $   3,565,219
                                                  =========   ===========   =============    ===========   =============
  SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest......................  $   1,124   $     7,036   $     588,987    $     5,356   $     814,413
                                                  =========   ===========   =============    ===========   =============
  NONCASH INVESTING AND FINANCING ACTIVITIES:
    Furniture and equipment under capital
      leases....................................  $      --   $        --   $     998,642    $   499,610   $          --
                                                  =========   ===========   =============    ===========   =============

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. THE COMPANY

     E-Loan, Inc. (the Company) was incorporated on August 26, 1996 and began marketing its services in June 1997. Prior to that date, the Company conducted business through a predecessor company, Palo Alto Funding Group (PAFG) which was established in 1992 as a mortgage broker. The stockholders of PAFG and the Company were the same and on December 18, 1997 PAFG merged with the Company. The transaction was accounted for in a manner similar to a pooling of interests and, as a result, the accompanying financial statements represent the combined balance sheets and results of operations of the Company and PAFG.

     The Company is a provider of mortgage offerings online and is engaged in the brokerage, origination, and sale of mortgage loans collateralized by residential real estate. The Company serves U.S. consumers in the first and second home mortgage loan market over the internet.

 2. BASIS OF PRESENTATION

     The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. However, there can be no assurance that the Company will be able to achieve profitable operations. Management believes that its current funds and available lines of credit will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999.

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     UNAUDITED INTERIM RESULTS

     The accompanying interim financial statements as of March 31, 1999, and for the three months ended March 31, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     RISKS AND UNCERTAINTIES

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by consumers,

                                  E-LOAN, INC.

vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties.

     Additionally, in the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company will generally experience a decrease in loan production which may negatively impact the Company's operations. Credit risk is the risk of default, primarily in the Company's mortgage loan portfolio that result from the mortgagors' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of mortgage loans held-for-sale and in commitments to originate loans.

     The Company sells loans to mortgage loan purchasers on a servicing released basis without recourse. As such, the risk of loss or default by the borrower has been assumed by these purchasers. However, the Company is usually required by these purchasers to make certain representations relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans and indemnify these purchasers for any losses from borrower defaults. For the year ended December 31, 1998 and the three months ended March 31, 1999 (unaudited), the Company had not repurchased any loans.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid monetary instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

     MORTGAGE LOANS HELD-FOR-SALE

     Mortgage loans held-for-sale consist of residential property mortgages having maturities up to 30 years. Pursuant to the mortgage terms, the borrowers have pledged the underlying real estate as collateral for the loans. It is the Company's practice to sell these loans to mortgage loan purchasers shortly after they are funded. Mortgage loans held-for-sale are recorded at the lower of cost or aggregate market value. Cost generally consists of loan principal balance adjusted for net deferred fees and costs. No valuation adjustment was required at December 31, 1998 or March 31, 1999.

     FURNITURE AND EQUIPMENT

     Furniture and equipment, including furniture and equipment under capital leases, are recorded at cost and depreciated using the straight-line method over their useful lives, which is generally three years for computers and five years for furniture and fixtures. Assets under capital leases are depreciated over the shorter of the useful life of the asset or the term of the lease. Leasehold improvements are amortized over the remaining life of the lease. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

     BROKERAGE FEES

     Brokerage fees represent compensation earned for the processing of mortgage loan applications for third party lenders. The Company does not take title to the mortgages and the

                                  E-LOAN, INC.

funding for these customers is provided by third party lenders. The fees for providing these services are recognized at such time as the loans are funded by the lender.

     GAIN ON SALE OF LOANS

     Gain on sale of loans includes gains or losses determined by loan sales proceeds less the carrying value of the loans sold. Origination fees, net of certain direct origination costs, are deferred and recognized when the loan is sold. The carrying value of the loan is adjusted for the deferred origination fees and costs. Gain on sale of loans are recognized at the time of settlement with the mortgage loan purchaser.

     INTEREST INCOME ON LOANS

     Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

     ADVERTISING COSTS

     Advertising costs related to various media content advertising such as television, radio, and print are charged to other operating expenses as incurred. These costs include the cost of production as well as the cost of any airtime.

     INCOME TAXES

     The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense represents taxes payable for the current period, plus the net change in deferred tax assets and liabilities.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provision of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the excess of the estimated fair value of the Company's stock over the exercise price, if any, on the date of the grant.

     NET INCOME (LOSS) PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128 basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period, to the extent such

                                  E-LOAN, INC.

common equivalent shares are dilutive. Common equivalent shares are composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A, B, C and Series D convertible preferred stock.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                          YEARS ENDED                      THREE MONTHS ENDED
                                          DECEMBER 31,                         MARCH 31,
                            ----------------------------------------   --------------------------
                               1996          1997           1998          1998           1999
                            -----------   -----------   ------------   -----------   ------------
                                                                              (UNAUDITED)
Numerator:
  Net loss................  $  (110,044)  $(1,374,493)  $(11,172,054)  $(1,330,953)  $(11,381,081)
  Accretion of Series C
    and D mandatorily
    redeemable convertible
    preferred stock to
    redemption value......           --       (41,667)    (1,013,352)     (125,000)      (517,192)
                            -----------   -----------   ------------   -----------   ------------
         Net loss
           available to
           common
           shareholders...  $  (110,044)  $(1,416,160)  $(12,185,406)  $(1,455,953)  $(11,898,273)
                            ===========   ===========   ============   ===========   ============
Denominator:
  Weighted average common
    shares -- basic and
    diluted...............   12,255,000    12,262,032     12,400,284    12,323,258     12,598,378
                            -----------   -----------   ------------   -----------   ------------
Net loss per share:
  Basic and diluted.......  $     (0.01)  $     (0.12)  $      (0.98)  $     (0.12)  $      (0.94)
                            ===========   ===========   ============   ===========   ============

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A and Series B convertible preferred stock, Series C and Series D mandatorily redeemable preferred stock and 53,996 warrants to purchase Series D preferred stock at $9.26 per share into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. Pro forma diluted net loss per share is computed only using the pro forma weighted average number of common shares as common stock equivalents are antidilutive.

     Effective upon the closing of the Company's proposed initial public offering, the outstanding shares of Series A and Series B convertible preferred stock, Series C and D mandatorily redeemable preferred stock and warrants to purchase Series D preferred stock will automatically convert into 1,285,905, 1,290,621, 12,809,808, 5,107,587 and 161,988 shares, respectively, of Common
Stock (for a total of 20,655,909 shares). The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at March 31, 1999.

                                  E-LOAN, INC.

     COMPREHENSIVE INCOME

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, during 1998. The Company classifies items of "other comprehensive income" by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date the Company has not had any transactions that are required to be reported in comprehensive income.

     SEGMENT REPORTING

     The FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The Company has determined that it does not have any separately reportable business segments.

 4. SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

     All cash deposits are held by two financial institutions and exceed existing federal deposit insurance coverage limits at each institution. Additionally, approximately 67% and 78% (unaudited) of all loans sold during the year ended December 31, 1998 and the three months ended March 31, 1999 were sold to one mortgage loan purchaser.

 5. MORTGAGE LOANS HELD-FOR-SALE

     The inventory of mortgage loans consists primarily of first trust deed mortgages on residential properties located throughout the United States, primarily concentrated in California. As of December 31, 1998 and March 31, 1999, the Company has net mortgage loans held-for-sale of $42,153,648 and $63,729,190 (unaudited), all of which are on accrual basis. All mortgage loans held-for-sale are pledged as collateral for borrowings at December 31, 1998 and March 31, 1999 (see Note 8). There were no mortgage loans held-for-sale at December 31, 1997.

 6. FURNITURE AND EQUIPMENT

     Furniture and equipment are recorded at cost and consist of the following:

                                                   DECEMBER 31,
                                              ----------------------     MARCH 31,
                                                1997         1998          1999
                                              --------    ----------    -----------
                                                                        (UNAUDITED)
Computer equipment..........................  $133,295    $  929,486    $1,225,776
Furniture and fixtures......................    19,772       646,847       677,054
Equipment under capital leases..............        --       998,642       998,642
Leasehold improvements......................        --       144,541       186,456
                                              --------    ----------    ----------
                                               153,067     2,719,516     3,087,928
Accumulated depreciation and amortization...    (6,860)     (353,952)     (543,948)
                                              --------    ----------    ----------
                                              $146,207    $2,365,564    $2,543,980
                                              ========    ==========    ==========

                                  E-LOAN, INC.

     Depreciation and amortization expense for the years ended December 31, 1997 and 1998 and three months ended March 31, 1999 was $6,860 and $347,092, $210,900
(unaudited), respectively.

     As of December 31, 1998 and March 31, 1999, accumulated amortization for equipment under capital leases was $203,447 and $278,205 (unaudited). There was no amortization for equipment under capital leases as of December 31, 1997. All equipment under capital leases serves as collateral for the related lease obligation (see Note 10).

 7. INCOME TAXES

     There was no benefit for income taxes for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999 due to the Company's inability to recognize the benefit of net operating losses. At December 31, 1998, the Company had net operating loss carryforwards of approximately $10.0 million for both federal and state income tax purposes. At March 31, 1999 the Company had net operating loss carryforwards of approximately $14.0 million (unaudited) for both federal and state income tax purposes. The federal carryforwards expire in the years 2011 through 2018. For federal and state tax purposes, a portion of the Company's net operating loss may be subject to certain limitations on annual utilization in case of changes in ownership, as defined by federal and state tax laws.

     The primary components of temporary differences, which give rise to deferred taxes are as follows:

                                                           DECEMBER 31,          MARCH 31,
                                                     ------------------------   -----------
                                                       1997          1998          1999
                                                     ---------    -----------   -----------
                                                                                (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards.................  $ 441,756    $ 4,193,310   $ 5,647,521
  Other............................................     78,951        227,984       814,348
                                                     ---------    -----------   -----------
          Total deferred tax assets................    520,707      4,421,294     6,461,869
Valuation allowance................................   (520,707)    (4,245,551)   (6,461,869)
                                                     ---------    -----------   -----------
                                                     $      --    $        --   $        --
                                                     =========    ===========   ===========

     Management evaluates the recoverability of the deferred tax asset and the level of the valuation allowance. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset at December 31, 1997, 1998 and March 31, 1999 (unaudited). At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced.

 8. WAREHOUSE LINES PAYABLE

     As of December 31, 1998 and March 31, 1999, the Company had a warehouse line of credit for borrowings up to $18.8 million, which includes a temporary overdraft limit of $3.75 million, for interim financing of mortgage loans. The interest rate charged on borrowings against the warehouse line of credit is variable based on the commercial paper rate of the lender plus various percentage rates. Borrowings are collateralized by the mortgage loans held-for-sale. The line of credit which is uncommitted expires on June 30, 1999. Upon expiration, management believes it will either renew its existing line or obtain sufficient additional lines. At December 31,

                                  E-LOAN, INC.

1998 and March 31, 1999 approximately $15.0 million and $19.9 million (unaudited) was outstanding under this line. Either the Company or the Lender can terminate the agreement at any time. On April 23, 1999 the amount of the warehouse line of credit was increased to $25 million and the expiration date was extended to April 20, 2000 (unaudited).

     This line of credit agreement generally requires the Company to comply with various financial and non-financial covenants. The Company was not in compliance with certain covenants contained in the credit agreement and has obtained a waiver from the lender.

     Two of the Company's founding stockholders have provided guarantees for the Company's obligations under this line of credit.

     Additionally, the Company has a commitment to finance up to $35.0 million of mortgage loan inventory pending sale of these loans to the ultimate mortgage loan purchasers. This additional loan inventory financing is secured by the related mortgage loans. The interest rate charged is LIBOR plus 1.25%. Either the Company or the lender can terminate the agreement at any time. At December 31, 1998 and March 31, 1999 approximately $26.1 million and $17.1 million (unaudited), respectively was outstanding under this financial commitment. This agreement includes various non-financial negative and affirmative covenants. The Company was not in compliance with a covenant contained in the agreement and has obtained a waiver from the lender.

     On May 21, 1999 the Company entered into an agreement with this lender for a $100 million committed line of credit. In addition, after the closing of the Company's initial public offering, the agreement is expanded to include another $100 million of uncommitted funds. Interest accrues on these funds at 95 basis points (.95%) over the monthly average LIBOR rate. The line expires May 20, 2000 (unaudited).

     Subsequent to year end, on January 15, 1999, the Company entered into a warehouse line of credit agreement for borrowings of up to $40 million for interim financing of mortgage loans. The interest rate charged on borrowings against the line is equal to 185 basis points (1.85%) per annum over the Monthly Average LIBOR Rate. The line of credit expires on January 26, 2000. Upon expiration, management believes it will either renew its existing line or obtain sufficient additional lines. At March 31, 1999, approximately $15 million (unaudited) was outstanding under this line. Either the Company or the lender can terminate the agreement at anytime.

     This line of credit agreement generally requires the Company to comply with various financial and non-financial covenants. The Company was not in compliance with certain covenants contained in the credit agreement and has obtained a waiver from the lender (unaudited).

 9. NOTES PAYABLE

     In December 1998, the Company entered into two credit facilities in the aggregate principal amount of $5,000,000 for working capital and equipment financing. The first credit facility in the amount of $1,500,000 has an interest rate of prime plus 0.50% and expires in December 1999. The second credit facility is a $3,500,000 term loan with an interest rate of prime plus 0.50% and expires in September 2002. At December 31, 1998 and March 31, 1999 $641,692 and $757,185 (unaudited) was outstanding under these two credit facilities.

     These credit facilities require the Company to meet various financial covenants. The Company was not in compliance with one of these covenants and has obtained a waiver from the lender.

     During March 1999, the Company obtained a commitment of $5.0 million for a revolving line of credit capital facility. The interest rate will be based on the prime rate and the facility will

                                  E-LOAN, INC.

expire at the earlier of March 2000 or the closing of the Company's initial public offering. Two of the Company's founding stockholders have provided guarantees for the Company's obligation under this line of credit.

10. COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company leases office space under an operating lease which provides for renewal in October 2003. Rent expense under operating leases amounted to $77,037, $107,652, $374,794 and $225,059 (unaudited) for the years ended
December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively.

     During April 1998, the Company entered into a 48-month capital lease for equipment (see Note 6). The Company's lease obligations under capital and operating leases are as follows:

                 YEAR ENDING DECEMBER 31,                    CAPITAL      OPERATING
                 ------------------------                   ----------    ----------
          1999............................................  $  300,408    $  532,580
          2000............................................     332,068       665,797
          2001............................................     332,068       686,336
          2002............................................     162,424       706,874
          2003............................................          --       603,325
                                                            ----------    ----------
          Total minimum lease payments....................   1,126,968    $3,194,912
                                                                          ==========
  Less amount representing interest.......................    (155,199)
                                                            ----------
  Present value of minimum lease payments.................     971,769
  Less current portion of capital lease obligations.......    (252,475)
                                                            ----------
  Long-term portion.......................................  $  719,294
                                                            ==========

     Under the terms of the office lease, the Company maintains a $900,000 stand-by letter of credit in favor of the lessor. The Company has deposited $255,000 as collateral for this letter of credit which is recorded as deposits and other assets in the accompanying balance sheet.

     FACILITY LEASE (UNAUDITED)

     In March 1999, the Company entered into an amendment to the existing facility lease for an additional 25,474 feet commencing June 1, 1999. The amended lease expires November 30, 2004. In connection with the amendment, the Company increased the letter of credit securing the facility to $1,250,000 and released the $255,000 in collateral.

     FINANCIAL INSTRUMENT CONTINGENCIES

     At December 31, 1998 and March 31, 1999 (unaudited), the Company was party to commitments to fund loans at interest rates previously agreed (locked) by both the lender and the borrower for specified periods of time. Prior to originating loans under these commitments, the Company evaluates each customer's credit and collateral worthiness. The Company uses its best efforts to fund these locked loans within the agreed-upon locked period. If the loan cannot be funded within this period, or if the Company is unable to secure a rate lock from the lender equal to or less than the rate lock extended to the borrower, the Company will earn less revenue than it anticipated at the time it locked with the borrower. At December 31, 1998 and March 31, 1999, the Company has provided locks to originate loans amounting to approximately $99.1 million and $52.2 Million (unaudited) (the "locked pipeline"). In addition, the Company

                                  E-LOAN, INC.

had commitments at December 31, 1998 and March 31, 1999, in its capacity as a broker, amounting to approximately $45.0 million and $23.7 (unaudited).

     At December 31, 1998 and March 31, 1999, the Company has entered into non-mandatory forward loan sale agreements, including commitments with lenders for brokered loans, amounting to approximately $186.3 million and $139.6 million (unaudited) (this includes the mortgage loans held-for-sale at December 31, 1998 and March 31, 1999, of approximately $42.2 million and $63.7 million (unaudited)). The forward loan sale agreements do not subject the Company to mandatory delivery and there is no penalty if the Company does not deliver into the commitment. The Company is exposed to the risk that these counterparties may be unable to meet the terms of these sale agreements. The investors are well-established U.S financial institutions; the Company does not require collateral to support these commitments, and there has been no failure on the part of the counterparties to these agreements to date.

     LEGAL

     In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operation of the Company.

     MORTGAGE BANKERS' BLANKET BOND

     At December 31, 1998 and March 31, 1999, the Company carried a mortgage bankers' blanket bond for $300,000 and carried errors and omissions insurance coverage for $2,000,000. The premiums for the bond and insurance coverage are paid through May 27, 1999 and January 9, 2000 (unaudited), respectively.

     MARKETING SERVICE AGREEMENTS

     The Company has entered into several marketing service agreements with third parties. Under these agreements the third parties will display the Company's logo and loan information on their internet websites and provide related marketing services. The Company pays for these services in minimum monthly and quarterly installments plus, in some cases, a per view charge for each time the information is displayed. Future minimum payments under these agreements are as follows:

                YEAR ENDING DECEMBER 31,
                ------------------------
          1999..........................................  $5,463,300
          2000..........................................   2,309,800
          2001..........................................     212,000
          Thereafter....................................          --
                                                          ----------
                                                          $7,985,100
                                                          ==========

     Two of these marketing agreements are with a stockholder of the Company. The Company has incurred approximately $1.04 million and $0.6 million (unaudited) in marketing service expenses under these agreements with this stockholder during the year ended December 31, 1998 and the three months ended March 31, 1999. There were no such agreements as of December 31, 1996 and 1997.

                                  E-LOAN, INC.

11. STOCKHOLDERS' (DEFICIT) AND MANDATORILY REDEEMABLE PREFERRED STOCK

     COMMON AND CONVERTIBLE PREFERRED STOCK

     At December 31, 1998 and March 31, 1999, the Company was authorized to issue 20,000,000 shares and 50,000,000 (unaudited) shares of common stock and 11,765,167 shares of preferred stock. The Company has designated 428,635 shares of the authorized preferred stock as Series A preferred stock, 450,708 shares as Series B preferred stock, 4,467,912 shares as Series C preferred stock, 4,467,912 shares as Series C-1 preferred stock and 1,950,000 shares as Series D preferred stock.

     REDEMPTION

     Series A and B preferred stock are not redeemable.

     The Series C and C-1 preferred stock are redeemable at any time after December 17, 2001 at the request of no less than 66.67% of the then outstanding Series C and C-1 stockholders. The redemption price is equal to $1.22852 per share plus 10% per annum on the amount payable plus all declared but unpaid dividends. The redemption amounts are payable in three annual installments.

     The Series D preferred stock is redeemable at any time after September 4, 2002 at the request of no less than 66.67% of the then outstanding Series D stockholders and subject to the consent of a majority of the Series C and C-1 preferred stockholders. The redemption price is equal to $9.263 per share plus 10% per annum on the amount payable plus all declared but unpaid dividends. The redemption amounts are payable in three annual installments.

     LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock retain liquidation preference over common stockholders. The liquidation amounts are $0.22 per share of Series A, $0.96 per share of Series B, $1.22852 per share of Series C, $1.22852 per share of Series C-1, and $9.263 per share of Series D preferred stock.

     The remaining assets and funds of the Company available for distribution shall be distributed ratably among all holders of Series C, Series C-1, and Series D preferred stock and common stock pro rata based on the number of shares of common stock held by each holder (assuming conversion of all Series C, Series C-1, and Series D preferred stock) until, with respect to holders of Series C and Series C-1, such holders shall have received an aggregate of $3.6855 per share and the holders of Series D preferred stock have received an aggregate of $13.89 per share. Any remaining assets shall be distributed among the holders of common stock on a pro rata basis.

     VOTING RIGHTS

     Holders of preferred stock are entitled to vote together with holders of common stock. The number of votes granted to preferred shareholders is to equal the number of full shares of common stock into which each share of preferred stock could be converted as described in the Company's Articles of Incorporation. Special voting rights are provided to Series C, C-1, and D preferred stockholders for the election of Board of Director members.

                                  E-LOAN, INC.

     CONVERSION

     At the option of the holder, each share of preferred stock is convertible at any time into shares of common stock as determined by dividing the Issuance Price by the Conversion Price. The Issuance Price and Conversion Price for the preferred stock are as follows: $0.22 per share and $0.07333 per share for Series A; $0.96 per share and $0.32 per share for Series B; $1.22852 per share and $0.40951 per share for Series C; $1.22852 per share and $0.40951 per share for Series C-1; and $9.26 per share and $3.0867 per share for Series D, respectively. The Conversion Price for each series of preferred stock is subject to adjustment as described in the Company's articles of incorporation. Additionally, Series C preferred stock may be automatically converted to Series C-1 preferred stock in the event such holders of Series C preferred stock do not exercise their right of first refusal as set forth in the restated investors' rights agreement.

     All preferred shares will automatically be converted into shares of common stock upon the earlier of (i) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 at an offering price of not less than $4.63 per share (as adjusted to reflect any stock splits, stock dividends, or combinations), and an aggregate offering price of $15.0 million; or (ii) the date specified by written consent or agreement of (a) the holders of a majority of the then outstanding shares of Series C and Series C-1 preferred stock, (b) the holders of a majority of the then outstanding shares of Series D preferred stock and (c) the holders of a majority of the then outstanding shares of preferred stock.

     DIVIDENDS

     Holders of preferred stock are entitled to receive, when and if declared by the Board of Directors, dividends at the rate of $0.02 per share of Series A, $0.096 per share of Series B, $0.122852 per share of Series C, $0.122852 per share of Series C-1 and $0.926 per share of Series D, respectively, per year, payable in preference to any payment of any dividend on common stock. After such dividend payment, any additional dividends declared shall be payable entirely to the holders of Series C and Series C-1 preferred stock and common stock on a pro rata basis. The dividends are non-cumulative.

     WARRANTS

     In March 1998, the Company issued warrants to purchase up to 15,000 shares of Series C preferred stock at an exercise price of $2.00 per share to a lender in connection with a capital lease. In addition, in connection with two separate strategic alliance agreements, the Company issued warrants to purchase 200,000 shares of Series C preferred stock at an exercise price of $2.40 per share in March 1998 and 53,996 shares of Series D preferred stock at an exercise price of $9.26 per share in September 1998.

     As of December 31, 1998, no warrants had been exercised. As of March 31, 1999, 200,000 warrants for Series C preferred stock had been exercised (unaudited).

12. STOCK OPTION PLAN AND UNEARNED COMPENSATION

     As of March 31, 1999, the Company has reserved up to 7,500,000 (unaudited) shares of common stock issuable upon exercise of options issued to certain employees, directors, and consultants pursuant to the Company's 1997 Stock Option Plan. Such options are exercisable at prices established at the date of grant, and have a term of ten years. Each optionee has a vested interest in 25% of the option shares upon the optionee's completion of one year of service measured from the grant date. The balance will vest in equal successive monthly installments of 1/48

                                  E-LOAN, INC.

upon the optionee's completion of each of the next 36 months of service. If an option holder ceases to be employed by the Company, vested options held at the date of termination may be exercised within three months. As of December 31, 1997, 1998 and March 31, 1999, 1,835,649, 3,084,627 and 2,498,280 (unaudited)
options have been granted and 864,351, 621,630 and 1,409,082 (unaudited) options were still available for grant under the Company's stock option plan. There were no options granted in 1996.

     Options granted during the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 resulted in unearned compensation of $0, $5.7 million and $35.0 million (unaudited), respectively. The amounts recorded represent the difference between the exercise price and the deemed fair value of the Company's common stock for shares subject to the options granted. The amortization of deferred compensation is being charged to operations over the four-year vesting period of the options. For the year ended December 31, 1998 and the three months ended March 31, 1999, the amortization of unearned compensation was $1,251,000 and $5,005,000 (unaudited).

     Options under the plan may be either Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code, or Nonstatutory Options.

     The following information concerning the Company's stock option plan is provided in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). As permitted by SFAS 123, the Company accounts for such plans in accordance with APB No. 25 and related interpretations. The fair value of each stock option is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions.

Expected life...............................................  5 years
Risk-free interest rate.....................................    5.00%
Expected dividend rate......................................    0.00%
Estimated volatility........................................    0.00%

     As a result of the above assumptions, the weighted average fair value of options granted during the years ending December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $0.22, $2.02, $0.38 (unaudited) and $14.40 (unaudited), respectively.

     The following pro forma net loss information has been prepared as if the Company had followed the provisions of SFAS No. 123:

                                                                    THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,               MARCH 31,
                                 ---------------------------    ---------------------------
                                    1997            1998           1998            1999
                                 -----------    ------------    -----------    ------------
                                                                        (UNAUDITED)
Net loss:
  As reported..................  $(1,374,493)   $(11,172,054)   $(1,330,953)   $(11,381,081)
  Pro forma....................  $(1,401,894)   $(11,210,409)   $(1,336,786)   $(11,649,135)
Net loss per share:
  As reported..................  $     (0.12)   $      (0.98)   $     (0.12)   $      (0.94)
  Pro-forma....................  $     (0.12)   $      (0.99)   $     (0.12)   $      (0.97)

                                  E-LOAN, INC.

     A summary of the status of the Company's stock option plan and changes during those periods is presented below:

                                      YEARS ENDED DECEMBER 31,                     THREE MONTHS ENDED
                       ------------------------------------------------------        MARCH 31, 1999
                                 1997                         1998              -------------------------
                       -------------------------   --------------------------          (UNAUDITED)
                                     EXERCISE                     EXERCISE       NUMBER       EXERCISE
                       NUMBER OF     PRICE PER     NUMBER OF      PRICE PER        OF         PRICE PER
                        SHARES         SHARE         SHARES         SHARE        SHARES         SHARE
                       ---------   -------------   ----------   -------------   ---------   -------------
Outstanding at
  beginning of year..        --               --    1,835,649   $0.05 - $0.32   3,746,118   $0.05 - $1.33
  Granted............  1,835,649   $0.05 - $0.32    3,084,627   $0.05 - $1.33   2,498,280           $2.00
  Exercised..........        --               --     (132,522)  $0.05 - $0.22    (218,964)  $0.05 - $1.00
  Terminated/
    forfeited........        --               --   (1,041,636)  $0.05 - $1.33    (286,002)  $0.05 - $2.00
                       ---------   -------------   ----------   -------------   ---------   -------------
Outstanding at end of
  year...............  1,835,649   $0.05 - $0.32    3,746,118   $0.15 - $1.33   5,739,432   $0.05 - $2.00
                       =========   =============   ==========   =============   =========   =============
Options exercisable
  at end of year.....   114,999    $        0.05      496,437   $0.05 - $1.00     237,195   $0.05 - $2.00
                       =========   =============   ==========   =============   =========   =============

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -----------------------------------------------   ----------------------------
                                                     WEIGHTED
                                   WEIGHTED          AVERAGE                         WEIGHTED
   RANGE OF         NUMBER         AVERAGE          REMAINING         NUMBER         AVERAGE
EXERCISE PRICES   OUTSTANDING   EXERCISE PRICE   CONTRACTUAL LIFE   EXERCISABLE   EXERCISE PRICE
---------------   -----------   --------------   ----------------   -----------   --------------
     $0.05           786,996        $0.05              8.62           425,226         $0.05
     $0.22         1,580,310        $0.22              9.23            30,525         $0.22
     $0.32            10,935        $0.32              8.80             3,186         $0.32
     $0.33           222,000        $0,33              9.52                --            --
     $1.00           408,000        $1.00              9.64            37,500         $1.00
     $1.33           737,877        $1.33              9.90                --            --
                   ---------                                          -------
                   3,746,118                                          496,437
                   =========                                          =======

                                  E-LOAN, INC.

     The following table summarizes information about stock options outstanding at March 31, 1999 (unaudited):

                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -----------------------------------------------   ----------------------------
                                                     WEIGHTED
                                   WEIGHTED          AVERAGE                         WEIGHTED
   RANGE OF         NUMBER         AVERAGE          REMAINING         NUMBER         AVERAGE
EXERCISE PRICES   OUTSTANDING   EXERCISE PRICE   CONTRACTUAL LIFE   EXERCISABLE   EXERCISE PRICE
---------------   -----------   --------------   ----------------   -----------   --------------
     $0.05           425,463        $0.05              8.18           103,869         $0.05
     $0.22         1,521,627        $0.22              9.05            72,711         $0.22
     $0.32            10,935        $0.32              8.56             3,870         $0.32
     $0.33           207,750        $0.33              9.27               750         $0.33
     $1.00           394,500        $1.00              9.39            36,000         $1.00
     $1.33           689,877        $1.33              9.65                --            --
     $2.00         2,489,280        $2.00              9.87            19,995         $2.00
                   ---------                                          -------
                   5,739,432                                          237,195

13. REVENUES AND OTHER INCOME, NET

     The following table provides the components of revenues

                                                                          THREE MONTHS
                                      YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                 ----------------------------------   ---------------------
                                   1996        1997         1998        1998        1999
                                 --------   ----------   ----------   --------   ----------
                                                                           (UNAUDITED)
  Brokerage fees...............  $892,995   $1,042,729   $4,456,070   $526,597   $1,732,464
  Gain on sale of loans........        --           --    1,709,195         --    2,242,116
  Interest income on loans.....        --           --      666,281         --      827,061
                                 --------   ----------   ----------   --------   ----------
          Total revenues.......  $892,995   $1,042,729   $6,831,546   $526,597   $4,801,641
                                 ========   ==========   ==========   ========   ==========

     The following table provides the components of other income, net

                                                                   THREE MONTHS
                                   YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                 ----------------------------   ------------------
                                  1996      1997       1998      1998       1999
                                 -------   -------   --------   -------   --------
                                                                   (UNAUDITED)
Interest on short-term
  investments..................  $    --   $ 4,629   $237,187   $29,591   $ 62,440
Interest expense on non-
  warehouse facility
  borrowings...................   (3,438)   (7,036)   (63,861)   (9,055)   (26,327)
                                 -------   -------   --------   -------   --------
                                 $(3,438)  $(2,407)  $173,326   $20,536   $ 36,113
                                 =======   =======   ========   =======   ========

                                  E-LOAN, INC.

14. OPERATING EXPENSES

     The following table provides the detail of the Company's operating expenses classified by the following categories:

                                                                            THREE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                MARCH 31,
                                   -----------------------------------   ------------------------
                                     1996        1997         1998          1998         1999
                                   --------   ----------   -----------   ----------   -----------
                                                                               (UNAUDITED)
Compensation and benefits........  $378,149   $  923,766   $ 7,387,104   $  807,098   $ 3,693,125
Processing costs.................   394,977      624,210     1,219,869      245,278       185,859
Advertising and marketing........    11,430      360,524     5,118,727      424,202     3,256,821
Professional services............    11,201      125,010       307,854       50,673       401,696
Occupancy costs..................    77,037      107,652       374,794       55,509       247,792
Computer and internet............    23,775       42,693       248,929       68,158        42,834
General and administrative.......   103,032      230,960     1,510,618      183,168       805,446
Interest expense on warehouse
  borrowings.....................        --           --       758,031           --     1,031,262
Amortization of unearned
  compensation...................        --           --     1,251,000       44,000     6,554,000
                                   --------   ----------   -----------   ----------   -----------
         Total operating
           expenses..............  $999,601   $2,414,815   $18,176,926   $1,878,086   $16,218,835
                                   ========   ==========   ===========   ==========   ===========

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount for which the instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Fair value estimates are subjective in nature and involve uncertainties and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     At December 31, 1998 and March 31, 1999, the fair value of mortgage loans held-for-sale including the related commitments to sell those mortgage loans exceeds the carrying value of the mortgage loans held-for-sale by approximately $300,000 and $400,000 (unaudited), respectively. At December 31, 1998, and March 31, 1999, the fair value of commitments to originate mortgage loans and the related commitments to sell those loans resulted in an unrecognized gain of approximately $900,000 and $475,000 (unaudited), respectively. The fair value of mortgage loans held-for-sale are estimated using quoted market prices for similar loans or prices for mortgage backed securities backed by similar loans and the fair value of the commitments to originate and commitments to sell mortgage loans are estimated using quoted market prices.

     The carrying value of the Company's other financial instruments, including cash and cash equivalents, accounts receivable and all other financial assets and liabilities approximate their fair value because of the short-term maturity of those instruments or because they carry interest rates which approximate market.

16. SUBSEQUENT EVENTS (UNAUDITED)

     STOCK SPLIT

     In May 1999, the Company's Board of Directors effected a three-for-one stock split of the outstanding shares of Common Stock. All share and per share information included in these financial statements have been retroactively adjusted to reflect this stock split.

                                  E-LOAN, INC.

     INITIAL PUBLIC OFFERING AND CONCURRENT PRIVATE PLACEMENT

     In March 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of the initial public offering of the Company's common stock. Upon the completion of the offering, if requirements set forth in the Certificate of Incorporation are met, all of the Company's outstanding preferred stock will be converted into shares of common stock, and all such outstanding shares of preferred stock will be cancelled and retired. Upon the conversion of the preferred stock, all rights to accrued and unpaid dividends are waived. Additionally, upon the completion of the offering, the Company will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock.

     In May 1999, the Company entered into a stock purchase agreement with Forum Holdings, Inc. in which the Company agreed to sell shares of common Stock to Forum Holdings, Inc. equal to $12,500,000 divided by the initial public offering price less the underwriting discount. This sale of shares is conditioned on the closing of the Company's initial public offering.


     EMPLOYEE STOCK PURCHASE PLAN



     In March 1999, the Company's Board of Directors approved the 1999 Employee Stock Purchase Plan ("1999 Purchase Plan"). A total of 1,500,000 shares of common stock have been received for issuance under the 1999 Purchase Plan.


     STOCK OPTION PLAN

     On April 20, 1999, the Board of Directors of the Company voted to increase the authorized number of common stock options available for grant under the 1997 Stock Option Plan from 7,500,000 to 10,500,000. During April of 1999, the Company issued 542,055 additional stock options to employees. These options were issued at exercise prices less than the fair value of the common stock at the date of the grant. As a result the Company expects to record unearned compensation amount of approximately $3.3 million.

     SERIES D PREFERRED STOCK PURCHASE

     In February 1999, the Company sold 40,000 shares of Series D convertible and manditorily redeemable preferred stock at a price of $9.26 per share for aggregate proceeds of $370,520 to an officer of the Company in connection with his employment by the Company. This price was below the fair value of the common stock and resulted in a compensation charge in the amount of $1.55 million (unaudited) which is equal to the difference between the fair value of the Series D preferred stock and the price paid for these shares.

     COMMON STOCK ISSUED TO A FOUNDATION

     In May 1999, the Company donated 75,000 shares of common stock in connection with its establishment of a charitable foundation.

     WARRANT ISSUED

     In May 1999, the Company issued a warrant to purchase 75,000 shares of common stock at an exercise price equal to the lesser of $13.33 or the initial public offering price to a lender in connection with a warehouse agreement. This warrant expires May 21, 2000.

                                  UNDERWRITING


     E-LOAN, the selling stockholder and the Underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and DLJdirect Inc., are the representatives of the underwriters.



                                                              Number of
                        Underwriters                            Shares
                        ------------                          ----------
Goldman, Sachs & Co.........................................
Donaldson, Lufkin, & Jenrette Securities Corporation........
Hambrecht & Quist LLC.......................................
E*TRADE Securities, Inc. ...................................
DLJdirect Inc...............................................
          Total.............................................   3,500,000


                            ------------------------

     If the underwriters sell more than the total number set forth in the table above, the underwriters have an option to buy up to an additional 525,000 shares from E-LOAN to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table show the per share and total underwriting discounts and commissions to be paid to the underwriters by E-LOAN. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                               PAID BY E-LOAN
                                        ----------------------------
                                        NO EXERCISE    FULL EXERCISE
                                        -----------    -------------
Per Share.............................   $               $
          Total.......................   $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.


     E-LOAN and the selling stockholder have agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any grants under E-LOAN's existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.


     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among E-LOAN and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be E-LOAN's historical performance, estimates of the business potential and earnings prospects of E-LOAN, an assessment of E-LOAN's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The shares of common stock have been approved for quotation on the Nasdaq National Market under the symbol "EELN", subject to official notice of issuance.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     The underwriters have reserved for sale, at the initial public offering price, up to 300,000 shares of the common stock offered by this prospectus for certain individuals designated by E-LOAN who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     E-LOAN estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.4 million.


     E-LOAN and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.



     E*Trade Group, Inc., the parent company of E*TRADE Securities, Inc., an underwriter of the common stock offered hereby, purchased 200,000 shares of Series C preferred stock of E-LOAN for a total purchase price of $480,000 in connection with its exercise of the warrant issued to E*Trade Group pursuant to a marketing agreement with E-LOAN. The shares of Series C preferred stock held by E*Trade Group are convertible into 600,000 shares of common stock upon the completion of this offering on the same terms as the other investors in the private placement of E-LOAN's Series C preferred stock. DLJdirect Inc., an underwriter of the common stock offered hereby and a wholly owned subsidiary of Donaldson, Lufkin & Jenrette Securities Corporation, holds a warrant to purchase 53,996 shares of Series D preferred stock of E-LOAN at an exercise price of $9.26 per share that was issued pursuant to a marketing agreement with E-LOAN. DLJdirect intends to exercise this warrant prior to the completion of this offering. The shares of Series D preferred stock to be issued to DLJdirect upon the exercise of this warrant are convertible into 161,988 shares of common stock upon the completion of this offering on the same terms as the other investors in the private placement of E-LOAN's Series D preferred stock. These entities have agreed that they will not sell, transfer, assign or hypothecate such shares for 180 days after the date of this prospectus, except with the prior written consent of the representatives.

                              [INSIDE BACK COVER]

                            DESCRIPTION OF ARTWORK:

[HEADER: E-LOAN LOGO. TEXT UNDER LOGO READS:

     E-LOAN is proud to partner with these financial and real estate industry leaders by providing their customers with E-LOAN's mortgage products and services through loan centers on these websites: [there follows a table showing logos of 34 of E-LOAN's strategic partners, including]:

     E*Trade, DLJdirect, Yahoo!, CBS Marketwatch, SmartMoney.com, Insweb, Realty.com, USA Today, CCCHome.com, Credit.com, Financenter.com, Homes.com, HomeSmart USA, InvesTools, Moneyclub, Prism Mortgage Company, NetNoir, NeXTL, Newconstruction.com, NewRealty.com, Your New House, NextCard, Real Times, Thomson Investor Network, StockMaster, Talkway, Tegris, Telebank, West Bay Properties, SiebertNet, Owners.com, Ebtel Federal Credit Union, NetBank, Bankrate.com.]

     [Text underneath the table of logos reads:

     All of the companies listed here have consented to the use of their logos in this prospectus.]

----------------------------------------------------------
----------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                          Page
                                          ----
Prospectus Summary......................    1
Risk Factors............................    4
Forward Looking Statements..............   13
Use of Proceeds.........................   14
Dividend Policy.........................   14
Capitalization..........................   15
Dilution................................   17
Selected Financial Data.................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   19
Business................................   31
Management..............................   49
Certain Transactions....................   58
Principal and Selling Stockholders......   61
The Forum Holdings Private Placement....   64
Description of Capital Stock............   64
Shares Available for Future Sale........   69
Legal Matters...........................   70
Experts.................................   70
Available Information...................   70
Index to Financial Statements...........  F-1
Underwriting............................  U-1


     Through and including             , 1999 (25 days after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.

----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
                                3,500,000 Shares
                                  E-LOAN, INC.
                                  Common Stock
                             ----------------------

                                  E-Loan Logo

                             ----------------------
                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                               HAMBRECHT & QUIST

                            E*TRADE SECURITIES, INC.

                                 DLJDIRECT INC.


----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/ NMS listing fee.


SEC Registration Fee........................................  $   15,346
NASD Filing Fee.............................................       6,020
Nasdaq National Market Listing Fee..........................      95,000
Printing Costs..............................................     150,000
Legal Fees and Expenses.....................................     600,000
Accounting Fees and Expenses................................     400,000
Blue Sky Fees and Expenses..................................      10,000
Transfer Agent and Registrar Fees...........................      10,000
Miscellaneous...............................................     113,634
                                                              ----------
  Total.....................................................  $1,400,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of our current Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of our current Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among E-LOAN and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since our incorporation in August 1996, we have sold and issued the following securities:

      1. On September 30, 1996, we issued 12,000,000 shares of common stock to two founders for an aggregate consideration of $4,000.00. On September 30, 1996 we also issued 255,000 shares of common stock to two investors for an aggregate consideration of $85.00

      2. On June 10, 1997, we issued 428,635 shares of Series A preferred stock to nine investors for an aggregate consideration of $94,299.70.

      3. On December 17, 1997, we issued 430,207 shares of Series B preferred stock to twenty-two investors for an aggregate consideration of $412,998.72.

      4. On December 19, 1997, we issued 4,069,936 shares of Series C preferred stock to two accredited investors for an aggregate consideration of $4,999,997.77.

      5. On January 30, 1998, we issued 56,250 shares of common stock to two investors for an aggregate consideration of $18.76.

      6. On March 4, 1998, we issued a warrant for 15,000 shares of Series C preferred stock convertible into 45,000 shares of common stock to an equipment lessor in connection with a Master Lease Agreement. Such warrants have an exercise price of $2.00 per share.

      7. On March 20, 1998, we issued a warrant for 200,000 shares of Series C preferred stock to one of our marketing partners pursuant to a Marketing Agreement. Such warrants had an exercise price of $2.40 per share and were exercised on January 13, 1999 for aggregate consideration of $480,000.00

      8. On April 16, 1998, we issued 1,500 shares of common stock to one of our directors for services rendered valued at $325.00.

      9. On June 1, 1998, we issued 78,738 shares of common stock to one investor for an aggregate consideration of $19,683.24.

     10. On September 4, 1998, we issued 1,662,529 shares of Series D preferred stock to twelve accredited investors for an aggregate consideration of $15,400,006.14.

     11. On September 4, 1998, we issued a warrant for 53,996 shares of Series D preferred stock convertible into 161,988 shares of common stock to one of our marketing partners pursuant to a Marketing Agreement. Such warrant has an exercise price of $9.26 per share.

     12. On February 24, 1999, we issued 40,000 shares of Series D preferred stock to one of our officers for an aggregate consideration of $370,520 paid in cash.


     13. On May 20, 1999, we issued a warrant for 75,000 shares of common stock to a lender in connection with a warehouse line agreement. The warrant has an exercise price equal to the lesser of $13.33 per share and the initial public offering price per share.



     14. Since our incorporation, we have granted an aggregate of 8,227,811 options to purchase our common stock to employees, directors, and consultants with exercise prices ranging from $0.05 to $12.00.


     The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 12 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS.


     1.1*    Form of Underwriting Agreement.
     3.1*    Certificate of Incorporation of E-LOAN as currently in
             effect.
     3.2*    Form of Restated Certificate of Incorporation of E-LOAN to
             be filed immediately following the closing of the offering made under this Registration Statement.
     3.3*    Bylaws of E-LOAN.
     3.4*    Form of Bylaws of E-LOAN to be adopted immediately following the closing of the offering made under this Registration
             Statement.
     4.1*    Specimen Common Stock Certificate.
     5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
    10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers.

    10.2*    1997 Stock Plan and form of agreements thereunder.
    10.3*    1999 Employee Stock Purchase Plan and form of agreements
             thereunder.
    10.4*    Restated Investor Rights Agreement dated September 4, 1998 among E-LOAN and certain investors.
    10.5*    Warrant Agreement to Purchase Shares of the Series C
             Preferred Stock of E-LOAN, Inc. dated March 4, 1998.
    10.6*    Employment Agreement with Joseph Kennedy dated March 26,
             1999.
    10.7+    Marketing Agreement with DLJdirect, Inc. dated September 4,
             1998.
    10.8+    Co-Marketing Agreement with E*Trade Group, Inc. dated March
             26, 1998.
    10.9+    Marketing Agreement with MarketWatch.com dated February 8,
             1999.
    10.10*   Marketing Agreement with Prism Mortgage Company dated July
             6, 1998.
    10.11+   License Agreement with Yahoo!, Inc. dated September 1998 and amended in March 1999.
    10.12*   Warehousing Credit and Security Agreement with Bank United, a federal savings bank, dated February 3, 1999.
    10.13*   Broker Agreement with Citicorp Mortgage, Inc. dated
             September 23, 1997.
    10.14*+  Underwriting Review Agreement with CMAC Service Company dated September 3, 1998.
    10.15*   Warehouse Credit Agreement with Cooper River Funding, Inc.
             and GE Capital Mortgage Services, Inc. dated June 24, 1998 and Amended and Restated Note.
    10.16*   Loan Purchase Agreement with Countrywide Home Loans, Inc.
             dated September 25, 1998.
    10.17*   Conventional Loan Purchase Agreement with Crestar Mortgage
             Corporation dated July 1, 1998.
    10.18*   GMAC Mortgage Corporation Seller's Agreement for Residential
             Mortgage Loans with GMAC Mortgage Corporation dated July 1,
             1998.
    10.19*   Mortgage Loan Purchase and Sale Agreement with Greenwich
             Capital Financial Products, Inc. dated September 25, 1998.
    10.19A*  Master Loan and Security Agreement with Greenwich Capital
             Financial Products, Inc. dated May 20, 1999.
    10.19B*  Stock Purchase Warrant issued to Greenwich Capital Financial
             Products, Inc. dated May 20, 1999.
    10.20*   License, Staffing, Purchase and Sale Agreement with NetB@nk dated October 1, 1998.
    10.21*   Mortgage Loan Processing Agreement with NetB@nk dated
             October 1, 1998.
    10.22*   Wholesale Mortgage Purchase Agreement with PHH Mortgage
             Services Corporation dated June 1, 1998.
    10.23*   Underwriting Services Agreement with PMI Mortgage Services
             Co. Dated June 12, 1998.
    10.24*   Mortgage Purchase Agreement with Resource Bancshares
             Mortgage Group, Inc. dated May 1, 1998.
    10.25*   Mortgage Selling and Servicing Contract with Federal
             National Mortgage Association dated February 12, 1999.
    10.26*   Multi-Tenant Office Triple Net Lease with Creekside South
             Trust dated August 19, 1998.

    10.26A*  Second Amendment to Lease with Creekside South Trust dated
             March 25, 1999.
    10.27*   Alliance Agreement between E-LOAN, Inc., E-LOAN Europe BV
             and Stater BV dated March 19, 1999.
    10.28*   Lease Agreement between JTC and Palo Alto Funding Group,
             Inc. dated June 20, 1996.
    10.29*   Mortgage Loan Origination Agreement with Chase Home Mortgage
             Corporation dated November 30, 1992.
    10.30*   Correspondent Agreement with Citicorp Mortgage, Inc. dated
             June 15, 1998.
    10.31*   Conventional Wholesale Mortgage Purchase Agreement with
             Colonial Mortgage Company dated September 1, 1998.
    10.32*   Lender Associate Agreement with GreenPoint Mortgage dated
             November 9, 1998.
    10.33*   Correspondent Broker Agreement with New America Financial,
             Inc.
    10.34*   Correspondent Mortgage Services Agreement with PHH Mortgage
             Services Corporation dated May 20, 1998.
    10.35*   Correspondent Purchase Agreement with Prism Mortgage Company dated March 22, 1998.
    10.36*   Wholesale Lending Agreement with Union Federal Savings Bank of Indianapolis dated March 6, 1998.
    10.37*   Master Lease Agreement with Comdisco, Inc. dated March 4,
             1998.
    10.38*   Loan and Security Agreement with Silicon Valley Bank dated
             December 9, 1998.
    10.39*   Internet Data Center Services Agreement with Exodus
             Communications, Inc. dated November 10, 1997.
    10.40*   Marketing Agreement with PHH Mortgage Services Corporation dated January 19, 1998.
    10.41*+  Joint Venture Agreement with Softbank Corp. dated March 31,
             1999.
    10.42*   Stock Purchase Agreement with Forum Holdings, Inc. dated May
             20, 1999.
    11.1*    Statement regarding computation of per share earnings.
    23.1     Consent of PricewaterhouseCoopers LLP, Independent
             Accountants.
    23.2*    Consent of Counsel (included in Exhibit 5.1).
    24.1*    Power of Attorney.
    27.1*    Financial Data Schedule.

---------------
* Previously filed.

+ Confidential treatment requested.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on June 22, 1999.


                                          By:       /s/ CHRIS LARSEN
                                            ------------------------------------
                                              Chris Larsen
                                              Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



              SIGNATURE                                    TITLE                           DATE
              ---------                                    -----                           ----
          /s/ CHRIS LARSEN             Chief Executive Officer and Director            June 22, 1999
------------------------------------   (Principal Executive Officer)
            Chris Larsen

        /s/ JANINA PAWLOWSKI*          President and Director                          June 22, 1999
------------------------------------
          Janina Pawlowski

         /s/ FRANK SISKOWSKI           Chief Financial Officer                         June 22, 1999
------------------------------------   (Principal Financial and Accounting Officer)
           Frank Siskowski

       /s/ IRA M. EHRENPREIS*          Director                                        June 22, 1999
------------------------------------
          Ira M. Ehrenpreis

        /s/ ROBERT C. KAGLE*           Director                                        June 22, 1999
------------------------------------
           Robert C. Kagle

           /s/ TIM KOOGLE*             Director                                        June 22, 1999
------------------------------------
             Tim Koogle

         /s/ WADE RANDLETT*            Director                                        June 22, 1999
------------------------------------
            Wade Randlett

      *By: /s/ FRANK SISKOWSKI
-------------------------------------
           Frank Siskowski
          Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                         SEQUENTIALLY
  EXHIBIT                                                                  NUMBERED
  NUMBER                     DESCRIPTION OF DOCUMENT                         PAGE
  -------  ------------------------------------------------------------  ------------
  1.1*     Form of Underwriting Agreement.
  3.1*     Certificate of Incorporation of E-LOAN as currently in
           effect.
  3.2*     Form of Restated Certificate of Incorporation of E-LOAN to
           be filed immediately following the closing of the offering made under this Registration Statement.
  3.3*     Bylaws of E-LOAN.
  3.4*     Form of Bylaws of E-LOAN to be adopted immediately following the closing of the offering made under this Registration
           Statement.
  4.1*     Specimen Common Stock Certificate.
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
  10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
  10.2*    1997 Stock Plan and form of agreements thereunder.
  10.3*    1999 Employee Stock Purchase Plan and form of agreements
           thereunder.
  10.4*    Restated Investor Rights Agreement dated September 4, 1998 among E-LOAN and certain investors.
  10.5*    Warrant Agreement to Purchase Shares of the Series C
           Preferred Stock of E-LOAN, Inc. dated March 4, 1998.
  10.6*    Employment Agreement with Joseph Kennedy dated March 26,
           1999.
  10.7+    Marketing Agreement with DLJdirect, Inc. dated September 4,
           1998.
  10.8+    Co-Marketing Agreement with E*Trade Group, Inc. dated March
           26, 1998.
  10.9+    Marketing Agreement with MarketWatch.com dated February 8,
           1999.
  10.10*   Marketing Agreement with Prism Mortgage Company dated July
           6, 1998.
  10.11+   License Agreement with Yahoo!, Inc. dated September 1998 and amended in March 1999.
  10.12*   Warehousing Credit and Security Agreement with Bank United, a federal savings bank, dated February 3, 1999.
  10.13*   Broker Agreement with Citicorp Mortgage, Inc. dated
           September 23, 1997.
  10.14*+  Underwriting Review Agreement with CMAC Service Company dated September 3, 1998.
  10.15*   Warehouse Credit Agreement with Cooper River Funding, Inc.
           and GE Capital Mortgage Services, Inc. dated June 24, 1998
           Amended and Restated and Note.
  10.16*   Loan Purchase Agreement with Countrywide Home Loans, Inc.
           dated September 25, 1998.
  10.17*   Conventional Loan Purchase Agreement with Crestar Mortgage
           Corporation dated July 1, 1998.
  10.18*   GMAC Mortgage Corporation Seller's Agreement for Residential
           Mortgage Loans with GMAC Mortgage Corporation dated July 1,
           1998.

                                                                         SEQUENTIALLY
  EXHIBIT                                                                  NUMBERED
  NUMBER                     DESCRIPTION OF DOCUMENT                         PAGE
  -------  ------------------------------------------------------------  ------------
  10.19*   Mortgage Loan Purchase and Sale Agreement with Greenwich
           Capital Financial Products, Inc. dated September 25, 1998.
  10.19A*  Master Loan and Security Agreement with Greenwich Capital
           Financial Products, Inc. dated May 20, 1999.
  10.19B*  Stock Purchase Warrant issued to Greenwich Capital Financial
           Products, Inc. dated May 20, 1999.
  10.20*   License, Staffing, Purchase and Sale Agreement with NetB@nk dated October 1, 1998.
  10.21*   Mortgage Loan Processing Agreement with NetB@nk dated
           October 1, 1998.
  10.22*   Wholesale Mortgage Purchase Agreement with PHH Mortgage
           Services Corporation dated June 1, 1998.
  10.23*   Underwriting Services Agreement with PMI Mortgage Services
           Co. Dated June 12, 1998.
  10.24*   Mortgage Purchase Agreement with Resource Bancshares
           Mortgage Group, Inc. dated May 1, 1998.
  10.25*   Mortgage Selling and Servicing Contract with Federal
           National Mortgage Association dated February 12, 1999.
  10.26*   Multi-Tenant Office Triple Net Lease with Creekside South
           Trust dated August 19, 1998.
  10.26A*  Second Amendment to Lease with Creekside South Trust dated
           March 25, 1999.
  10.27*   Alliance Agreement between E-LOAN, Inc., E-LOAN Europe BV
           and Stater BV dated March 19, 1999.
  10.28*   Lease Agreement between JTC and Palo Alto Funding Group,
           Inc. dated June 20, 1996.
  10.29*   Mortgage Loan Origination Agreement with Chase Home Mortgage
           Corporation dated November 30, 1992.
  10.30*   Correspondent Agreement with Citicorp Mortgage, Inc. dated
           June 15, 1998.
  10.31*   Conventional Wholesale Mortgage Purchase Agreement with
           Colonial Mortgage Company dated September 1, 1998.
  10.32*   Lender Associate Agreement with GreenPoint Mortgage dated
           November 9, 1998.
  10.33*   Correspondent Broker Agreement with New America Financial,
           Inc.
  10.34*   Correspondent Mortgage Services Agreement with PHH Mortgage
           Services Corporation dated May 20, 1998.
  10.35*   Correspondent Purchase Agreement with Prism Mortgage Company dated March 22, 1998.
  10.36*   Wholesale Lending Agreement with Union Federal Savings Bank of Indianapolis dated March 6, 1998.
  10.37*   Master Lease Agreement with Comdisco, Inc. dated March 4,
           1998.
  10.38*   Loan and Security Agreement with Silicon Valley Bank dated
           December 9, 1998.

                                                                         SEQUENTIALLY
  EXHIBIT                                                                  NUMBERED
  NUMBER                     DESCRIPTION OF DOCUMENT                         PAGE
  -------  ------------------------------------------------------------  ------------
  10.39*   Internet Data Center Services Agreement with Exodus
           Communications, Inc. dated November 10, 1997.
  10.40*   Marketing Agreement with PHH Mortgage Services Corporation dated January 19, 1998.
  10.41*+  Joint Venture Agreement with Softbank Corp. dated March 31,
           1999.
  10.42*   Stock Purchase Agreement with Forum Holdings, Inc. dated May
           20, 1999.
  11.1*    Statement regarding computation of per share earnings.
  23.1     Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
  23.2*    Consent of Counsel (included in Exhibit 5.1).
  24.1*    Power of Attorney.
  27.1*    Financial Data Schedule.

---------------
* Previously filed.

+ Confidential treatment requested.